Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	)
	)	Chapter 11
)
ABITIBIBOWATER INC., et al.,	)	Case No. 09-11296 (KJC)
	)	Jointly Administered
Debtors.	)
)

FINDING OF FACTS, CONCLUSIONS OF LAW, AND ORDER CONFIRMING

DEBTORS’ SECOND AMENDED JOINT PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (AS AMENDED)

AbitibiBowater Inc. and its affiliated debtors and debtors-in-possession1 (collectively, the “Debtors” and together with their CCAA Debtor2 and non-Debtor affiliates, the “Company”) having, in each case on the terms and to the extent set forth in the applicable pleadings and orders:

(i)	filed voluntary petitions for relief commencing chapter 11 cases (the “Chapter 11 Cases”) under chapter 11 of the Bankruptcy Code on April 16, 2009 and, with respect to certain Debtors, on December 21, 2009 (together, the “Petition Date”);

(ii)	applied for protection from creditors under Canada’s Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended (the “CCAA”), in the Superior Court, Commercial Division, for the Judicial District of Montreal, Canada (the “Canadian Court” and the filing, the “Canadian Proceedings”) on April 17, 2009;

[1]	The Debtors in these cases are: AbitibiBowater Inc., AbitibiBowater US Holding 1 Corp., AbitibiBowater US Holding LLC, AbitibiBowater Canada Inc., Abitibi-Consolidated Alabama Corporation, Abitibi-Consolidated Corporation, Abitibi-Consolidated Finance LP, Abitibi Consolidated Sales Corporation, Alabama River Newsprint Company, Augusta Woodlands, LLC, Bowater Alabama LLC, Bowater America Inc., Bowater Canada Finance Corporation, Bowater Canadian Forest Products Inc., Bowater Canadian Holdings Incorporated, Bowater Canadian Limited, Bowater Finance Company Inc., Bowater Finance II LLC, Bowater Incorporated, Bowater LaHave Corporation, Bowater Maritimes Inc., Bowater Newsprint South LLC, Bowater Newsprint South Operations LLC, Bowater Nuway Inc., Bowater Nuway Mid-States Inc., Bowater South American Holdings Incorporated, Bowater Ventures Inc., Catawba Property Holdings, LLC, Coosa Pines Golf Club Holdings LLC, Donohue Corp., Lake Superior Forest Products Inc., Tenex Data Inc, ABH LLC 1 and ABH Holding Company LLC. However, Bowater Canada Finance Corporation (“BCFC”) has withdrawn its plan of reorganization and is no longer a proponent of the Plan. Accordingly, nothing contained in this Confirmation Order shall be deemed to constitute confirmation of the Plan or any other plan of reorganization with respect to BCFC. All references herein to, inter alia, the Debtors, the Reorganized Debtors, and the Classes under the Plan exclude BCFC.
[2]	Capitalized terms used and not otherwise defined herein shall have those meanings ascribed to them in the Plan (as defined herein), a copy of which is attached as Exhibit 1 hereto.

(iii)	filed for ancillary relief in Canada seeking provisional relief in support of the Chapter 11 Cases under section 18.6 of the CCAA;

(iv)	filed petitions under chapter 15 of the Bankruptcy Code (the “Chapter 15 Cases”) seeking relief in support of the Canadian Proceedings;

(v)	continued to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code, and no trustee or examiner having been appointed in the Chapter 11 Cases;

(vi)	obtained approval of a cross-border insolvency protocol (the “Cross-Border Protocol”) from the Bankruptcy Court and the Canadian Court on July 27, 2009 and July 28, 2009, respectively;

(vii)	filed the Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Dkt. No. 2070] on May 4, 2010;

(viii)	filed a version of the CCAA Debtors’ Plan of Reorganization and Compromise in the Canadian Proceedings also on May 4, 2010;

(ix)	filed the Debtors’ First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Dkt. No. 2199] on May 24, 2010;

(x)	filed the Disclosure Statement for Debtors’ First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Dkt. No. 2200] also on May 24, 2010;

(xi)	filed the CCAA Debtors’ Plan of Reorganization and Compromise (the “CCAA Plan”) in the Canadian Proceedings on May 24, 2010;

(xii)	filed the CCAA Debtors’ Information Circular Pertaining to the Plan of Reorganization and Compromise (the “Information Circular”) in the Canadian Proceedings on May 24, 2010;

(xiii)	filed the Debtors’ Motion to Approve (I)(A) Bid Procedures and Bid Protections With Respect to an Auction in Connection With the Debtors’ Rights Offering; (B) Scheduling an Auction and Hearing; (C) Approving the Form and Manner of Notice Thereof; and (D) Approving the Release of Certain Claims Pursuant to Bankruptcy Rule 9019; and (II) Authorizing the Debtors to (A) Enter Into a Backstop Commitment Agreement (as amended, the “Backstop Commitment Agreement”) and (B) Make Certain Payments Thereunder [Dkt. No. 2201] also on May 24, 2010;

(xiv)	obtained approval of bidding procedures with respect to the Backstop Commitment Agreement by that certain Order (A) Approving Bid Procedures and Bid Protections With Respect to an Auction in Connection With the Debtors’ Rights Offering; (B) Scheduling an Auction and Hearing; (C) Approving the Form and Manner of Notice Thereof; and (D) Approving a Stipulation Regarding Certain Claims [Dkt. No. 2452] on June 22, 2010;

(xv)	obtained approval of the Backstop Commitment Agreement by that certain Order (With Revisions) Authorizing the Debtors to Enter into the Commitment Agreement [Dkt. No. 2502] on June 25, 2010;

(xvi)	obtained an order from the Canadian Court (the “Creditors’ Meeting Order”) on July 9, 2010, which accepted the filing of the CCAA Plan and Information Circular and authorized and directed the Canadian Debtors to convene a meeting of their creditors (the “Canadian Creditors’ Meeting”);

(xvii)	filed the Debtors’ Emergency Motion for an Order Authorizing the Debtors to Enter Into the First Amendment to the Backstop Commitment Agreement [Dkt. No. 2696] on July 22, 2010;

(xviii)	filed the Debtors’ Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (as amended, the “Plan”) [Dkt. No. 2796] on August 2, 2010;

(xix)	filed the Second Amended Disclosure Statement for Debtors’ Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (as amended, the “Disclosure Statement”) [Dkt. No. 2797] also on August 2, 2010;

(xx)	obtained approval of a certain first amendment to the Backstop Commitment Agreement by that certain Order Authorizing the Debtors to Enter Into the First Amendment to the Backstop Commitment Agreement [Dkt. No. 2794] also on August 2, 2010;

(xxi)	obtained approval of the Disclosure Statement by that certain Corrected Order (I) Approving the Disclosure Statement; (II) Approving the Form and Contents of the Solicitation Package; (III) Approving the Form and Manner of Notice of the Confirmation Hearing; (IV) Approving Procedures for Distribution of Solicitation Packages; (V) Approving Procedures For Vote Tabulations; (VI) Approving the Cross-Border Voting Protocol; (VII) Approving the Form and Contents of the Subscription Packages for a Rights Offering; (VIII) Approving Procedures for Participating in Rights Offering; (IX) Establishing a Record Date, a Voting Deadline for Receipt of Ballots and an Expiration Date for the Rights Offering; (X) Establishing the Deadline and Procedures For Filing Objections to Confirmation of The Plan and Asserted Cure Amounts for Executory Contracts and Unexpired Leases that May be Assumed as Part of the Plan; and (XI) Granting Related Relief (the “Disclosure Statement Approval Order”) [Dkt. No. 2824] on August 3, 2010, which Disclosure Statement Approval Order also approved, among other things, solicitation procedures with respect to the Plan (the “Solicitation Procedures”), related notices, forms, Ballots and Master Ballots (collectively, the “Solicitation Materials”), the procedures for participating in the Rights Offering (the “Rights Offering Procedures”), and related notices and forms with respect to the Rights Offering (collectively, the “Rights Offering Materials”);

(xxii)	received objections to the Plan, and joinders thereof, between August 20, 2010 and October 19, 2010 (collectively, and as further supplemented, the “Plan Objections”) [Dkt. Nos. 2991, 3138, 3145, 3178, 3193, 3194, 3195, 3196, 3197, 3198, 3202, 3209, 3221, 3223, 3224, 3277, 3284, 3293, 3430, 3431, 3434, 3435, 3436, 3437, 3452, 3471, 3540 and 3613];

(xxiii)	completed, through the notice, claims and subscription agent and the Monitor, distribution of the Solicitation Materials and the Rights Offering Materials, consistent with the Bankruptcy Code, the Bankruptcy Rules, the Disclosure Statement Approval Order, the Solicitation Procedures, the Rights Offering Procedures and the Backstop Commitment Agreement, as evidenced by the Affidavit of Service of Solicitation and Subscription Rights Mailing (the “Solicitation Affidavit”) dated September 13, 2010 [Dkt. No. 3307];

(xxiv)	filed the Motion for an Order Pursuant to Sections 105(a), 363(b) and 364(b) of the Bankruptcy Code and Bankruptcy Rule 6004 for Authority to (A) Enter into an Asset-Based Facility Commitment Letter (the “ABL Exit Financing Commitment Letter”) and Related Fee Letters, (B) Pay Associated Fees and Expenses, and (C) Furnish Related Indemnities [Dkt. No. 2851] on August 6, 2010;

(xxv)	filed the Motion Pursuant to Sections 363(b) and 503(b)(1) of the Bankruptcy Code and Bankruptcy Rules 2002 and 6004 for an order Authorizing the Debtors to (I) Enter Into Certain Agreement in Connection with Anticipated Exit Financing (the “High Yield Exit Facility”), (II) Incur and Pay Related Fees and (III) Form a Special Purpose Issuer (the “Escrow Issuer”) [Dkt. No. 2848] also on August 6, 2010;

(xxvi)	obtained approval of commitment and engagement letters for the ABL Exit Financing Facility by that certain Order Authorizing the Debtors to (A) Enter into an Asset-Based Facility Commitment Letter and Related Fee Letters, (B) Pay Associated Fees and Expenses, and (C) Furnish Related Indemnities [Dkt. No. 3013] on August 24, 2010;

(xxvii)	obtained approval of an agreement related to the Exit Financing Facilities by that certain Order Authorizing the Debtors to (I) Enter Into Certain Agreement in Connection with Anticipated Exit Financing, (II) Incur and Pay Related Fees and Expenses as Administrative Expenses and (III) Form a Special Purpose Issuer [Dkt. No. 3015] also on August 24, 2010;

(xxviii)	filed a notice of proposed Cure amounts for Executory Contracts to be assumed under the Plan (the “Cure Notice”) [Dkt. No. 3074] on August 30, 2010;

(xxix)	received the Amended Forty-Ninth Report of the Monitor regarding certain claims relating to BCFC on September 9, 2010 [Dkt. No. 3403];

(xxx)	caused notices to be published, including a notice regarding the Confirmation Hearing to be published in the New York Times on August 27, 2010, as evidenced by the Notice of Filing of Affidavits of Publication Regarding Notice of (I) Approval of Disclosure Statement, (II) Hearing to Consider Confirmation of the Plan, and (III) Last Date and Procedures for Filing Objections to Confirmation of the Plan, dated September 21, 2010 (the “Publication Affidavit”) [Dkt. No. 3355];

(xxxi)	filed the various documents comprising the Plan Supplements [Dkt. Nos. 3093 and 3122] on September 1, 2010 and September 3, 2010 (as amended by Dkt. Nos. 3109, 3187, 3245, 3334, 3335, 3425, 3732 and 3869 and as may be further amended from time to time prior to the Effective Date in accordance with the Plan);

(xxxii)	submitted the various CCAA Plan supplements in the Canadian Proceedings on September 2, 2010 and September 3, 2010 (as amended);

(xxxiii)	submitted the First CCAA Plan Amendment in the Canadian Proceedings on September 10, 2010;

(xxxiv)	held the Canadian Creditors Meeting in Montreal, Quebec on September 14, 2010, at which creditors of the CCAA Debtors voted on the CCAA Plan;

(xxxv)	received the Fifty-Eighth Report of the Monitor, which summarized the voting results regarding the CCAA Plan and set forth the Monitor’s recommendation regarding the sanctioning of the CCAA Plan, on September 20, 2010 [Dkt. No. 3365];

(xxxvi)	held a hearing (the “Sanction Hearing”) before the Canadian Court beginning on September 20, 2010 to consider sanctioning of the CCAA Plan;

(xxxvii)	filed the Declaration of Stephanie Kjontvedt of Epiq Bankruptcy Solutions, LLC Regarding Voting on, and Tabulation of, Ballots Accepting and Rejecting the Debtors’ Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Voting Report”) [Dkt. No. 3354] on September 20, 2010;

(xxxviii)	filed a notice reducing the size of the Rights Offering (the “Reduction Notice”) with respect to the Rights Offering [Dkt. No. 3361] on September 21, 2010 and having terminated the Backstop Commitment Agreement on October 13, 2010;

(xxxix)	filed the Debtors’ Memorandum of Law in Support of Confirmation of Debtors’ Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (as Amended) (the “Confirmation Brief”) [Dkt. No. 3375] also on September 21, 2010;

(xl)	filed the Declaration of Steven Zelin of The Blackstone Group in Support of Confirmation of Debtors’ Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (as Amended) (the “Zelin Declaration”) [Dkt. No. 3376] also on September 21, 2010;

(xli)	filed the Debtors’ Omnibus Reply to Objections to Confirmation of Debtors’ Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (as Amended) (the “Confirmation Reply”) [Dkt. No. 3378] also on September 21, 2010;

(xlii)	filed the Declaration of William G. Harvey in Support of Confirmation of Debtors’ Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (as Amended) (the “Harvey Declaration”) [Dkt. No. 3377] also on September 21, 2010;

(xliii)	received the Statement of the Official Committee of Unsecured Creditors in Support of Confirmation of Debtors’ Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Dkt. No. 3398] on September 22, 2010;

(xliv)	obtained a final order from the Canadian Court with respect to certain alleged claims held by BCFC against the Canadian Debtors by that certain Order dated September 23, 2010 (the “Claims Order”) for the reasons set forth in that certain Reasons for Judgment Rendered September 20, 2010 on Motion for Advice and Directions;

(xlv)	obtained a final order from the Canadian Court sanctioning the CCAA Plan by that certain Reasons for Judgment on Sanction Order also dated September 23, 2010 (the “Sanction Order”);

(xlvi)	filed a post-trial letter brief (the “Letter Brief”) [Dkt. No. 3695] on October 29, 2010; and

(xlvii)	received post-trial letter briefs from, among others, the Creditors Committee (the “Committee Letter Brief”) [Dkt. No. 3697] also on October 29, 2010.

This Court having:

(i)	entered the Disclosure Statement Approval Order;

(ii)	held hearings to consider Confirmation of the Plan on September 24, 2010, September 30, 2010, October 7, 2010, October 8, 2010, October 19, 2010, November 5, 2010, November 9, 2010, November 12, 2010, and November 18, 2010 (the “Confirmation Hearing”);

(iii)	reviewed the Disclosure Statement, the Plan, the Plan Supplements, the Confirmation Brief, the Confirmation Reply, the Voting Report, the Zelin Declaration, the Harvey Declaration, the Letter Brief, and all other pleadings, evidence, exhibits, statements, documents, and filings regarding Confirmation of the Plan;

(iv)	heard and considered the statements of counsel and all other testimony and evidence proffered and / or adduced at the Confirmation Hearing and in respect of Confirmation of the Plan;

(v)	rendered an Opinion on Confirmation (the “Confirmation Opinion”) [Dkt. No. 3931] on November 22, 2010 which set forth the findings of fact and conclusions of law for overruling the Plan Objections and confirming the Plan; and

(vi)	entered an Order Overruling Plan Objections (the “Plan Objection Order”) [Dkt. No. 3932] also on November 22, 2010 which overruled any and all objections to the Plan and all statements and reservations of rights not previously consensually resolved or withdrawn.

NOW, THEREFORE, it appearing to this Court that notice of the Confirmation Hearing and the opportunity for any Person to object to Confirmation have been adequate and appropriate as to all Persons, including, without limitation, all Persons affected or to be affected by the Plan and the transactions contemplated thereby, and the legal and factual bases set forth in the documents filed in support of Confirmation and presented at the Confirmation Hearing establish just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefor, this Court hereby makes and issues the following findings of fact, conclusions of law, and orders:3

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A.	Jurisdiction and Venue

1. On the Petition Date, each Debtor commenced a Chapter 11 Case by filing a voluntary petition for relief under chapter 11 of the Bankruptcy Code. The Debtors were and are qualified to be debtors under section 109 of the Bankruptcy Code. By orders of the Bankruptcy Court [Dkt. Nos. 61 and 1567], the Chapter 11 Cases are being jointly administered pursuant to

[3]	This Confirmation Order constitutes this Court’s findings of fact and conclusions of law under Fed. R. Civ. P. 52, as made applicable by Bankruptcy Rules 7052 and 9014. Any and all findings of fact shall constitute findings of fact even if they are stated as conclusions of law, and any and all conclusions of law shall constitute conclusions of law even if they are stated as findings of fact. Further, any findings of fact and conclusions of law announced on the record in open court are incorporated by reference herein.

Bankruptcy Rule 1015. Venue in the District of Delaware was proper as of the Petition Date and continues to be proper. Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b). This Court has subject matter jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334, and this Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

B.	Judicial Notice; Confirmation Opinion

2. This Court takes judicial notice of the Disclosure Statement, the Plan, the Plan Supplements, the Confirmation Brief, the Voting Report, the Zelin Declaration, the Harvey Declaration, the Letter Brief, all other pleadings, exhibits, statements, documents, and filings in the Chapter 11 Cases, and the record made at prior hearings, including all evidence and arguments made, proffered, or adduced during the pendency of the Chapter 11 Cases (the “Docket”). The Court’s findings of fact and conclusions of law set forth in the Confirmation Opinion and the Plan Objection Order shall be fully incorporated herein by reference and made a part of this Confirmation Order. This Court also finds that the Plan is dated and identifies the Plan’s proponents, thereby satisfying Bankruptcy Rule 3016(a).

C.	Burden of Proof

3. The Debtors, as the Plan proponents, have met their burden of proving the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard in this Court. This Court also finds that the Debtors have satisfied the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by clear and convincing evidence.

D.	Solicitation and Subscription Procedures Authorization

4. On August 3, 2010, this Court entered the Disclosure Statement Approval Order, which, among other things: (a) approved the Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code; (b) approved the form and contents of the Solicitation Materials; (c) approved the form and manner of notice of the Confirmation Hearing; (d) approved procedures for distribution of Solicitation Materials; (e) approved procedures for vote tabulations; (f) approved the Cross-Border Claims Voting Protocol; (g) approved the form and contents of the Rights Offering Materials; (h) approved procedures for participating in the Rights Offering; (i) established a record date, a Voting Deadline for receipt of Ballots and an expiration date for the Rights Offering; and (j) established the deadline and procedures for filing objections to Confirmation of the Plan and asserted Cure amounts for executory contracts and unexpired leases that may be assumed as part of the Plan.

E.	Service of Solicitation Materials; Notice; Voting Report

5. As evidenced in the Solicitation Affidavit, the Debtors complied with the service requirements and procedures with respect to solicitation of votes, and distribution of notices of non-voting status or other notices as approved in the Disclosure Statement Approval Order, including with respect to solicitation and noticing to the Cross-Border Debtors in accordance with the Cross-Border Claims Voting Protocol. No objections were filed with respect to the Solicitation Affidavit.

6. On September 20, 2010, the Voting Report certifying the method and results of the Ballot tabulation for each of the Classes to accept or reject the Plan was filed with this Court.

7. All procedures used to (a) provide notice and distribute Solicitation Materials to the applicable holders of Claims and Interests and (b) tabulate the Ballots were fair and conducted in accordance with the Disclosure Statement Approval Order, the Cross-Border Claims Voting Protocol, the Bankruptcy Code, the Bankruptcy Rules, the local rules of this Court, and all other applicable orders, and federal, state, and local laws, rules, and regulations (collectively, the “Applicable Laws”).

8. As evidenced by the Voting Report, all Ballots and Master Ballots were properly tabulated, and votes for acceptance and rejection of the Plan were solicited in good faith and complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, the Disclosure Statement Approval Order, the Cross-Border Claims Voting Protocol, all applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and all other Applicable Laws.

9. As evidenced by the Voting Report, which incorporates an affidavit by the Monitor appointed in the CCAA Proceeding, the votes of the Cross-Border Debtors were properly solicited and tabulated in good faith in accordance with the Cross-Border Claims Voting Protocol.

10. Each of the Debtors and, to the extent applicable, their respective affiliates, agents, directors, members, partners, officers, employees, advisors, and attorneys have solicited votes on the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Disclosure Statement Approval Order, and all other Applicable Laws.

F.	Service of Subscription Materials; Notice

11. As evidenced by the Zelin Declaration, the Debtors complied with the service requirements and procedures with respect to distribution of subscription forms and notices with respect to the Rights Offering as approved in the Disclosure Statement Approval Order.

12. All subscription forms for the Rights Offering were properly served, and Eligible Holders’ participation in the Rights Offering was sought in good faith and in compliance with the Disclosure Statement Approval Order, all applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and all other Applicable Laws.

G.	Canadian Court Order regarding BCFC; Monitor Report

13. The Amended Forty-Ninth Report of the Monitor reported on intercompany transactions among BCFC and other Debtors and their affiliates, and concluded that the transactions described therein did not appear to give rise to any intercompany debt owing by any of the Debtors or their affiliates to BCFC. On September 20, 2010, the Canadian Court issued the Claims Order ruling that BCFC does not hold any Intercompany Claims against the Canadian Debtors. No appeals were filed with respect to the Claims Order and it became a final order on October 11, 2010.

H.	CCAA Creditors Meeting; Sanction Order; Monitor Report

14. As evidenced by the Voting Report, creditors of each CCAA Debtor except for BCFC voted to accept the CCAA Plan at the Canadian Creditors Meeting held on September 14, 2010. The Fifty-Eighth Report of the Monitor reviewed the Plan and CCAA Plan and recommended that, among other things, the Canadian Court sanction the CCAA Plan. On September 23, 2010, the Canadian Court entered the Sanction Order at the Sanction Hearing, sanctioning the CCAA Plan with respect to each CCAA Debtor except for BCFC. No appeals were filed with respect to the Sanction Order and it became a final order on October 14, 2010.

I.	Confirmation Hearing Notice

15. As evidenced in the Publication Affidavit, the Debtors published a notice of the Confirmation Hearing in the New York Times on August 27, 2010.

J.	Voting Results

16. Classes 6A-HH (excluding 6M) and Classes 7A-HH (excluding 7M) are Impaired under the Plan and holders of Claims in such Classes are eligible to vote on the Plan. As evidenced by the Voting Report, which is incorporated herein by reference, each of the foregoing voting Classes voted to accept the Plan, except for Class 7V, or is deemed to accept the Plan in accordance with the terms of the Plan.

K.	Classes Deemed to Have Accepted the Plan

17. Classes 1A-HH (excluding 1M), 2A-G, 3A-G, 4A-G and 5A-HH (excluding 5M) are unimpaired under the Plan and the holders of Claims in such Classes are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. In addition, holders of Claims and Interests in Class 8 are Plan proponents and therefore also are deemed to have accepted the Plan.

L.	Classes Deemed to Have Rejected the Plan

18. Classes 9A and 9D are Impaired under the Plan and the holders of Claims and Interests in such Classes will not receive or retain any property under the Plan on account of such Claims and Interests. Accordingly, such holders are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

M.	Plan Supplements

19. The documents identified in the Plan Supplements were filed as required and were modified and supplemented in accordance with the Plan and Applicable Laws. Notice of such documents was good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Disclosure Statement Approval Order, and no other or further notice is or shall be required. The Debtors are authorized to modify and amend the Plan Supplements in accordance with the Plan through and including the Effective Date, and to take all actions necessary and appropriate to effect the transactions contemplated therein through, including and following the Effective Date.

N.	Compliance with the Requirements of Section 1129 of the Bankruptcy Code

(i)	Section 1129(a)(1)—Compliance of the Plan with Applicable Provisions of the Bankruptcy Code

20. The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code, including, without limitation, sections 1122 and 1123 of the Bankruptcy Code.

(ii)	Sections 1122 and 1123(a)(1)—Proper Classification

21. Article II of the Plan designates Classes of Claims and Interests other than Administrative Claims and Priority Tax Claims (which are not required to be designated pursuant to section 1123(a)(1) of the Bankruptcy Code). As required by section 1122(a) of the Bankruptcy Code, each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class. Valid reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan. The Plan, therefore, satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

(iii)	Sections 1123(a)(2) and 1123(a)(3)—Specified Unimpaired and Impaired Classes

22. Article II of the Plan specifies that Claims in Classes 1A-1HH (excluding 1M), 2A-2G, 3A-3G, 4A-4G and 5A-5HH (excluding 5M) are unimpaired. DIP Facility Claims, Securitization Claims, Administrative Claims, and Priority Tax Claims, which are not classified under the Plan, also are unimpaired. Article II of the Plan further specifies the treatment of each Impaired Class under the Plan, which are Classes 6A-6HH (excluding 6M), 7A-7HH (excluding 7M), 8A-8HH (excluding 8M) and 9A and 9D. The Plan, therefore, satisfies sections 1123(a)(2) and 1123(a)(3) of the Bankruptcy Code.

(iv)	Section 1123(a)(4)—No Discrimination

23. Article II of the Plan provides the same treatment for each Claim or Interest within a particular Class unless the holder of a particular Claim or Interest has agreed to a less favorable treatment with respect to such Claim or Interest. The Plan, therefore, satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code.

(v)	Section 1123(a)(5)—Adequate Means for Implementation of the Plan

24. The Plan, the various documents and agreements set forth in the Plan Supplements and other related documents provide adequate and proper means for the Plan’s implementation, including, without limitation: (a) formation and corporate governance of the Reorganized Debtors; (b) issuance of the New ABH Common Stock; (c) entry into the Exit Financing Facilities; (d) upon the funding of the Exit Financing Facilities on the Effective Date, sufficient Cash to make all payments required to be made on the Effective Date or otherwise prescribed pursuant to the terms of the Plan; (e) authorization of corporate and limited liability action, including the Restructuring Transactions; (f) authorization to effectuate documents and further transactions; (g) exemption from certain transfer taxes and recording fees; and (h) to the extent provided in the Plan, cancellation of certain Claims and Interests and the securities or indentures related thereto. The Plan, therefore, satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code.

(vi)	Section 1123(a)(6)—Non-Voting Equity Securities

25. The New ABH Common Stock to be issued under the Plan shall constitute voting securities. Additionally, Article VI of the Plan provides that the Amended Certificates of Incorporation and Bylaws of the Reorganized Debtors as indicated in Plan Supplements 4A and

B, shall comply with the provisions of the Plan and the Bankruptcy Code and include, among other things, a provision prohibiting the issuance of nonvoting equity securities. The Plan, therefore, satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code.

(vii)	Section 1123(a)(7)—Designation of Directors and Officers

26. Section 6.7 of the Plan describes the manner of selection of directors and officers of the Reorganized Debtors. The identity and affiliations of any person proposed to serve as a director or officer of Reorganized AbitibiBowater Inc. have been disclosed in Plan Supplement 5A. In accordance with Section 6.7 of the Plan, unless otherwise provided in Plan Supplement 5B, the directors and officers of the Debtors (other than AbitibiBowater Inc.) shall continue to serve in such capacities with respect to the Reorganized Debtors after the Effective Date. The identity and affiliations of any person proposed to serve as a director, manager or officer of any Reorganized Debtor (other than AbitibiBowater Inc.) have been disclosed in Plan Supplement 5B. The selection of each such director, manager, or officer is consistent with the interests of creditors, equity security holders, Applicable Law, and public policy. The Plan, therefore, satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code.

(viii)	Section 1123(b)—Discretionary Contents of the Plan

27. The other provisions of the Plan, including, without limitation, those relating to the allowance of the 8.00% Convertible Notes Guaranty Claims, executory contracts and unexpired leases, Disputed Claims and the releases, are appropriate and consistent with the applicable provisions of the Bankruptcy Code. The Plan, therefore, satisfies the requirements of section 1123(b) of the Bankruptcy Code.

(2)	Section 1129(a)(2)—the Debtors’ Compliance with Applicable Provisions of the Bankruptcy Code

28. The Debtors, as Plan proponents, have complied with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(2) of the Bankruptcy Code, including, without limitation, sections 1125 and 1126 of the Bankruptcy Code and Bankruptcy Rules 3017, 3018, and 3019. In particular, the Debtors are eligible debtors under section 109 of the Bankruptcy Code and proper Plan proponents under section 1121(a) of the Bankruptcy Code. Furthermore, the solicitation of acceptances or rejections of the Plan and solicitation of participation in the Rights Offering: (a) complied with the Disclosure Statement Approval Order; (b) complied with all Applicable Laws governing the adequacy of disclosure in connection with such solicitation; and (c) occurred only after disclosing “adequate information,” as section 1125(a) of the Bankruptcy Code defines that term, to holders of Claims and Interests. The Debtors, and their respective affiliates, agents, directors, members, partners, officers, employees, advisors, and attorneys, each in their capacities as such, have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code. The Plan, therefore, satisfies the requirements of section 1129(a)(2) of the Bankruptcy Code.

(3)	Section 1129(a)(3)—Proposal of Plan in Good Faith

29. Based on the record before this Court, including all testimony and evidence proffered or adduced at or prior to the Confirmation Hearing, the Debtors have proposed the Plan in good faith and not by any means forbidden by law. Consistent with the overriding purpose of chapter 11 of the Bankruptcy Code, the Plan maximizes recoveries to creditors through the Debtors’ reorganization, with a capital structure and sufficient liquidity necessary to effectuate the Plan and otherwise conduct their business in the ordinary course. In so determining, this Court has examined the totality of the circumstances surrounding the filing of the Chapter 11

Cases, the Plan itself, the process leading to the formulation of the Plan and Confirmation, and the Plan Objections. The Chapter 11 Cases were filed, and the Plan (including the allowance of the 8.00% Convertible Notes Guaranty Claim) was proposed, with the legitimate purpose of allowing the Debtors to reorganize and emerge from bankruptcy with a capital structure that will allow them to satisfy their obligations with sufficient liquidity and capital resources. The Plan, therefore, satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code.

(4)	Section 1129(a)(4)—Bankruptcy Court Approval of Certain Payments as Reasonable

30. Payments made or to be made by the Debtors for services or for costs and expenses in connection with the Chapter 11 Cases prior to Confirmation, or in connection with the Plan and incidental to the Chapter 11 Cases, including Claims for professional fees, have been subject to review by a fee auditor appointed in the Chapter 11 Cases and have been approved by, or are subject to the approval of, this Court as reasonable. After the Effective Date, the Court will retain jurisdiction with respect to applications for allowance of professionals’ fees and expenses incurred up to and through the Effective Date, and the fee auditor will continue to perform its services. The Plan, therefore, satisfies the requirements of section 1129(a)(4) of the Bankruptcy Code.

(5)	Section 1129(a)(5)—Disclosure of Identity of Proposed Management and Compensation of Insiders and Consistency of Management Proposals with the Interests of Creditors and Public Policy

31. The Debtors have provided requisite disclosures regarding proposed directors and officers of the Reorganized Debtors following Confirmation, as required by section 1129(a)(5)(A) of the Bankruptcy Code, and have also disclosed the nature of compensation of insiders (as section 101 of the Bankruptcy Code defines that term) who will be employed or retained by the Reorganized Debtors, as required by section 1129(a)(5)(B) of the Bankruptcy Code. The Plan, therefore, satisfies the requirements of section 1129(a)(5) of the Bankruptcy Code.

(6)	Section 1129(a)(6)—Approval of Rate Changes

32. The Plan does not contain any rate changes subject to the jurisdiction of any governmental regulatory commission and will not require governmental regulatory approval. Therefore, section 1129(a)(6) of the Bankruptcy Code does not apply to the Chapter 11 Cases.

(7)	Section 1129(a)(7)—Best Interests of Creditors and Interest Holders

33. The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The Liquidation Analysis attached as Exhibit C to the Disclosure Statement, the Zelin Declaration and the other evidence related thereto, as supplemented by the evidence proffered or adduced at or prior to the Confirmation Hearing, including the methodology used and assumptions made in the Liquidation Analysis, (a) are persuasive and credible as of the dates such evidence was prepared, presented or proffered, (b) have not been controverted by other persuasive evidence and have not been challenged, (c) are based upon reasonable and sound assumptions, and (d) provide a reasonable estimate of the liquidation value of each of the Debtors’ Estates upon a conversion to a chapter 7 proceeding.

34. With respect to each Impaired Class, each holder of an Allowed Claim or Interest in an Impaired Class has accepted the Plan or will receive under the Plan on account of its respective Claim or Interest property of a value, as of the Effective Date, that is not less than the amount that each such holder would have received if the Debtors were to have liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. The Plan, therefore, satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code.

(8)	Section 1129(a)(8)—Acceptance of the Plan by Each Impaired Class

35. Section 1129(a)(8) of the Bankruptcy Code is satisfied with respect to (i) Classes 1A-1HH (excluding 1M), 2A-2G, 3A-3G, 4A-4G and 5A-5HH (excluding 5M), which are unimpaired and are conclusively presumed to have accepted the Plan, (ii) Classes 8A-HH (excluding 8M), which comprise Claims and Interests held by Plan proponents and are presumed to have accepted the Plan, and (iii) Classes 6A-HH (excluding 6M) and 7A-HH (excluding 7M), which are Impaired and have, except for Class 7V4, voted to accept the Plan or are deemed to have accepted the Plan. Section 1129(a)(8) of the Bankruptcy Code is not satisfied with respect to Classes 9A and 9D, which will not receive any distribution or retain any property and, therefore, are deemed to have rejected the Plan (the “Rejecting Classes”); however, as set forth below, the Plan satisfies section 1129(b) of the Bankruptcy Code with respect to the Rejecting Classes.

(9)	Section 1129(a)(9)—Treatment of Claims Entitled To Priority Pursuant To Section 507(a) of the Bankruptcy Code

36. The treatment of Administrative Claims, as set forth in Section 2.3 of the Plan, and Priority Tax Claims, as set forth in Section 2.4 of the Plan, is in accordance with the requirements of section 1129(a)(9) of the Bankruptcy Code. The Plan, therefore, satisfies section 1129(a)(9) of the Bankruptcy Code.

(10)	Section 1129(a)(10)—Acceptance By At Least One Impaired Class

37. As set forth in the Voting Report and herein, at least one Impaired Class has voted to accept the Plan. The Plan, therefore, satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code.

[4]	Pursuant to Section 2.14(c) of the Plan, the rejecting Class 7V Ballots are treated as votes in Class 6V.

(11)	Section 1129(a)(11)—Feasibility of the Plan

38. Based upon the Disclosure Statement and the Financial Projections attached as Exhibit B thereto, the Zelin Declaration and the evidence proffered or adduced at or prior to the Confirmation Hearing, the Plan is feasible and Confirmation of the Plan is not likely to be followed by the Reorganized Debtors liquidating or requiring further financial reorganization. The Plan, therefore, satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code.

(12)	Section 1129(a)(12)—Payment of Bankruptcy Fees

39. Section 10.12 of the Plan provides for the payment of all fees payable by the Debtors under 28 U.S.C. § 1930(a). The Plan, therefore, satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.

(13)	Section 1129(a)(13)—Retiree Benefits

40. Section 6.9 of the Plan provides that all retiree benefits, as that term is defined in section 1114(a) of the Bankruptcy Code, will continue to be paid in accordance with Applicable Law on and after the Effective Date. Therefore, section 1129(a)(13) of the Bankruptcy Code does not apply to the Plan.

(14)	Section 1129(a)(14), 1129(2)(15), and 1129(a)(16)

41. The Debtors do not owe any domestic support obligations, are not individuals, and are not nonprofit corporations. Therefore, none of sections 1129(a)(14), 1129(a)(15) or 1129(a)(16) of the Bankruptcy Code apply to the Chapter 11 Cases.

(15)	Section 1129(b)—Classification of Claims and Interests and Confirmation of Plan Over Rejecting Classes

42. The classification and treatment of Claims and Interests in the Plan is proper and in accordance with section 1122 of the Bankruptcy Code and does not discriminate unfairly in accordance with section 1129(b)(1) of the Bankruptcy Code.

43. Notwithstanding the fact that not all Impaired Classes have voted to accept the Plan, for the reasons described in the Zelin Declaration and the Confirmation Brief, the Plan does not discriminate unfairly and is fair and equitable with respect to the Rejecting Classes as required by section 1129(b)(1) of the Bankruptcy Code.

44. No Class of Claims or Interests junior to the holders of Claims or Interests in the Rejecting Classes exists that will receive or retain any property under the Plan on account of their Claims or Interests, and there is no Class of Claims or Interests senior to the holders of Claims or Interests in the Rejecting Classes that will receive a recovery of more than 100% on account of their Claims or Interests. The legal rights of holders of Claims and Interests in such Classes are treated consistently with the treatment of other Classes whose legal rights are substantially similar, and such holders do not receive more than they legally are entitled to receive for their Claims and Interests. Thus, the Plan may be confirmed notwithstanding the Debtors’ failure to satisfy section 1129(a)(8) of the Bankruptcy Code. Accordingly, upon Confirmation and the occurrence of the Effective Date, the Plan shall be binding upon all of the holders of Claims and Interests of the Rejecting Classes. The transfer of ownership interests between Debtors in accordance with the Restructuring Transactions is not a distribution of value and therefore does not violate the absolute priority rule.

45. The Plan, therefore, satisfies the requirements of section 1129(b) of the Bankruptcy Code.

(16)	Section 1129(c)—Only One Plan

46. Other than the Plan (including previous versions thereof), no other plan has been filed for the Debtors in the Chapter 11 Cases. The Plan, therefore, satisfies the requirements of section 1129(c) of the Bankruptcy Code.

(17)	Section 1129(d)—Principal Purpose of the Plan Is Not Avoidance of Taxes

47. The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act (15 U.S.C. § 77e). The Plan, therefore, satisfies the requirements of section 1129(d) of the Bankruptcy Code.

O.	Satisfaction of Confirmation Requirements

48. Based upon the foregoing, the Plan satisfies the requirements for Confirmation set forth in section 1129 of the Bankruptcy Code.

P.	Good Faith

49. Based upon the record before this Court in the Chapter 11 Cases, including all testimony and evidence proffered or adduced at or prior to the Confirmation Hearing, the Debtors, the Creditors Committee, the Ad Hoc Unsecured Noteholders Committee (including Fairfax Financial Holdings Limited and its affiliates (“Fairfax”)), Avenue Capital Management II, L.P. and its managed funds, in their individual capacities, the DIP Agent and the DIP Lenders, Citibank, N.A., Barclays Bank PLC, Barclays Capital Inc. and their respective affiliates, each in their respective capacities under the Securitization Facility, the Indenture Trustees, the Monitor, the Secured Funded Debt Administrative Agents and Secured Funded Debt Lenders, the Backstop Parties, each in their capacity as such, and J.P. Morgan Securities, Inc., Barclays Capital Inc., Citigroup Global Markets, Inc. and their respective affiliates, each in their respective capacities in connection with the Exit Financing Facilities, the Canadian underwriters and any other banking firm acting in connection with the Exit Financing Facilities, and the respective affiliates, agents, directors, members, partners, officers, employees, advisors, attorneys, and other professionals retained by all of the foregoing Persons, have acted in good faith (including, without limitation, within the meaning of section 1126(e) of the Bankruptcy

Code, in respect of the Plan itself and the arm’s length negotiations among the parties with respect to the formulation thereof) and will continue to act in good faith if they proceed to: (a) consummate the Plan and the agreements, settlements, transactions, and transfers contemplated thereby; and (b) take the actions authorized and directed by this Confirmation Order and the Plan. For the avoidance of doubt, this paragraph only applies to the Debtors’ officers, directors and employees in their capacities as such.

Q.	Rights Offering

50. Without limiting, impairing or modifying any previous order of this Court approving or governing the Rights Offering, the Backstop Commitment Agreement or the rights of the Backstop Parties (which orders are hereby reaffirmed and ratified in their entirety), the proposed terms and conditions of the Rights Offering and Backstop Commitment Agreement, as set forth in the Plan and the Backstop Commitment Agreement, are fair and reasonable. The Rights Offering, including the Backstop Commitment, has been an essential element of the Plan, is in the best interests of the Debtors, the Estates, and holders of Claims, and does not conflict with Applicable Laws. The Debtors have acted in good faith and exercised reasonable business judgment in connection with the Rights Offering, the Backstop Commitment Agreement, filing the Reduction Notice and terminating the Backstop Commitment Agreement in accordance with its terms. The Debtors or Reorganized Debtors continue to be authorized, without further notice to or action, order, or approval of this Court or any other Person, to perform under the Backstop Commitment Agreement, execute and deliver any agreements, documents, instruments, and certificates relating to the Rights Offering and the Backstop Commitment Agreement that may be necessary or appropriate.

R.	Exit Financing Facilities

51. Without limiting, impairing or modifying any previous order of this Court approving or governing the commitment or engagement letters concerning the Exit Financing Facilities (which orders are hereby reaffirmed and ratified in their entirety), the proposed terms and conditions of the Exit Financing Facilities, as set forth in the definitive documentation to be entered into substantially on the terms and conditions set forth in the ABL Exit Financing Commitment Letter (the “ABL Exit Financing Facility”) and the indenture for the High Yield Exit Facility (the “High Yield Indenture” and together with all agreements, documents, instruments and certificates related thereto the “Exit Facility Documents”), are fair and reasonable and are approved. The Exit Financing Facilities are an essential element of the Plan and entry into and consummation of the transactions contemplated by the Exit Facility Documents is in the best interests of the Debtors, the Estates, and holders of Claims and is approved in all respects. The Debtors have exercised reasonable business judgment in connection with the Exit Financing Facilities and have provided sufficient and adequate notice thereof. The proposed terms thereunder have been negotiated in good faith and at arm’s length, are supported by reasonably equivalent value and fair consideration and are fair and reasonable. The Exit Financing Facilities shall, upon execution, be valid, binding, and enforceable against the Debtors, the Reorganized Debtors, and their affiliates, and shall not be in conflict with any Applicable Laws. The Debtors or the Reorganized Debtors, as applicable, are authorized, without further notice to or action, order, or approval of this Court or any other Person, to enter into and fully perform their obligations under the Exit Financing Facilities consistent with the Exit Facility Documents, and execute and deliver all agreements, documents, instruments, and certificates relating to the Exit Financing Facilities and to incur and pay all fees and expenses and all other obligations required to be paid in connection therewith as and when they come due under the terms of the Exit Facility Documents. The Exit Facility Documents shall become effective in accordance with, and subject to, their respective terms and conditions. The guarantees, mortgages, pledges, Liens and other security interests, and all other consideration granted pursuant to or in connection with the Exit Financing Facilities are or will be (as the case may be) and are hereby deemed to be granted in good faith, for good and valuable consideration and for legitimate business purposes as an inducement to the lenders to extend credit thereunder and shall be, and hereby are, deemed not to constitute a fraudulent conveyance or fraudulent transfer under the Bankruptcy Code or any Applicable Laws and shall not otherwise be subject to avoidance, subordination or recharacterization and shall not subject the lenders, agents, arrangers or bookrunners under the Exit Financing Facility (the “Exit Financing Lenders”) to any liability by reason of incurrence of such obligation or grant of such Liens, guarantees or security interests under applicable federal or state law, including, but not limited to, successor or transferee liability.

S.	Restructuring Transactions

52. The Restructuring Transactions set forth in Plan Supplement 12 are necessary and appropriate for the consummation of the Plan and the success and feasibility thereof, and are in the best interests of the Debtors, the Reorganized Debtors, their estates and creditors. All actions taken by the Debtors prior to entry of this Confirmation Order, in accordance with the timing and steps set forth in Plan Supplement 12, are hereby approved. The Debtors are further authorized, without further notice to or action, order, or approval of this Court or any other Person, to enter into and take any additional actions under or in connection with the Restructuring Transactions, including such actions as the Debtors deem necessary or appropriate to facilitate such transactions, upon entry of this Confirmation Order in accordance with the timing and steps set forth in Plan Supplement 12, subject to any notice or consent requirements set forth herein.

53. This Confirmation Order shall satisfy all consent or authorization requirements mandated under Applicable Laws with respect to the Restructuring Transactions.

T.	Disclosure of Agreements and Other Documents

54. The Debtors have disclosed all material facts under the Plan regarding, without limitation: (a) the adoption of Amended Bylaws and Amended Certificates of Incorporation as set forth in Plan Supplements 4A and 4B; (b) the selection of directors and officers for the Reorganized Debtors; (c) the Rights Offering and the Backstop Commitment Agreement (including, without limitation, the payment of any Termination Payment (as defined in the Backstop Commitment Agreement) due thereunder on the Effective Date); (d) the issuance of New ABH Common Stock; (e) the distribution of Cash to holders of Convenience Claims in accordance with the Plan; (f) the ABL Exit Financing Facility, the High Yield Exit Facility and incurrence of new debt thereunder; (g) the adoption, execution, and implementation of the other matters provided for under the Plan involving corporate action to be taken by or required of the Debtors or the Reorganized Debtors, including the Restructuring Transactions; (h) securities registration exemptions for the New ABH Common Stock and the notes issued under the High Yield Indenture (the “High Yield Notes”); (i) the exemption under section 1146(a) of the Bankruptcy Code; (j) the equity incentive plans for employees, management and directors of the Reorganized Debtors, the employee compensation and benefit programs for employees of the Reorganized Debtors, and other employment-related agreements, plans and programs; and (k) the adoption, execution, and delivery of all other material contracts, leases, instruments, releases, indentures, and other agreements related to any of the foregoing.

U.	Implementation of Other Necessary Documents and Agreements

55. All documents and agreements necessary to implement the Plan, including, without limitation, those contained in the Plan Supplements, which are incorporated into and are a part of the Plan as set forth in Section 10.6 of the Plan, and all other relevant and necessary documents and agreements are in the best interests of the Debtors, the Reorganized Debtors, and holders of Claims and Interests and have been negotiated in good faith and at arm’s length. The Debtors have exercised reasonable business judgment in determining to enter into all such documents and agreements and have provided sufficient and adequate notice of such documents and agreements to parties in interest. The Debtors and the Reorganized Debtors, as applicable, are authorized, without further notice to, or action, order, or approval of this Court or any other Person, to execute and deliver all agreements, documents (including all Exit Facility Documents), instruments, and certificates relating to such documents and agreements and to perform their obligations thereunder, including, without limitation, to pay all fees, costs, and expenses thereunder in accordance with the Plan. The terms and conditions of such documents and agreements are reaffirmed or approved, as applicable, in all respects, and shall, upon completion of documentation and execution, be valid, binding, and enforceable and shall not conflict with any Applicable Laws.

V.	Management and Employee Benefits and Compensation Provisions

56. Management and Director Compensation and Incentive Plans and Programs. The management incentive plans, including the LTIP, STIP, Restructuring Recognition Award and Executive Severance Policies, each as set forth in Plan Supplement 6 (collectively, the “Management Incentive Plans”) are reasonable and appropriate, and the adoption of the Management Incentive Plans, as provided in and pursuant to the Plan, constitutes a good faith, sound exercise of the Debtors’ business judgment.

57. Employee Compensation and Benefit Programs. The new non-qualified and non-registered retirement plans, agreements or arrangements as set forth in Plan Supplement 7 (collectively, the “New Plans”) are reasonable and appropriate, and their implementation, as provided in and pursuant to, the Plan constitutes a good faith, sound exercise of the Debtors’ business judgment.

W.	Authorization and Issuance of Securities

58. The issuance of the New ABH Common Stock, the High Yield Notes and any other security to be issued under the Plan is hereby approved and authorized.

X.	Executory Contracts and Unexpired Leases; Adequate Assurance

59. The Debtors have exercised reasonable business judgment in determining whether to assume, assume and assign or reject each of their executory contracts and unexpired leases as set forth in Article V of the Plan, Plan Supplements 11A and 11B, or otherwise and in this Confirmation Order. Each assumption, assumption and assignment, or rejection of an executory contract or unexpired lease pursuant to this Confirmation Order, and in accordance with Article V of the Plan or otherwise, shall be legal, valid, and binding upon the applicable Debtor or Reorganized Debtor and all non-Debtor Persons party to such executory contract or unexpired lease, all to the same extent as if such assumption, assumption and assignment, or rejection had been authorized and effectuated pursuant to a separate order of this Court that was entered pursuant to section 365 of the Bankruptcy Code prior to the Effective Date.

60. The assumption, assumption and assignment, or rejection of executory contracts and unexpired leases pursuant to this Confirmation Order and in accordance with Article V of the Plan is integral to the Plan and is in the best interests of the Debtors and their estates, creditors and other parties in interest.

61. The Debtors have provided adequate assurance of future performance for each of the assumed executory contracts and unexpired leases that are being assumed by the Reorganized Debtors, as applicable, pursuant to the Plan. The Debtors have cured or provided adequate assurance that the Reorganized Debtors will cure defaults (if any) under or relating to each of the executory contracts and unexpired leases that are being assumed by the Reorganized Debtors, as applicable, pursuant to the Plan. Except as specifically provided herein, the Cure amounts with respect to assumed contracts, as set forth in Plan Supplement 11A, are the sole amounts necessary under section 365(b) of the Bankruptcy Code to cure all monetary defaults and losses. By the payment of the Cure amounts, the Debtors shall have cured and/or provided adequate assurance of cure of any monetary default existing as of the Effective Date and provided for compensation or adequate assurance of compensation to any party for actual pecuniary loss to such party resulting from a default under such assumed contracts and leases. The Plan, therefore, satisfies the requirements of section 365 of the Bankruptcy Code.

Y.	Reserves

62. The Disputed Claims Reserve is reasonable and appropriate under the circumstances, and adequately protects the interests of holders of Disputed Claims pending determination of such Claims. No additional reserves are necessary or appropriate.

Z.	Approval of Settlements and Compromises

63. Based upon the Confirmation Brief, the Zelin Declaration, the Harvey Declaration, the Letter Brief, the other pleadings and documents filed in connection with Confirmation, the representations and arguments of counsel for the Debtors and all other testimony given or proffered at the Confirmation Hearing or at any prior hearings and the full record of these Chapter 11 Cases, the findings and conclusions of which are hereby incorporated by reference as if fully set forth herein, the Court hereby finds that, pursuant to sections 1129(a)(3) and 1123(b) of the Bankruptcy Code, Bankruptcy Rule 9019, and Applicable Laws, and in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan, including the Global Settlement (as defined in the Confirmation Brief), the allowance of the 8.00% Convertible Notes Guaranty Claim, and each of the injunctions, releases, exculpations, indemnifications and discharges set forth in the Plan, constitute a good faith compromise and settlement of all Claims or controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Claim or Interest and any distribution to be made pursuant to the Plan on account of any Allowed Claim or Interest, but shall not constitute a settlement or compromise of the 7.95% Disputed Claims. Such compromises and settlements are fair, equitable, reasonable, appropriate in light of the relevant facts and circumstances underlying such compromise and settlement, and are in the best interests of the Debtors and holders of Claims and Interests.

AA.	Transfers by Debtors; Vesting of Assets

64. All transfers of property of the Debtors’ Estates shall be free and clear of all Liens, charges, Claims, encumbrances and other interests, except as expressly provided herein or in the Plan. On the Effective Date, subject to the Restructuring Transactions and except as otherwise provided herein, all property of the Estates, to the fullest extent provided by section 541 of the Bankruptcy Code, and any and all other rights and assets of the Debtors of every kind and nature, including equity and other interests in non-Debtor affiliates, shall revest in the applicable Reorganized Debtor or its successor free and clear of all Liens, Claims and

Interests other than (a) those Liens, Claims and Interests retained or created pursuant to the Plan or any document entered into in connection with the transactions described in the Plan (including under the Exit Financing Facilities) and (b) Liens that have arisen subsequent to the Petition Date on account of taxes that arose subsequent to the Petition Date. Such vesting does not constitute a voidable transfer under the Bankruptcy Code or Applicable Laws.

65. On and after the Effective Date, subject to any limitations set forth in the Plan, each Reorganized Debtor may operate its business, may use, acquire and dispose of property, may retain, compensate and pay any professionals or advisors, and compromise or settle any Claims or Interests without supervision of or approval by this Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules. The continued existence, operation and ownership of the non-Debtor affiliates are a component of the Debtors’ businesses.

BB.	No Successor Liability

66. The transfer of assets as set forth above shall not result in any of the Reorganized Debtors (a) having any liability or responsibility for any Claim against the Debtors, the Debtors’ Estates or against any affiliate or insider of the Debtors, or (b) having any liability or responsibility to the Debtors, each except as expressly set forth in the Plan. Without limiting the effect or scope of the foregoing, and to the fullest extent permitted by Applicable Laws, the transfer of assets contemplated above does not and will not subject the Reorganized Debtors, their respective properties or assets or their respective affiliates, successors, or assigns to any liability for Claims against the Debtors’ interests in such assets by reason of such transfer under any Applicable Laws, including, without limitation, any successor or vicarious liability.

CC.	Releases, Exculpation, and Injunction

67. The release, exculpation, and injunction provisions set forth in the Plan, including, without limitation, the releases, exculpations, and injunctions contained in Article VIII of the Plan, constitute good faith compromises and settlements of the matters covered thereby. Such compromises and settlements are: (i) made in exchange for good, valuable and adequate consideration provided by the Persons being released or exculpated and represent good faith settlements and compromises of the claims being released; (ii) in the best interests of the Debtors, the Estates and holders of Claims and Interests; (iii) fair, necessary, equitable, and reasonable; and (iv) integral elements of the resolution of the Chapter 11 Cases in accordance with the Plan. Proper, timely, adequate and sufficient notice of the release, exculpation, and injunction provisions set forth in the Plan, including, without limitation, the releases, exculpations, and injunctions contained in Article VIII of the Plan, has been provided in accordance with the Bankruptcy Code, the Bankruptcy Rules, the orders of this Court and due process, interested parties have had a sufficient and adequate opportunity to object to such provisions and be heard as to their objections, and no further notice of such provisions is required for entry of this Confirmation Order. Upon entry of this Confirmation Order, such provisions will be a bar to the Debtors, the Reorganized Debtors, or any other Person asserting any Claim released pursuant to such provisions. Each of the release, exculpation, and injunction provisions set forth in the Plan and this Confirmation Order is: (a) within the jurisdiction of this Court under 28 U.S.C. §§ 1334(a), 1334(b), and 1334(d); (b) an essential means of implementing the Plan pursuant to section 1123(a)(5) of the Bankruptcy Code; (c) an integral element of the transactions incorporated into the Plan; (d) conferring material benefit on, and is in the best interests of, the Debtors, the Estates, and holders of Claims or Interests; (e) important to the overall objectives of the Plan to finally resolve all Claims among or against the Persons in the

Chapter 11 Cases with respect to the Debtors, their organization, capitalization, operation, and reorganization in accordance with the Plan; and (f) consistent with sections 105, 1123, and 1129 of the Bankruptcy Code and other applicable provisions of the Bankruptcy Code.

DD.	Conditions to Confirmation and to Effective Date

68. The conditions to Confirmation set forth in Section 7.1 of the Plan have been satisfied. Entry of this Confirmation Order shall satisfy the condition to the Effective Date set forth in Section 7.2(a) of the Plan.

69. Each of the conditions precedent to the Effective Date, as set forth in Section 7.2 of the Plan, is reasonably likely to be satisfied or waived in accordance with the Plan.

EE.	Enterprise Value

70. The enterprise value of the Company as of August 2010 is in the range of $3,500 million to $3,850 million, with a mid-point estimate of $3,675 million. The valuation analysis contained in the Disclosure Statement is reasonable.

FF.	Retention of Jurisdiction

71. This Court may properly retain jurisdiction over all matters arising out of or related to the Chapter 11 Cases, the Debtors, the Reorganized Debtors, and the Plan after the Effective Date, to the fullest extent permitted by law, in accordance with Section 10.1 of the Plan.

GG.	Waiver of Stay

72. In accordance with Bankruptcy Rule 3020(e), the Debtors have made a sufficient and uncontroverted showing of substantial cost and harm that would result if the Plan is not consummated as soon as practicable after entry of the Confirmation Order.

*    *    *    *    *

ORDER

ACCORDINGLY, IT IS HEREBY ORDERED, ADJUDGED, DECREED, AND DETERMINED THAT:

I.	Confirmation of the Plan

73. The Plan and each of its provisions, all documents and agreements necessary to implement the Plan, including, without limitation, those contained in the Plan Supplements, which are incorporated into and are a part of the Plan as set forth in Section 10.6 of the Plan, and all other relevant and necessary documents and agreements are APPROVED and CONFIRMED in each and every respect pursuant to section 1129 of the Bankruptcy Code. The terms of the Plan, the Plan Supplements, all exhibits and addenda thereto, and the Docket are incorporated by reference into, and are an integral part of, this Confirmation Order (subject to any provision incorporated by such reference being governed by an express and contradictory provision herein).

II.	Terms Binding

74. Subject to the conditions precedent set forth in Section 7.2 of the Plan, the terms of the Plan, the Plan Supplements, and all agreements, documents, instruments, and certificates relating thereto, shall be effective and binding as of the Effective Date of the Plan, or when executed or adopted thereafter, and shall be binding upon the Debtors, the Reorganized Debtors, all Claim and Interest holders and all other Persons that are affected in any manner by this Plan, including BCFC and any representative of, or successor to, BCFC and its estate.

75. Notwithstanding the foregoing or any other provision herein, if there is any direct conflict between the Plan, the Plan Supplements, all exhibits and addenda thereto (including the terms of the Plan, the Plan Supplements, all exhibits and addenda thereto, incorporated by reference herein), and the terms of this Confirmation Order, the terms of this Confirmation Order shall control.

III.	Separate Plans

76. The Plan is a separate plan for each of the Debtors. Accordingly, the provisions of the Plan, including without limitation the definitions and distributions to creditors and equity interest holders, shall apply to the respective assets of, Claims against, and Interests in, each Debtor’s separate Estate.

IV.	Modifications to Plan

77. The modifications to the Plan (as reflected on the record at the Confirmation Hearing and as incorporated into the Plan attached as Exhibit 1 hereto) meet the requirements of sections 1127(a) and (c) of the Bankruptcy Code. Such amendments do not adversely change the treatment of the Claim of any creditor or Interest of any equity security holder within the meaning of Bankruptcy Rule 3019, and no further solicitation of votes or voting is required.

V.	Objections to Plan Overruled

78. All objections and responses to the Plan, and all statements and reservation of rights to Confirmation, to the extent not already withdrawn, waived, or settled, shall be, and hereby are, overruled on the merits, including for the reasons set forth on the record, in the Confirmation Opinion and the Plan Objection Order.

VI.	Provisions of Plan and Confirmation Order Nonseverable and Mutually Dependent

79. The provisions of the Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are each nonseverable and mutually dependent.

VII.	Preparation, Delivery, and Execution of Additional Documents By Third Parties

80. All holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, take any reasonable actions as may be necessary or advisable to effectuate the provisions and intent of the Plan and this Confirmation Order.

VIII.	Record Closed

81. The record of the Confirmation Hearing is closed.

IX.	Notice

82. Good and sufficient notice has been provided with respect to: (a) the Confirmation Hearing; (b) the deadline for filing and serving objections to the Plan; (c) the proposed Cure amounts and the deadline for filing objections to Cure amounts; (d) settlements, releases, exculpations, injunctions, and related provisions in the Plan; and (e) other hearings described in the Disclosure Statement Approval Order and the Plan. Such notice has been and is hereby approved.

X.	Plan Classification Controlling

83. The terms of the Plan alone shall govern the classification of Claims and Interests for purposes of the distributions to be made thereunder. The classifications set forth on the Ballots tendered to or returned by the creditors in connection with voting to accept or reject the Plan: (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification or amounts of such Claims under the Plan for distribution purposes; (c) may not be relied upon by any creditor as representing the actual classification or amounts of such Claims under the Plan for distribution purposes; and (d) do not bind the Debtors or the Reorganized Debtors.

XI.	Treatment Is Full Satisfaction

84. The treatment of Claims and Interests set forth in the Plan is in full and complete satisfaction of the legal, contractual, and equitable rights that each Person holding a Claim or an Interest may have against or in the Debtors, the Estates, or their respective property, except as expressly provided in the Plan or this Confirmation Order. This treatment supersedes and replaces any agreements or rights those Persons may have in or against the Debtors, the Estates, or their respective property.

(1)	DIP Facility Claims

85. On the Effective Date, in complete satisfaction of the DIP Facility Claims, each DIP Facility Claim (including, without limitation, all fees, costs and expenses) shall be paid in full in Cash. Upon payment in Cash in full of the DIP Facility Claims, interest accrued thereon to the date of payment and fees, expenses and non-contingent indemnification obligations as required by the DIP Facility Order or the DIP Facility Documents and arising prior to the Effective Date, which payment shall be irrevocable: (i) all commitments and loans under the DIP Facility Documents shall be terminated and satisfied in full, (ii) all Liens and security on property of the Debtors under the DIP Facility Order or the DIP Facility Documents shall automatically terminate, and all collateral subject to such Liens shall be automatically released, and (iii) all guaranties of the Debtors, Reorganized Debtors or any of their affiliates arising out of or related to the DIP Facility Claims shall be automatically discharged and released, in each case without further action by the Debtors, the DIP Agent, the DIP Lenders or any other Person; provided, however, that claims for indemnification under the DIP Facility Documents shall survive consummation of the Plan on an unsecured basis, shall remain in full force and effect and shall not be released or terminated; provided, further, that the DIP Agent and the DIP Lenders shall be entitled to assert, and the Debtors and the Reorganized Debtors shall be authorized to pay, claims for fees, costs and expenses incurred in connection with the consummation of the Plan (including, without limitation, fees, costs and expenses incurred in connection with the release of Liens and security on property of the Debtors), unless otherwise ordered by this Court.

86. The holders of DIP Facility Claims shall be authorized and directed to release any collateral or other property of any Debtor (including any cash collateral) held by such holder and to take such actions as may be requested by the Debtors (or the Reorganized Debtors, as the case may be) to evidence the release of such Lien, including the execution, delivery, and filing or recording of such release documents as may be reasonably requested by the Debtors (or the Reorganized Debtors, as the case may be) and the Debtors (or the Reorganized Debtors, as the case may be) are hereby authorized to take any actions on or after the Effective Date as required to effectuate the release of collateral or other property of any Debtor or any subsidiary of a Debtor (including, without limitation, filing of appropriate termination statements and directing third parties holding collateral or other property of any Debtor to promptly remit such collateral or property without further consent of any other party).

(2)	Securitization Claims

87. On or prior to the Effective Date, in complete satisfaction of the Securitization Claims, all outstanding receivables interests purchased under the Securitization Facility will be repurchased in Cash by Abitibi-Consolidated U.S. Funding Corp. (“Funding Corp”) for a price equal to the par amount thereof plus accrued yield and fees and servicing fees payable under the Securitization Facility, and any unpaid fees and expenses or other amounts payable under the Securitization Facility, whether by a Debtor or an affiliate of the Debtors, if any, and any Securitization Claims shall be paid irrevocably in full in Cash. The receivables held by Funding Corp will subsequently be transferred by distribution or sale to the originators of such receivables. On the Effective Date, after all such receivables interests are repurchased and all such payments are made and all such receivables are transferred, the Securitization Facility shall be terminated, and all Securitization Claims and any claims against, or obligations of, Funding Corp arising under the Securitization Facility or under the Securitization Order shall be deemed fully satisfied and released; provided, however, that claims for indemnification arising under the Securitization Facility shall survive consummation of the Plan on an unsecured basis.

(3)	Secured Funded Debt Claims

88. The Secured Funded Debt Claims shall constitute Allowed Claims in the amounts and pursuant to the calculations set forth on Exhibit 2 hereto, except as provided immediately below. In the event the Debtors pay any amounts listed on Exhibit 2 after October 31, 2010 but prior to the Effective Date, such payments will be credited against the total amount of the Allowed Secured Funded Debt Claims required to be paid by the Debtors on the Effective Date. Each holder of a Secured Funded Debt Claim may update the amount of its Secured Funded Debt Claim for additional accrued and estimated professional fees, costs or expenses as set forth in paragraph 89 below and such additional accrued or estimated professional fees, costs or expenses (but only such additional accrued or estimated professional fees, costs or expenses in excess of the amount set forth on Exhibit 2, the “Incremental Fee Amount”) shall be subject to the review of the Debtors, the Creditors Committee and the U.S. Trustee in accordance with the DIP Facility Order. In the event of any objection to any Incremental Fee Amount by any of the Debtors, the Creditors Committee or the U.S. Trustee filed with the Court prior to the Effective Date, on the Effective Date, the Debtors shall deposit into a segregated account, for the benefit of the holder of the Secured Funded Debt Claim whose Incremental Fee Amount is the subject of the objection, an amount equal to the sum of (i) the disputed portion of the Incremental Fee Amount, and (ii) an amount sufficient, in the discretion of the holder of the Secured Funded Debt Claim (which shall be not less than 20% of the disputed portion of the Incremental Fee Amount)

to secure (in addition to any indemnification right of such holder) payment of the costs and expenses, including reasonable legal fees and expenses, that may be incurred by the holder of the Secured Funded Debt Claim in defending such objection to the Incremental Fee Amount; provided, however, that the amount set forth in subsection (ii) hereof shall be deemed to be part of the Secured Funded Debt Claim notwithstanding the ultimate resolution of any dispute relating to the Incremental Fee Amount. If no timely objection is interposed, the Allowed Secured Funded Debt Claim shall be deemed to include the Incremental Fee Amount or, in the event of a limited objection, the undisputed portion thereof. Nothing herein shall limit in any way the rights of the holders of the Secured Funded Debt Claims to complete satisfaction and payment of such claims (as such amount may be determined by the Court as set forth herein). To the extent that any dispute under this paragraph arises after or continues past the Effective Date with respect to an Incremental Fee Amount, the Post-Effective Date Claims Agent shall succeed to the rights and standing of the Creditors Committee for all purposes under this section XI(3) of the Confirmation Order, including prosecution of any pending objection to all or a portion of such Incremental Fee Amount.

89. In complete satisfaction of the Secured Funded Debt Claims, each Secured Funded Debt Claim shall (i) except as set forth in the fourth sentence of paragraph 88, be paid in full in Cash on or within five (5) Business Days of the Effective Date in the amount and pursuant to the calculations set forth on Exhibit 2 hereto (as the same may be further updated as set forth immediately below), or (ii) receive such treatment as otherwise agreed to by the Debtors and the holder of any Secured Funded Debt Claim. With respect to any estimated Incremental Fee Amounts, no later than five (5) Business Days prior to the anticipated Effective Date, each holder of a Secured Funded Debt Claim shall provide counsel for the Debtors and the Creditors

Committee, and the U.S. Trustee with a revised estimate of professional fees, costs and expenses that such holder anticipates will be accrued and unpaid as of the anticipated Effective Date, reflecting any expected Incremental Fee Amount, and which such holder desires to include in the total amount of its Secured Funded Debt Claim. The Debtors shall provide counsel for each holder of a Secured Funded Debt Claim written notice of the anticipated Effective Date no later than ten (10) Business Days prior to such anticipated Effective Date or such other time as the Debtors and the holders of the Secured Funded Debt Claims may agree. In addition to the treatment set forth in this paragraph in satisfaction of such Secured Funded Debt Claims, holders of such Claims shall receive such additional treatment, including with respect to letters of credit that may have been issued under any Secured Funded Debt Agreements, as provided in Sections 2.9, 2.10 and/or 2.11 of the Plan.

90. Upon payment in Cash in full of the Secured Funded Debt Claims (including the establishment of any segregated account with respect to any disputed Incremental Fee Amount in accordance with paragraph 88) on or within five (5) Business Days after the Effective Date, and the treatment set forth in the last sentence of paragraph 89 or such other treatment as the holders of such Claims may agree: (i) to the extent not already terminated, all commitments and loans under the Secured Funded Debt Agreements shall automatically terminate and be satisfied in full (except for any amounts that remain outstanding on account of a disputed portion of the Incremental Fee Amount), (ii) all Liens and security on property of the Debtors under the Secured Funded Debt Agreements shall automatically terminate, and all collateral subject to such Liens shall be automatically released (other than Liens on cash collateral provided pursuant to the Plan to secure reimbursement obligations in respect of outstanding and undrawn letters of credit, or any segregated account established with respect to any disputed Incremental Fee

Amount in accordance with paragraph 88) and (iii) all guaranties of the Debtors, Reorganized Debtors or any of their affiliates arising out of or related to the Secured Funded Debt Agreements shall be automatically discharged and released, in each case without further action by the Debtors, the Secured Funded Debt Administrative Agents, the Secured Funded Debt Lenders or any other Person; provided, however, that Claims for indemnification under the Secured Funded Debt Agreements shall survive consummation of the Plan, shall remain in full force and effect on an unsecured basis, shall be enforceable against and assumed by the Reorganized Debtors, and shall not be released or terminated.

91. Except as specifically set forth above, the holders of Secured Funded Debt Claims shall be authorized and directed to release any collateral or other property of any Debtor (including any cash collateral, except cash collateral securing any disputed portion of an Incremental Fee Amount) held by such holder and to take such actions as may be reasonably requested by the Debtors (or the Reorganized Debtors, as the case may be) and, notwithstanding anything to the contrary contained in this Confirmation Order, at the expense of the Debtors (or the Reorganized Debtors, as the case may be); provided that any and all costs and expenses incurred by the holders of Secured Funded Debt Claims in connection with such actions to evidence the release of such Lien, including the execution, delivery, and filing or recording of such release documents as may be reasonably requested by the Debtors (or the Reorganized Debtors, as the case may be), shall be paid by the Debtors (or the Reorganized Debtors, as the case may be), and the Debtors (or the Reorganized Debtors, as the case may be) are hereby authorized to take any actions on or after the Effective Date as required to effectuate the release of collateral or other property of any Debtor or any subsidiary of a Debtor (including, without limitation, filing of appropriate termination statements and directing third parties holding collateral or other property of any Debtor to promptly remit such collateral or property without further consent of any other party).

(4)	Release of Liens

92. The Reorganized Debtors are authorized to use this Confirmation Order (without exhibits attached) as evidence of release of Liens arising under the DIP Facility Documents, the Securitization Facility, and/or the Secured Funded Debt Agreements.

XII.	Matters Relating to Implementation of the Plan

(1)	Operation of the Debtors Between the Confirmation Date and the Effective Date

93. The Debtors shall continue to operate as debtors in possession pursuant to the Bankruptcy Code and the Bankruptcy Rules during the period from entry of this Confirmation Order (the “Confirmation Date”) through and until the Effective Date.

(2)	Transfer of Assets; No Successor Liability

94. To the fullest extent permitted by Applicable Laws, neither the Reorganized Debtors, nor their respective successors or assigns, nor their respective properties shall, as a result of Confirmation of the Plan, (a) be or be deemed to be a successor to the Debtors or the Estates; (b) have or be deemed to have, de facto or otherwise, merged or consolidated with, or into, the Debtors or the Estates; or (c) be or be deemed to be a continuation or substantial continuation of the Debtors, Estates, or any enterprise of the Debtors.

95. To the fullest extent permitted by Applicable Laws, without limiting the effect or scope of the foregoing, except as is expressly set forth in the Plan, as a result of Confirmation of the Plan, no Reorganized Debtor, any of its respective successors or assigns, or its respective properties shall have any successor or vicarious liabilities of any kind or character, including, without limitation, any theory of antitrust, environmental, successor or transferee liability, labor law, de facto merger or substantial continuity, whether known or unknown, now existing or hereafter arising, asserted or unasserted, fixed or contingent, or liquidated or unliquidated with respect to the Debtors, their Estates, any enterprise of the Debtors, or any obligations of the Debtors or their Estates arising prior to the Effective Date.

(3)	Corporate Existence; Vesting of Assets in the Reorganized Debtors

96. Except as otherwise provided in the Plan or in this Confirmation Order or as contemplated by the Restructuring Transactions, each Reorganized Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, or other form, as the case may be, with all the powers of a corporation, limited liability company, or other form, as the case may be, pursuant to the Applicable Laws in the jurisdiction in which each applicable Reorganized Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by or in accordance with the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval. Notwithstanding paragraph 75 hereof, in the event of any conflict between the Plan, this Confirmation Order, and one or more terms of such certificate of incorporation and bylaws (or other formation documents), including, without limitation, indemnification obligations, the terms of the Plan shall control.

97. Except as otherwise provided in the Plan, the Restructuring Transactions, or any agreement, instrument, or other document incorporated therein, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, Interests, charges, or other encumbrances, other than those Liens that arose after the

Petition Date on account of taxes that arose after the Petition Date. Except as otherwise provided in the Plan on and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims or Causes of Action without further notice to or action, order, or approval of this Court or any other Person, free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

(4)	Restructuring Transactions

98. The Debtors and Reorganized Debtors are authorized to enter into one or more Restructuring Transactions as may be necessary or appropriate to simplify their corporate structure and effect a tax efficient corporate restructuring. As set forth in Plan Supplement 12, such Restructuring Transactions may include intercompany mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers and liquidations. The Debtors are authorized to direct any third parties, including without limitation any incorporator or other corporate actor, to take such steps as may be required to effect, document or otherwise evidence any dissolution, merger or amalgamation of entities in accordance with the Restructuring Transactions. To the extent the Debtors determine that it is necessary or appropriate for any step, transaction or other action in furtherance of, or in preparation for, the Restructuring Transactions set forth in Plan Supplement 12 to be effectuated on or prior to the Effective Date, the Debtors are authorized to take such actions upon entry of this Confirmation Order at the times set forth in Plan Supplement 12. Following the Effective Date, the Debtors and Reorganized Debtors are authorized to effect the Restructuring Transactions and take any and all steps and actions as they deem necessary or appropriate to effect such Restructuring Transactions, including modifications to the same, or otherwise effect a more tax efficient or simpler corporate structure, at the times set forth in Plan Supplement 12. Any material amendments to Plan Supplement 12 prior to the Effective Date shall be made in consultation with the Creditors Committee and, to the extent such modifications affect (i) BCFC, such modifications shall be made only upon five (5) days’ notice to counsel to the 7.95% Notes Indenture Trustee and counsel to Aurelius Capital Management, LLP in its capacity as a holder of such notes or (ii) the holders of the Secured Funded Debt Claims, such modifications shall be made subject to the holders’ consent (which consent shall not be unreasonably withheld).

99. As set forth in Plan Supplement 12, notwithstanding the consequences of the chapter 11 filings by the Debtor members of the following single-member limited liability companies – AbitibiBowater US Holdings LLC, Rich Timber Holdings LLC, and Augusta Woodlands LLC (collectively, the “Identified LLCs”) – under Section 18-806 of the Delaware Limited Liability Company Act, the legal representative of the last member of each Identified LLC is deemed to have continued each such Identified LLC in full force and legal effect, with their respective Debtor members continuing as the sole members of such entities.

(5)	Post-Effective Date Sales; Transfers

100. Any sale by a Debtor pursuant to section 363 of the Bankruptcy Code that is pending as of the entry of this Confirmation Order may be consummated by such Debtor after entry of this Confirmation Order, or if the sale closes after the Effective Date, by the Reorganized Debtor, on the terms previously approved. Any such sale shall be made pursuant to the Plan for purposes of section 1146(a) of the Bankruptcy Code. To the extent the Debtors or the Reorganized Debtors, as applicable, sell any of their property during the period prior to or including the date that is one year after Confirmation, the Debtors or the Reorganized Debtors, as applicable, may elect to sell such property pursuant to sections 363, 1123, and 1146(a) of the Bankruptcy Code.

(6)	Intercompany Interests

101. Each Debtor that holds an Allowed Intercompany Claim shall be entitled to account for such Allowed Intercompany Claim in its books and records as an asset and shall be deemed to have received distributions on account of such Claim. Prior to the cancellation and discharge of any Allowed Intercompany Claim or Allowed Intercompany Interest, as may be elected by the Debtors or the Reorganized Debtors at their discretion, the Debtors and Reorganized Debtors shall have the right to retain for the Reorganized Debtors’ benefit such Allowed Intercompany Claims and Allowed Intercompany Interests, or effect transfers and setoffs with respect to such Claims and Interests as they may deem appropriate for accounting, tax and commercial business purposes, to the fullest extent permitted by Applicable Law.

(7)	Binding Effect; Effectiveness; Successors and Assigns

102. Upon the occurrence of the Effective Date, all provisions of the Plan, including all agreements, instruments and other documents filed in connection with the Plan or executed by the Debtors or Reorganized Debtors in connection with the Plan, including the Plan Supplements, shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all holders of Claims or Interests (irrespective of whether any such holders of Claims or Interests failed to vote to accept or reject the Plan, voted to accept or reject the Plan, or are deemed to accept or reject the Plan), all Persons that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Person acquiring property under the Plan, any and all non-Debtor parties to executory contracts and unexpired leases with the Debtors, and any other Persons affected in any matter by the Plan.

103. The payments, obligations and benefits of any entity named or referred to in the Plan shall be binding upon and inure to the benefit of such entity’s heirs, executors, administrators, successors or assigns, including, with respect to the Debtors, the Reorganized Debtors, any successor to the Debtors or the Reorganized Debtors or any Estate representative appointed or selected pursuant to section 1123 of the Bankruptcy Code, including any trustee subsequently appointed in any of the Chapter 11 Cases or in any superseding chapter 7 case.

(8)	Issuance of Securities

104. Reorganized ABH is authorized to issue or reserve for issuance the New ABH Common Stock, the High Yield Notes, and any other security to be issued pursuant to the terms and conditions of the Plan, and such New ABH Common Stock shall be deemed issued on the Effective Date. Reorganized ABH shall use good faith efforts to list the New ABH Common Stock on the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market and the Toronto Stock Exchange. Reorganized ABH is authorized to reserve shares representing 8.5% on a fully diluted basis of New ABH Common Stock for issuance pursuant to the Management Incentive Plans.

(9)	Backstop Commitment Agreement

105. Without limiting, impairing or modifying any previous order of this Court approving or governing the Backstop Commitment Agreement or the Backstop Parties (which orders are hereby reaffirmed and ratified in their entirety), subject to Sections 7.1 and 7.2 of the Plan, and in light of the Reduction Notice, the Debtors are authorized, without further notice to or action, order, or approval of the Court or any other Person, to: (a) perform under the Backstop Commitment Agreement; and (b) pay all fees, costs, expenses and other payments (including, without limitation, the Termination Payment (as defined in the Backstop Commitment Agreement)) in connection with the Backstop Commitment Agreement.

(10)	Exit Financing Facilities

106. Without limiting, impairing or modifying any previous order of this Court approving or governing commitment or engagement letters related to the Exit Financing Facilities or the Exit Facility Documents (which orders are hereby reaffirmed and ratified in their entirety), the Exit Facility Documents, and the transactions contemplated thereby pursuant to the Exit Facility Documents, are approved in their entirety and, upon execution and delivery of the agreements and documents relating thereto by the applicable parties, and the satisfaction or waiver of all conditions precedent to the effectiveness thereof, the Exit Financing Facilities shall be in full force and effect and valid, binding, and enforceable immediately in accordance with their terms without further notice to or action, order, or approval of the Court or any other Person or other act or action under Applicable Laws. The Debtors or the Reorganized Debtors, as applicable, are authorized, without further notice to or action, order, or approval of the Court or any other Person, to: (a) enter into and perform under the Exit Financing Facilities consistent with the Exit Facility Documents; (b) execute and deliver all agreements, documents, instruments, and certificates relating to the Exit Financing Facilities (including, without limitation, all security agreements, mortgages, and financing statements); (c) to incur and pay all fees and expenses and all other obligations required to be paid in connection with the Exit Financing Facilities as and when they become due under the terms of the Exit Facility Documents; and (d) perform all obligations under the Exit Financing Facilities and the Exit Facility Documents, including the indemnity obligations set forth therein.

107. The loans and other extensions of credit contemplated by the proposed terms of the Exit Financing Facilities and the granting of Liens to secure such loans and other extensions of credit are approved and authorized in all respects. The Debtors and the Reorganized Debtors and their affiliates shall execute and deliver to the Exit Financing Lenders all such agreements, financing statements, instruments and other documents the Exit Financing Lenders may reasonably request to more fully evidence, confirm, validate, perfect, preserve and enforce the Exit Financing Facility and the security interests arising thereunder or related thereto. All such documents will be deemed to have been recorded and filed as of the Effective Date. Such Liens shall be valid, binding, perfected and enforceable Liens and security interests in the property described in the Exit Facility Documents, and the granting of such Liens, the making of such loans and other extensions of credit, and the execution and consummation of the Exit Financing Facilities shall not be subject to avoidance, recharacterization, recovery, subordination, attack, offset, counterclaim, defense or “claim” (as such term is defined in the Bankruptcy Code) of any kind under the Bankruptcy Code or any Applicable Laws as of the Effective Date and shall not subject the Exit Financing Lenders to any liability by reason of incurrence of such obligation or grant of such Liens, guarantees or security interests under applicable federal or state law, including, but not limited to, successor or transferee liability. The Reorganized Debtors, the secured parties under the ABL Exit Financing Facility, any indenture trustee or collateral agent for, or anyone else acting on or behalf of the noteholders under the High Yield Notes, and any other parties granting Liens and security interests related to the Exit Financing Facilities are hereby authorized to file or record financing statements, trademark filings, copyright filings, mortgages, notices of Lien or similar instruments in any jurisdiction, or take possession of or control over, or take any action in order to validate and perfect the Liens and security interests granted hereunder or under the Exit Facility Documents. All of the Debtors’ obligations under the Exit Facility Documents, to the extent incurred prior to the Effective Date, are actual, necessary costs and expenses of preserving these Estates and shall be treated as allowed administrative expense claims under sections 503 and 507 of the Bankruptcy Code, junior to

(a) all superpriority and administrative claims arising under the Final DIP Order (dated June 4, 2009 and conformed on June 16, 2009) [Dkt. No. 407] and the Carve Out as defined therein and (b) all superpriority and administrative Liens and claims arising under the Securitization Order (dated July 1, 2009) [Dkt. No. 595] and the Carve Out as defined therein (all of the foregoing in clauses (a) and (b), the “Senior Claims”) and may be paid without further notice to or order of the Court. The Debtors or the Reorganized Debtors, as applicable, are authorized to furnish the indemnities expressly set forth in, and pursuant to the terms and conditions of, the Exit Facility Documents and make all payments that may be due in connection therewith as allowed administrative expense claims under sections 503 and 507 of the Bankruptcy Code, junior to the Senior Claims, without further notice, hearing or order of the Court.

108. Any letter of credit issued under or in connection with any Secured Funded Debt Agreement that remains outstanding on the Effective Date, including any extension or renewal thereof, (each, an “Existing Letter of Credit”) shall constitute, as applicable, a “U.S. Facility Letter of Credit” or “Canadian Facility Letter of Credit” (as such terms are defined in the ABL Exit Financing Facility) and shall be deemed issued on the Effective Date under the ABL Exit Financing Facility.

109. Any and all indemnification, cost reimbursement and fee obligations accruing or payable on or prior to the Effective Date in accordance with the terms of the Exit Facility Documents or any engagement or commitment letters executed and approved by the Court in connection therewith are hereby approved.

110. If, after the Effective Date, this Confirmation Order is vacated or reversed and, at the time this Confirmation Order is vacated or reversed, the Exit Financing Facilities are in effect, then as applicable: (a) the vacatur or reversal of this Confirmation Order shall not adversely affect the validity or priority of any obligations incurred by the Reorganized Debtors arising in connection with the Exit Financing Facilities or any Liens, guaranties or claims granted by any party pursuant to the Exit Financing Facilities; (b) the terms and conditions of the Exit Facility Documents, as in effect at the time of the vacatur or reversal of this Confirmation Order, shall be binding on the Reorganized Debtors, and the parties to the Exit Financing Facilities shall enjoy the same priority of Liens and rights granted to them under the Exit Financing Facilities; and (c) any Liens, guaranties or claims granted to any party pursuant to the Exit Financing Facilities shall be deemed to have been granted by, and shall become the obligations of, the predecessors in interest of the Reorganized Debtors.

111. Notwithstanding anything to the contrary in this Confirmation Order or the Plan, this Court’s retention of jurisdiction shall not govern the enforcement of the Exit Facility Documents or any Liens, rights or remedies related thereto except to the extent that the Confirmation Order has been vacated or reversed, but instead, such enforcement shall be governed as set forth in the Exit Facility Documents.

XIII.	Management and Employee Benefits and Compensation Provisions

112. On or as soon as practicable after the Effective Date, Reorganized ABH shall adopt and implement (as applicable) the Management Incentive Plans substantially in the form set forth in Plan Supplement 6A. The management and director plans, programs and agreements set forth in Plan Supplement 6B shall be terminated, and to the extent applicable, deemed rejected pursuant to Section 365 of the Bankruptcy Code.

113. As of the Effective Date, all of the Debtors’ existing pension plans, welfare benefit plans, severance policies and other employee-related plans and programs, including the Debtors’ existing U.S. qualified defined contribution plans and Canadian registered defined benefit and defined contribution plans, set forth in Plan Supplement 7A, shall remain in effect, as amended. The plans and programs set forth in Plan Supplement 7B, including all of the Debtors’ existing non-qualified and non-registered plans (such terminated non-qualified and non-registered plans and programs referred to herein as the “Terminated Retirement Plans” and all such terminated or rejected plans and programs collectively referred to herein as the “Terminated Employee Plans”) shall be terminated and, to the extent applicable, deemed rejected pursuant to section 365 of the Bankruptcy Code. After the Effective Date, the Reorganized Debtors shall have the sole authority to terminate, amend or implement U.S. qualified defined contribution plans and Canadian registered plans, welfare benefit plans and other plans and programs for employees in accordance with the terms of such New Plans and Applicable Laws.

114. The adoption and implementation of the Management Incentive Plans and the New Plans as set forth in Plan Supplements 6 and 7, is hereby approved in its entirety, and no further approvals are necessary or required to implement such plans or to make any payments, grants, awards, transfers and distributions thereunder, whether under section 503(c) of the Bankruptcy Code or otherwise. The Debtors and Reorganized Debtors are authorized to adopt, enter into, and take such other actions as may be necessary to implement the Management Incentive Plans and New Plans, and the entry of this Confirmation Order constitutes the sole authority necessary for the Debtors and Reorganized Debtors to take such actions. The Debtors and Reorganized Debtors are hereby authorized to make such payments, grants, awards, transfers and distributions under the Management Incentive Plans and New Plans as may be appropriate under their terms, with no further need for Court approval or order.

115. The Debtors’ or Reorganized Debtors’ performance of any employment agreement, plan or policy that is not a Terminated Employee Plan will not entitle any person to any benefit or alleged entitlement under any policy, program, or plan that has expired or been terminated before the Effective Date, or restore, reinstate, or revive any such benefit or alleged entitlement under any such policy, program or plan. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans. Notwithstanding anything to the contrary contained herein, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

116. U.S. Pension Plans. Upon the occurrence of the Effective Date, Bowater Inc., and Abitibi-Consolidated Sales Corporation (collectively, the “U.S. Plan Sponsors” and as reorganized under the Plan, the “Reorganized U.S. Plan Sponsors”) shall continue the U.S. Pension Plans, including meeting the minimum funding standards under ERISA and the Internal Revenue Code, paying all PBGC insurance premiums, and administering and operating the U.S. Pension Plans in accordance with their terms and ERISA. Nothing in the Plan shall be deemed to discharge, release, or relieve the Debtors, the Reorganized Debtors, any member of the Debtors’ controlled groups (as defined in 29 U.S.C. § 1301(a)(14)) or any other party, in any capacity, from any current or future liability with respect to the U.S. Pension Plans, and PBGC and the U.S. Pension Plans shall not be enjoined or precluded from enforcing such liability as a result of the Plan’s provisions or confirmation of the Plan. On the Effective Date, PBGC shall be deemed to have withdrawn any and all proofs of claim filed against the Debtors with prejudice. After the Effective Date, the Reorganized U.S. Plan Sponsors shall have the authority to terminate, amend or freeze the U.S. Pension Plans in accordance with the terms of the U.S. Pension Plans, ERISA and the Internal Revenue Code.

XIV.	Corporate Actions, Documents and Further Transactions

117. In accordance with section 1142 of the Bankruptcy Code, the implementation and consummation of the Plan in accordance with its terms shall be, and hereby is, authorized and approved, and the Debtors and the Reorganized Debtors, or any other Person designated pursuant to the Plan shall be, and hereby are, authorized, empowered, and directed to issue, execute, deliver, file, and record any document whether or not such document is specifically referred to in the Plan, the Plan Supplements, the Disclosure Statement, or any exhibit thereto, and to take any action necessary or appropriate to consummate the Plan and all transactions and agreements therein in accordance with its terms, without the need for any further notice to, or action, order or approval of this Court, or other act or action under Applicable Laws, except those expressly required pursuant to the Plan. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules and regulations of all states and any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts and transactions referred to in or contemplated by the Plan, the Plan Supplements, the Disclosure Statement, and any documents, instruments, or agreements, and any amendments or modifications thereto.

118. Each of the Debtors and Reorganized Debtors, as applicable, and any of their respective officers and designees, is authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents (including, without limitation, any documents relating to the Exit Financing Facilities, the Backstop Commitment

Agreement, or the New ABH Common Stock), and take such actions or seek such orders, judgments, injunctions and rulings as the Debtors or Reorganized Debtors deem necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, and this Confirmation Order, or any notes or securities issued pursuant to the Plan, or to otherwise comply with Applicable Law.

119. Each of the matters provided for by the Plan, including those that would otherwise require approval of the shareholders, directors, or members of the Debtors or Reorganized Debtors, shall, as of the Effective Date, be deemed to have occurred and be effective as provided in the Plan, and shall be authorized, approved, and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by holders of Claims or Interests, directors or managers of the Debtors, or any other Person.

XV.	Officers and Boards of Directors of Reorganized Debtors

120. The initial board of directors of Reorganized AbitibiBowater Inc. (the “ABH Board”) shall consist of the persons identified in Plan Supplement 5A, as selected by the Search Committee. The initial officers of Reorganized AbitibiBowater Inc. shall be the Persons identified in Plan Supplement 5A. On the Effective Date and effective as of the Effective Date, the new directors and officers of Reorganized AbitibiBowater Inc. shall be deemed appointed, without the need for any further notice to or action, order or approval of this Court, or other act or action under Applicable Laws.

121. Unless otherwise provided in Plan Supplement 5B in accordance with Section 6.7(c) of the Plan and section 1129(a)(5) of the Bankruptcy Code, on and effective as of the Effective Date, subject to the Restructuring Transactions, the officers and directors of each Debtor (other than AbitibiBowater Inc.) shall continue to serve in their current capacities after the Effective Date, without the need for any further notice to or action, order, or approval of this Court, or other act or action under Applicable Laws.

122. The initial directors, managers and officers of each of the Reorganized Debtors shall serve in accordance with the governing documents of each of the respective Reorganized Debtors, as the same may be amended pursuant to the Plan and from time to time thereafter.

XVI.	Exemption from Transfer Taxes

123. Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of notes, equity securities, instruments or documents under or in connection with the Plan, the assignment or surrender of any lease or sublease, the creation of any mortgage, deed of trust, Lien, pledge or other security interest or the making, assignment or the delivery of any lease, sublease, deed or any other instrument of transfer under, in furtherance of, or in connection with the Plan or Exit Financing Facilities, including any deeds, bills of sale, assignments, mortgages, deeds of trust or similar documents executed in connection with any assets subject to the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, sales, use or other similar tax nor any Uniform Commercial Code filing or recording fee or similar or other governmental assessment, pursuant to section 1146(a) of the Bankruptcy Code. All appropriate state or local government officials or agents shall forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

XVII.	Exemption from Securities Laws

124. Pursuant to section 1125(e) of the Bankruptcy Code, the Debtors’ transmittal of the Solicitation Materials and Rights Offering Materials as set forth herein, their solicitation of acceptances of the Plan and participation in the Rights Offering, and the Reorganized Debtors’ issuance and distribution of any new securities pursuant to the Plan are not and will not be governed by or subject to any otherwise Applicable Law, rule, or regulation governing the solicitation or acceptance of a plan of reorganization or the offer, issuance, sale, or purchase of securities. The offering, sale, issuance and distribution, of the New ABH Common Stock on account of Claims as contemplated by the Plan shall be exempt, pursuant to section 1145 of the Bankruptcy Code, from the registration requirements of Section 5 of the Securities Act and any other applicable law requiring registration or qualification prior to the offering, issuance, distribution, or sale of securities.

125. The offering, issuance and sale of the High-Yield Notes was exempt from registration under Section 5 of the Securities Act pursuant to Section 4(2) of the Securities Act (with respect to the initial sale of the High-Yield Notes to the initial purchasers thereof) and Rule 144A and Regulation S under the Securities Act (with respect to the resale of the High-Yield Notes to investors by the initial purchasers thereof). The issuance of New ABH Common Stock to the Backstop Parties in payment of a Termination Payment (as defined in the Backstop Commitment Agreement) due thereunder on the Effective Date shall be exempt from registration under Section 5 of the Securities Act pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

126. Except with respect to securities held by any entity that is an “underwriter” as that term is defined in section 1145(b) of the Bankruptcy Code, the issuance of securities pursuant to the Plan shall be (a) validly issued, fully paid and nonassessable, and (b) in the case of New ABH Common Stock distributed on account of Claims pursuant to section 1145 of the Bankruptcy Code, freely tradable without registration under section 5 of the Securities Act of 1933.

127. The Debtors and Reorganized Debtors are authorized and directed to take actions to preserve the foregoing exemptions in accordance with the terms of the Backstop Commitment Agreement, the Plan or otherwise as the Debtors and Reorganized Debtors, in consultation with the Creditors Committee, determine is appropriate and necessary.

XVIII.	Executory Contracts and Unexpired Leases; Cure Costs; Labor Agreements

128. In addition to all executory contracts and unexpired leases that have been previously assumed by the Debtors by order of this Court, each of the executory contracts and unexpired leases of the Debtors that are identified in Section 5.1 of the Plan and Plan Supplement 11A, and which are not subject to a pending motion to reject or objection with respect to such assumption, shall be deemed assumed, and assumed and assigned, in accordance with the provision and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

129. The Cure amounts (if any) owed under each executory contract and unexpired lease to be assumed pursuant to the Plan, as set forth in Section 5.1 of the Plan and Plan Supplement 11A, shall be satisfied in accordance with Section 5.1(i) of the Plan and pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure amount in Cash on the Effective Date, or as soon as reasonably practicable thereafter, or as otherwise may be agreed to by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to any such executory contract or unexpired lease. Except as otherwise provided herein, such amounts are the true, correct and only amounts required to be paid upon assumption of such contracts and leases pursuant to section 365(b) of the Bankruptcy Code. Nothing contained herein shall be construed to limit payment of postpetition amounts that may come due under such executory contracts or unexpired leases in the ordinary course prior to assumption. The Debtors reserve their rights to elect to reject any executory contract or unexpired lease where the Cure amount is determined in a manner unacceptable to the Debtors.

130. On the Effective Date, all executory contracts and unexpired leases that are (a) not previously assumed or rejected pursuant to a Final Order prior to the Effective Date, (b) not listed on Plan Supplement 11A, (c) not identified as assumed contracts in Section 5.1 of the Plan, or (d) the subject of a motion to assume filed prior to the Effective Date, shall be deemed to be rejected pursuant to sections 365 and 1123 of the Bankruptcy Code.

131. Executory contracts or unexpired leases subject to a motion to assume or reject pending on the Effective Date shall remain effective pursuant to the terms thereof and shall remain subject to an applicable Final Order. Any Proofs of Claim asserting Claims arising from the rejection of executory contracts and unexpired leases pursuant to the Plan or otherwise must be filed within the earlier of thirty (30) days following (a) the filing of a notice of the occurrence of the Effective Date, and (b) entry of an order by this Court authorizing rejection of such executory contract or unexpired lease. Any Proofs of Claim arising from the rejection of the Debtors’ executory contracts or unexpired leases that are not timely filed shall be disallowed automatically, forever barred, and shall not be enforceable against any Debtor or Reorganized Debtor without the need for any objection by the Debtor or Reorganized Debtors or further notice to or action, order, or approval of the Bankruptcy Court or any other Person, and any Claim arising out of the rejection of the executory contract or unexpired lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary.

132. Entry of this Confirmation Order constitutes an order approving the assumption or rejection of executory contracts or unexpired leases as set forth in Article V of the Plan and associated Cure amounts, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Entry of this Confirmation Order constitutes an order approving the assignment of executory contracts or unexpired leases from one Debtor to another Debtor, as may be necessary as a result of the Restructuring Transactions or otherwise. The Debtors and Reorganized Debtors are hereby authorized to make all necessary Cure payments as provided herein without need for further Court order, and shall make such Cure payments as of the Effective Date or within such reasonably practicable time after the Effective Date.

133. Unless otherwise indicated herein, in the Plan or in the Plan Supplements, all assumptions, assumptions and assignments or rejections of executory contracts and unexpired leases pursuant to the Plan are effective as of the Effective Date. Executory contracts and unexpired leases subject to a motion to assume, assume and assign or reject with a proposed effective date beyond the Effective Date shall be deemed assumed, assumed and assigned or rejected, as applicable, upon the resolution of any objection to the proposed assumption, assumption and assignment, or rejection of the executory contract or unexpired lease, and the time by which the Debtors may assume or reject such executory contracts and unexpired leases under section 365(d)(2) of the Bankruptcy Code is hereby extended until such time.

134. Each executory contract and unexpired lease assumed and/or assigned pursuant to the Plan and this Confirmation Order (or pursuant to any other order of the Court) shall remain in full force and effect and be fully enforceable by the applicable Reorganized Debtor(s) in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Court authorizing and providing for its assumption. To the extent applicable, all executory contracts or unexpired leases of the Reorganized Debtors assumed during the Chapter 11 Cases, including those assumed pursuant to this Confirmation Order and Section 5.1 of the Plan, shall be deemed modified such that the transactions contemplated by the Plan shall not constitute a “change of control,” however such term may be defined in the relevant executory contract or unexpired lease, and any required consent under any such contract or lease shall be deemed satisfied by the Confirmation of the Plan.

135. As of the Effective Date, the Reorganized Debtors shall continue to honor all of the obligations of the Debtors to insurers pursuant to the agreement set forth in Plan Supplement 2, including those incurred on or prior to the Petition Date and the Effective Date under: (i) all applicable workers’ compensation laws; and (ii) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance. Notwithstanding anything to the contrary in the Plan, nothing in the Plan or this Confirmation Order shall: (a) limit, diminish, or otherwise alter or impair the Debtors’, Reorganized Debtors’ and/or insurers’ defenses, claims, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs and/or plans; or (b) preclude or limit, in any way, the rights of the Debtors, Reorganized Debtors and/or insurers to contest and/or litigate with any party the existence, primacy and/or scope of available coverage under any alleged applicable policy, provided further that nothing herein shall be deemed to impose any obligations on the Debtors, Reorganized Debtors or insurers beyond what is provided for in the applicable laws, policies and/or related insurance agreements.

136. Nothing in the Plan, including the injunction and release provisions of Article VIII of the Plan, or in this Confirmation Order shall preclude the Debtors or any insurer from asserting in any proceeding any and all claims, defenses, rights or Causes of Action that it has or may have under or in connection with any insurance policy or any insurance settlement agreement, including the rights of the insurers to contest and/or litigate with any party, including the Debtors, the existence, primacy and/or scope of available coverage under any alleged applicable insurance policy.

137. Neither the Debtors nor the Reorganized Debtors shall cease to be insured parties solely as a result of consummation of the restructurings under the Plan.

138. In clarification of Section 5.4 of the Plan and Plan Supplement 2, while Plan Supplement 2 provides that it shall govern and control “notwithstanding anything to the contrary in the Plan,” this “notwithstanding” language shall not apply to ACE, Liberty and Chartis, and with respect to ACE, Liberty and Chartis, Section 5.4 shall supersede: (i) Plan Supplement 2, (ii) the Cure Notice dated August 30, 2010 [Dkt. No. 3074], and (iii) any other Plan provision that might be deemed contrary to Section 5.4 of the Plan. Accordingly, Section 5.4 of the Plan shall govern and control the rights, duties and treatment of ACE, Liberty and Chartis under the Plan.

139. For the avoidance of doubt, Chartis shall not be required to file any further claim in this Court to compel payment of obligations governed by Section 5.4 of the Plan and no further bar date or other claim filing deadline in these cases shall be applicable to Chartis. The parties may hereafter carry out the provisions of Section 5.4 of the Plan without further order of this Court.

140. Notwithstanding anything to the contrary in the Plan, any supplements thereto, or this Confirmation Order, the terms regarding assumption of certain executory contracts between the Debtors and Hewlett-Packard Company shall be governed by that certain stipulation, executed on September 29, 2010 between the parties.

141. Notwithstanding anything to the contrary contained herein and/or in the Plan, and notwithstanding the $0 asserted Cure amount listed for the “Guarantee of Deductible Reimbursement Agreement” with Liberty Mutual Insurance Group, such assumption shall be without prejudice to the respective rights of the parties, and all such rights are expressly reserved, with respect to claims made by Liberty on account of such agreement for retrospectively adjusted premiums and actual losses and expenses paid by Liberty on the Debtors’ behalf, such that all such amounts that are deemed owed by the Debtors, whether now or in the future, if any, shall be paid to Liberty in the ordinary course of business.

142. Notwithstanding anything to the contrary contained herein and/or in the Plan, and notwithstanding the $0 asserted Cure amount with respect to the assumption of the agreements among Calhoun Newsprint Company, Bowater Incorporated, Bowater Nuway Inc., Advance Publications Inc. and The Herald Company, LLC (collectively the “CNC Parties”), related to the joint venture (the “CNC Joint Venture”) referred to in the Cure Notice, such assumption shall be without prejudice to the respective rights of the CNC Parties, and all such rights are expressly reserved, including, but not limited to, all rights, claims, reimbursement, recoupment and/or setoff rights and defenses relating to the CNC Joint Venture.

143. The Debtors’ assumption on the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code of all Collective Bargaining Agreements set forth in Plan Supplement 1, as such Collective Bargaining Agreements may have been amended from time to time prior to the Effective Date is hereby authorized and approved. On the Effective Date, all Proofs of Claim filed by the Unions in connection with the Collective Bargaining Agreements are deemed withdrawn without prejudice to: (a) the Debtors’ and Reorganized Debtors’ obligations under the Master Agreement (as defined in Section 5.1(h) of the Plan); (b) the Unions’ pursuit of grievances and arbitrations in the ordinary course; (c) the rights of the Unions, the Debtors and the Reorganized Debtors to apply to the Court regarding any dispute over the priority or Plan treatment of any grievance settlement entered by the parties or remedy ordered by an arbitrator pursuant to a Collective Bargaining Agreement; and (d) the Unions’ right to reinstate and file Proofs of Claim if the Plan is not consummated and the Master Agreement is not assumed.

144. Through the Plan, the Debtors are seeking to assume a certain partnership and sale agreement dated as of August 17, 1981 (as may have been amended and supplemented from time to time, collectively, the “Augusta Agreements”) with The Woodbridge Company Limited, Woodbridge International Holdings Limited and Woodbridge International Holdings SA (collectively, “Woodbridge”). Woodbridge filed an objection to the assumption of the Augusta Agreements [Dkt. No. 3284] and previously filed a motion to compel rejection of the Augusta Agreements [Dkt. No. 1765] that remains sub judice. In accordance with Section 5.5(c) of the Plan and as set forth herein, the Augusta Agreements shall be deemed assumed or rejected, as applicable, upon the entry of an order by the Court resolving the objection to the assumption or the motion to compel, and the time by which the Debtors may assume or reject the Augusta Agreements and all related agreements under section 365(d)(2) of the Bankruptcy Code is hereby extended until entry of such order.

XIX.	Reserves

145. The provisions of Section 4.4 of the Plan regarding the treatment and resolution of Class 6 Disputed Claims and the distribution of New ABH Common Stock on account of such Claims are fair and reasonable and approved in all respects.

146. Unless otherwise ordered by the Court, from and after the Effective Date, and until such time as all Disputed Claims in Class 6 have become Allowed Claims, compromised or settled, the Disbursing Agent shall reserve and hold in escrow (the “Disputed Claims Reserve”) for the benefit of each holder of a Disputed Claim in Class 6, New ABH Common Stock (and any dividends thereon) in an amount equal to the Pro Rata Share of New ABH Common Stock which would have been made to the holder of such Disputed Claim if it were an Allowed Claim (but only to the extent such Disputed Claim, if Allowed, would be entitled to a Pro Rata Share of the New ABH Common Stock) in an amount equal to, as applicable: (i) the Disputed Claim amount, unless the Claim is a Disputed Claim solely because of section 502(d) of the Bankruptcy Code, in which case the disputed and undisputed amount (if any) of the Claim shall be reserved or (ii) if the amount of the Disputed Claim shall be estimated by the Court pursuant to section 502 of the Bankruptcy Code for purposes of allowance, such amount determined by the Court (which amount, unless otherwise ordered by the Court, shall constitute and represent the maximum amount in which such Claim may ultimately become an Allowed Claim), or (iii) such other amount as may be agreed upon by the holder of such Disputed Claim and the Debtors or the Reorganized Debtors.

147. The Disbursing Agent shall distribute to the holder of a Class 6 Disputed Claim that becomes an Allowed Claim (but only to the extent such Disputed Claim, if Allowed, would be entitled to a Pro Rata Share of New ABH Common Stock), in whole or in part, the New ABH Common Stock that would have been distributed to the holder of such Allowed Claim on the dates distributions were previously made to holders of other Allowed Claims had such Claim been an Allowed Claim on such dates. The balance, if any, of New ABH Common Stock remaining after distributions are made on account of a Class 6 Disputed Claim that becomes an

Allowed Claim on or after the Court determines that such Class 6 Disputed Claim shall not be an Allowed Claim, in whole or in part, shall be reallocated on a pro rata basis to other Allowed Claims and remaining Disputed Claims in the applicable Class 6, and upon such reallocation, shall be distributed to holders of Allowed Claims in such Class and to the applicable Disputed Claims Reserve for such Class, as appropriate. The Disputed Claims Reserve is intended to be treated for U.S. income tax purposes as a grantor trust of the Debtors.

148. If the Allowed amount of any particular Disputed Claim is reconsidered under section 502(j) of the Bankruptcy Code and Bankruptcy Rule 3008 and/or is Allowed in an amount that is greater than the estimated amount of such Claim, or the ultimately Allowed amount of all Disputed Claims in Class 6 is greater than the estimated aggregate amount of such Claims, no claimant shall have recourse against the Reorganized Debtors (or any property thereof), any distributions made to a creditor in any other Class herein, or any distribution previously made on account of any Allowed Claim (however, nothing herein shall modify any right of a holder of a reconsidered Claim under the penultimate sentence of section 502(j) of the Bankruptcy Code).

XX.	BCFC Resolution

149. Until entry of a further order by the Bankruptcy Court, and solely for purposes of this Confirmation Order and to permit an initial distribution from Bowater on the Initial Distribution Date, Bowater will reserve, on account of the 7.95% Disputed Claims, New ABH Common Stock in an amount equal to the Pro Rata Share of New ABH Common Stock that would have been made to the holder of an Allowed Class 6S Claim in the amount of $743,600,000 (the “Interim BCFC Reserve”). The establishment of the Interim BCFC Reserve does not constitute a waiver, admission, concession or agreement regarding the Allowed amount of the 7.95% Disputed Claims, and all related rights are fully reserved. The Debtors shall promptly seek an order from this Court setting the final reserve amount for the 7.95% Disputed Claims on an expedited basis. No additional reserves or distributions under the Plan on account of any other alleged Claims of BCFC unrelated to the BCFC Contribution Claim, including any alleged Claims against any of the Debtors or their affiliates, are warranted or shall be made now or hereafter. For the avoidance of doubt, the Interim BCFC Reserve is intended solely for the 7.95% Disputed Claims and shall not be increased or modified at any time as a reserve for any other alleged Claims of BCFC unrelated to the 7.95% Disputed Claims. The Debtors are hereby authorized to make distributions on Allowed Claims as of the Effective Date taking into account the Interim BCFC Reserve.

150. On the Initial Distribution Date, Bowater will make a distribution of New ABH Common Stock to the 7.95% Notes Indenture Trustee in accordance with the provisions of the Plan as if such 7.95% Notes Indenture Trustee held an Allowed Class 6S Claim in the aggregate amount of $619,875,000 (the “7.95% Distribution”). Solely for purposes of convenience to facilitate the 7.95% Distribution on the Initial Distribution Date, and subject to further order of this Court, the 7.95% Distribution shall (a) be deemed to have been made on account of the 7.95% Notes Guaranty Claim and (b) be made to or on behalf of, and at the direction of, the 7.95% Notes Indenture Trustee and in accordance with the terms of the 7.95% Notes Indenture. Nothing in the Plan or this Confirmation Order constitutes an admission, concession, acknowledgement, or waiver that the 7.95% Notes Guaranty Claims or the BCFC Contribution Claim are Allowed Claims, and all rights related thereto are fully reserved. To the extent that the 7.95% Distribution is ultimately determined by the Court to have been made on account of the BCFC Contribution Claim, then such 7.95% Distribution shall be deemed to have been made first to or on behalf of, and at the direction of, BCFC. The distribution of the 7.95% Distribution to the 7.95% Notes Indenture Trustee pursuant to this Confirmation Order is for convenience only and shall not be considered by the Court or otherwise in making any determination with regard to whether the BCFC Contribution Claim or the 7.95% Notes Guaranty Claims are duplicative or otherwise subject to disallowance. The 7.95% Notes Indenture Trustee (a) shall arrange to deliver the 7.95% Distribution to or on behalf of holders of the 7.95% Notes, and (b) may retain, and if appropriate, exercise its charging liens against any such distributions. Notwithstanding anything to the contrary herein, the 7.95% Notes Indenture Trustee shall be entitled to distribute and/or otherwise use the 7.95% Distribution in accordance with the 7.95% Notes Indenture and shall have no liability whatsoever, including, without limitation, to BCFC and/or its creditors, based on or related to any such distribution and/or use.

151. As soon as reasonably practicable after the Effective Date, the Debtors or the Reorganized Debtors shall deposit $1,900,000 into an escrow account (the “¨BCFC Escrow Account”) with an escrow agent pursuant to an escrow agreement, all reasonably satisfactory to the Debtors, the BCFC Representative (defined below) and the Creditors Committee, or the Post-Effective Date Claims Agent as applicable. As soon as reasonably practicable after the appointment of a court authorized representative of BCFC other than the debtor-in-possession (such representative, including a BIA trustee, the “BCFC Representative”), the Debtors or the Reorganized Debtors shall pay $100,000 to the BCFC Representative. Amounts on deposit in the BCFC Escrow Account shall be released from time to time by the escrow agent to the BCFC Representative, and such amounts shall be used by the BCFC Representative solely for reimbursing professional fees and expenses incurred by BCFC or the BCFC Representative after the Effective Date in connection with prosecuting the BCFC Contribution Claim (but not any other claim or cause of action), and the actual expenses of winding-up the BCFC estate, including, without limitation, compensation of the BCFC Representative. Amounts shall be released from the BCFC Escrow Account to the BCFC Representative in the amount requested and supported by reasonably detailed invoices within ten (10) days of the BCFC Representative’s written demand to the escrow agent (with a copy of such demand and reasonably detailed invoices to the Reorganized Debtors) only if such amount is accompanied by a written certification by the BCFC Representative that the demand complies with the restrictions on use of funds in the BCFC Escrow Account set forth in this Confirmation Order. To the extent any amounts remain on deposit in the BCFC Escrow Account at the conclusion of prosecution of the BCFC Contribution Claim and winding-up of BCFC’s estate, such amounts will be paid to the Reorganized Debtors. This Court retains exclusive jurisdiction to resolve any disputes arising from or related to the release and use of the BCFC Escrow Account. The BCFC Representative shall have standing to participate in the resolution of any such dispute before this Court, and shall be subject to this Court’s jurisdiction but solely to the extent of such dispute, and solely in its representative, not personal, capacity.

152. In accordance with the Order Authorizing the Bowater Debtors to Enter into the Ninth Consent to the Bowater DIP Credit Agreement [Dkt. No. 2499], Bowater shall pay all invoiced fees for services rendered and expenses incurred by BCFC’s Independent Advisors on or prior to the Effective Date, regardless of when first invoiced and such payment shall not be made from, or reduce amounts on deposit in, the BCFC Escrow Account. For purposes of this Confirmation Order, BCFC’s “Independent Advisors” include Togut, Segal & Segal, LLP, AP Services, LLC and Wickwire Holm and their respective personnel. Bowater and the other Debtors waive any right to seek payment or reimbursement from BCFC for any administrative expense claims of BCFC paid by Bowater or any other Debtor, including, without limitation, for the fees and expenses of the Independent Advisors paid by Bowater.

153. The shares of New ABH Common Stock to which BCFC is entitled under Section 2.15 of the Plan in the amount set forth on Plan Exhibit B6 will be distributed to the BCFC Representative, for the benefit of creditors of BCFC, as soon as reasonably practicable after its appointment. Other than the BCFC Reserve (and other reserves provided for under the Plan) and distributions therefrom on account of the 7.95% Disputed Claims, no other payments or reserves shall be made by any of the Debtors or Reorganized Debtors on account of any claim asserted under, or objection relating to or arising from, the Distribution Model (as defined in the Disclosure Statement) and the Plan, and all such objections are hereby expressly overruled. No further iterations of the Distribution Model shall be made for purposes of allocating value to legal entities under the Plan, now or at any time hereafter, regardless of the ultimate resolution of the BCFC Contribution Claim or otherwise, and no claimant shall have recourse against the Reorganized Debtors (or any property thereof), any distributions made to a creditor in any other Class under the Plan, or any distribution previously made on account of any Allowed Claim, on account of such objections.

154. As soon as reasonably practicable after entry of this Confirmation Order, the Debtors and the Reorganized Debtors shall take such steps as are reasonably necessary or appropriate to cause BCFC to (a) make an assignment for the benefit of its creditors in Nova Scotia under the Bankruptcy Insolvency Act of Canada (the “BIA”), and appoint Peter Wedlake of Green, Hunt Wedlake as trustee in the BIA proceeding to be the BCFC Representative; (b) dismiss its Chapter 11 Case; and (c) dismiss its CCAA proceeding. Bowater and the Reorganized Debtors will negotiate with BCFC a schedule for the litigation of the BCFC Contribution Claim in good faith.

155. All objections to confirmation of the Plan by Wilmington Trust Company, in its capacity as successor indenture trustee for the 7.95% Notes issued by BCFC (“Wilmington Trust”) and Aurelius Capital Management, LP (“Aurelius”) are hereby withdrawn (including any objections under Section 1129(a)(3) of the Bankruptcy Code), other than objections related to the Plan’s allowance on any basis of the 8.00% Convertible Notes Guaranty Claim or any and all claims against or releases given to Fairfax.

156. Wilmington Trust and Aurelius hereby waive any and all of their rights to appeal, seek certiorari, review, reargument, reconsideration, stay or rehearing of this Order (collectively, the “Appeal Rights”) arising from or related to their objections to confirmation of the Plan (including any objections under Section 1129(a)(3) of the Bankruptcy Code), other than any Appeal Right arising from the Plan’s allowance on any basis of the 8.00% Convertible Notes Guaranty Claim or any and all claims against or releases given to Fairfax

157. Notwithstanding anything to the contrary contained in the Plan or this Order, any and all objections, claims, defenses and arguments of Bowater, whether asserted affirmatively, as a counterclaim or otherwise, with respect to the merits of the BCFC Contribution Claim are expressly reserved, except for any argument that no winding-up within the meaning of Section 135 of the Companies Act (Nova Scotia) has occurred because BCFC, as a matter of process, has consented to an assignment under the BIA pursuant to this Order. Notwithstanding the date on which BCFC’s assignment under the BIA occurs, the BCFC Contribution Claim is a prepetition Claim against Bowater (which may include amounts accrued postpetition for interest and other charges to the extent allowed by the Court), and the discharge of the Debtors under the Plan and this Order shall not preclude (a) Allowance of the Contribution Claim under the Plan, and (b) if such Claim is Allowed, distributions on account of such Claim in accordance with the Plan, which distributions, if any, shall be in complete satisfaction, discharge and release of the BCFC Contribution Claim under the Plan and this Order.

XXI.	Resolution of Disputed Claims and Interests; Post-Effective Date Claims Agent

158. Except as expressly provided in this Confirmation Order, the Plan, or as ordered by this Court prior to the Effective Date, no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code or this Court has entered a Final Order allowing such Claim. Any Claim that is not an Allowed Claim shall be entitled to the reserve provisions set forth in Section 4.4 of the Plan and shall be determined, resolved, or adjudicated in accordance with the terms of Article IV of the Plan or other applicable provision of the Plan and Applicable Laws.

159. In accordance with Section 4.3 of the Plan, the Debtors’ entry into the Engagement Agreement between the Debtors, the Reorganized Debtors, and Avidity Partners LLC attached hereto as Exhibit 3 (the “Claims Agent Agreement”), and all of its terms and conditions, are expressly approved; provided, however, that the Claims Agent Agreement is amended to provide that the Debtors and the Reorganized Debtors, as applicable, shall not seek court approval to settle the BCFC Contribution Claim without the consent of the Post-Effective Date Claims Agent, such consent not to be unreasonably withheld. For the avoidance of doubt, the Reorganized Debtors may not settle or compromise the BCFC Contribution Claim without the approval of the Bankruptcy Court. Subject to the terms of the Claims Agent Agreement, all fees and expenses payable thereunder and in accordance with its terms, are hereby approved, without the need for further Court approval or order, including any fees and expenses payable thereunder prior to the Effective Date. The Post-Effective Date Claims Agent shall succeed to the rights and standing of the Creditors Committee for all purposes under the Plan. The Post-Effective Date Claims Agent shall have no responsibility with respect to reserves established in connection with distributions made on the Initial Distribution Date.

160. Except for the Post-Effective Date Claims Agent’s consent rights with respect to the settlement of the BCFC Contribution Claim set forth in paragraph 159 above, the Debtors or Reorganized Debtors, as applicable, shall have the sole and exclusive right to evaluate, make, file, prosecute, settle or abandon objections to Disputed Claims in Class 6 that are not within the Disputed Claims Pool and to Disputed Claims in Classes 7 and 8, and to the Causes of Action retained by the Debtors under the Claims Agent Agreement.

161. Consistent with Bankruptcy Rule 3003(c), the Debtors and Reorganized Debtors shall recognize the Proofs of Claim filed by the Indenture Trustees in respect of the Claims for the holders each represents, in the amounts as Allowed in the Plan. Accordingly, any Claim filed by the registered or beneficial holder of such Claims is hereby disallowed as duplicative of the Claims of the Indenture Trustees without the need for any further action or order except to the extent any Claim, or a portion of a Proof of Claim, filed by a holder of such Claims is not included within the Proofs of Claim filed by the Indenture Trustees.

162. On or after the Effective Date, except as otherwise provided in the Plan, a Claim may not be filed, asserted or amended without the prior authorization of this Court, or unless the Reorganized Debtors otherwise consent, and, absent such authorization or consent, any such new or amended Claim filed or asserted shall be deemed disallowed in full and expunged without any further notice to, or action, order, or approval of this Court or any other Person.

XXII.	Settlement, Release, Injunction, and Exculpation

(1)	Compromise and Settlement

163. Pursuant to sections 1129(a)(3) and 1123(b) of the Bankruptcy Code, Bankruptcy Rule 9019, and Applicable Laws (in each case, to the extent applicable), in consideration of the distributions and other benefits provided under the Plan, the compromises or settlements of all Claims and Interests reflected in the Plan or this Confirmation Order, including the Global Settlement, the Allowance of the 8.00% Convertible Notes Guaranty Claim, and each of the injunctions, releases, exculpations, indemnifications and discharges set forth in the Plan, constitute a good faith compromise and settlement in the best interests of the Debtors and holders of Claims and Interests and are hereby approved; it being understood that the Global Settlement shall not constitute a settlement or compromise of the 7.95% Disputed Claims.

(2)	Discharge of Claims and Termination of Interests

164. Except as otherwise specifically provided in the Plan, and provided that the Secured Funded Debt Claims have been paid in full satisfaction of such obligations (which payment shall be irrevocable), as of the Effective Date, the distributions, rights, and treatments that are provided in the Plan shall be in exchange for and in full and complete satisfaction, discharge, and release of all Claims and Interests in accordance with Article VIII of the Plan. Except as otherwise provided in the Plan or this Confirmation Order, upon the occurrence of the Effective Date, this Confirmation Order shall (i) act as a discharge of the Debtors from all Claims or other debts that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (w) a Proof of Claim is filed or deemed filed pursuant to section 501 of the Bankruptcy Code, (x) a Claim based on such debt is Allowed pursuant to section 502 of the Bankruptcy Code, (y) the holder of a Claim based on such debt has accepted the Plan, or (z) such Claim is listed in the Schedules; and (ii) satisfy, terminate or cancel all Interests and other rights of equity security holders in the Debtors, and such discharge will void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim. As of the Effective Date, except as otherwise provided in the Plan or this Confirmation Order, all Persons shall be precluded from asserting against the Debtors or the Reorganized Debtors, or their respective successors or property, any other or further Claims, demands, debts, rights, Causes of Action, liabilities or equity interests based upon any act, omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

165. Notwithstanding anything to the contrary in this Confirmation Order, Claims for indemnification under the DIP Facility Documents and the Secured Funded Debt Agreements shall survive consummation of the Plan and shall not be precluded, discharged or released.

(3)	Release, Exculpation, and Cancellation of Liens Provisions in the Plan

166. The release, exculpation and cancellation of Liens provisions set forth in Article VIII of the Plan are essential provisions of the Plan and are hereby approved and authorized in their entirety.

(4)	Injunction

167. Except as otherwise provided in the Plan or this Confirmation Order, as of the Effective Date, all Persons that have held, currently hold or may hold a Claim or other debt or liability that is discharged, an Interest or other right of an equity security holder that is terminated, or a Claim, demand, debt, right, Cause of Action or liability that is released pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions against the Debtors or the Reorganized Debtors or their respective property on account of any such discharged Claims, debts or liabilities or terminated Interests or rights and, with respect to all released Claims, demands, debts, rights, Causes of Action or liabilities, as otherwise applicable: (i) commencing or continuing in any manner any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any Lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors or their respective property or any released Person, as applicable; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing in this Confirmation Order will restrict any governmental or regulatory agency from pursuing any regulatory or police enforcement action against the Debtors, the Reorganized Debtors, their current or former officers, directors or employees, and their respective agents, advisors, attorneys and representatives acting in any capacity, other than any action or proceeding of any type to recover monetary claims, damages or penalties against the Debtors for an act or omission occurring prior to Confirmation; provided, further, that nothing herein shall limit the rights of the creditors of BCFC to assert claims against BCFC.

168. Each holder of an Allowed Claim receiving a distribution pursuant to the Plan is deemed to have specifically consented to the injunctions set forth herein in exchange for the distributions pursuant to the Plan.

(5)	Indemnification Obligations

169. Unless expressly modified pursuant to Section 2.18 of the Plan, the respective obligations of each Debtor to indemnify and reimburse Persons who are or were at any time directors, officers, managers, or employees and agents of the Debtors on the Petition Date or at any time thereafter, whether pursuant to certificates or articles of incorporation, codes of regulation, bylaws, limited liability company agreements, limited liability partnership agreements, applicable state or non-bankruptcy law, or specific agreement or any combination of the foregoing, shall be treated as if they are executory contracts that are assumed pursuant to section 365 of the Bankruptcy Code as of the Effective Date, and such obligations shall survive Confirmation of the Plan, and shall not be discharged or Impaired by the Plan, irrespective of whether the indemnification or reimbursement obligation is owed in connection with any event occurring prior to the Effective Date.

XXIII.	Existing Injunctions and Stays Remain in Effect Until Effective Date

170. All injunctions or stays provided in, or in connection with, the Chapter 11 Cases, whether pursuant to section 105 or 362 of the Bankruptcy Code, any other Applicable Laws, any order of the Court or any Final Order, in effect on the Confirmation Date, shall remain in full force and effect until the Effective Date. Nothing herein shall bar the taking of such other actions as are necessary or reasonable to effectuate the transactions contemplated by the Plan or by the Confirmation Order.

XXIV.	Retained Actions

171. Except as otherwise provided in the Plan, this Confirmation Order, or in any prior Court order or document, instrument, release or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Causes of Action including, without limitation, the Causes of Action identified on Plan Supplement 10 (the “Retained Causes of Action”). Subject to Section 4.3 of the Plan, the Reorganized Debtors, as the successors in interest to the Debtors and their Estates, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims. The Debtors or the Reorganized Debtors expressly reserve all rights to prosecute any and all Litigation Claims against any Person, except as otherwise expressly provided in the Plan, and no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches, shall apply to such Litigation Claims upon, after, or as a consequence of Confirmation or the occurrence of the Effective Date.

172. Approval of the Plan is a res judicata determination of such rights to retain and exclusively enforce such Causes of Action, and no such Retained Causes of Action is deemed waived, released or determined by virtue of the entry of this Confirmation Order or the occurrence of the Effective Date, notwithstanding that the specific Claims and Retained Causes of Actions are not identified or described in more detail than as contained in the Plan, the Plan Supplements or in the Disclosure Statement. All Retained Causes of Actions may be asserted or prosecuted before or after the Effective Date.

XXV.	Waiver or Estoppel

173. Each holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including, without limitation, the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, as secured, or not subordinated by virtue of an agreement made with the Debtors or their counsel, the Creditors Committee or its counsel, or any other Person, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers filed with this Court prior to the Confirmation Date.

XXVI.	Failure to Consummate the Plan

174. In the event that all of the conditions to the Effective Date are not satisfied or waived or the Effective Date does not occur, then the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), the assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be null and void; provided, however, that all orders of the Bankruptcy Court and all documents executed pursuant thereto, except this Confirmation Order, shall remain in full force and effect. In such event, nothing contained in the Disclosure Statement, the Plan, the Plan Supplements or this Confirmation Order, and no acts taken in preparation for consummation of the Plan, shall be deemed to constitute a waiver or release of any Claims by or against any of the Debtors or any other Person, to prejudice in any manner the rights of any of the Debtors or any Person in any further proceedings or to constitute an admission of any sort by any of the Debtors or any other Person. If the Effective Date does not occur by December 31, 2010, the Debtors shall cause the Escrow Issuer to redeem the High Yield Notes and pay the premium in accordance with the High Yield Exit Facility.

XXVII.	Dissolution of Creditors Committee

175. On the Effective Date, subject to Section 4.3 of the Plan, the Creditors Committee shall dissolve automatically, whereupon its members, Professionals, and agents shall be released and discharged from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code. The Professionals retained by the Creditors Committee and the members thereof shall be entitled to assert claims for reasonable fees for services rendered and expenses incurred in connection with the consummation of the Plan or file applications for allowance of compensation and reimbursement of expenses of the Creditors Committee’s members or Professionals pending on the Effective Date or filed and served after the Effective Date pursuant to Section 4.1 of the Plan.

176. In the event an appeal is pending from this Confirmation Order as of the Effective Date the Creditors Committee shall remain in existence only for purposes related to the prosecution and defense of such appeal, and the Creditors Committee Professionals shall be entitled to compensation and reimbursement of expenses in connection with such matters.

XXVIII.	Payment of Statutory Fees

177. All fees payable after the Effective Date pursuant to section 1930 of title 28 of the United States Code shall be paid prior to the closing of the Chapter 11 Cases, either when due or as soon thereafter as practicable.

XXIX.	Treatment of Multiple Claims; Cross-Border Protocol

178. To the extent that a Claim is Allowed against the Estate of more than one Debtor, there shall be only a single recovery on account of such Allowed Claim. In addition, to the extent that any obligation that would otherwise constitute a Claim is paid as a CCAA Charge in the CCAA Proceedings, the payment of such CCAA Charge in the CCAA Proceedings shall be the only payment to be made on account of such Claim in the Chapter 11 Cases and the CCAA Proceedings.

179. Subject to Section 8.8 of the Plan, the aggregate recovery under the Plan and the CCAA Plan on account of a claim for which more than one Debtor or CCAA Debtor is also liable, whether on account of a theory of primary or secondary liability, by reason of a guarantee agreement, indemnity agreement, joint and several liability or otherwise, shall not exceed 100% of the greater of (a) the amount of the Allowed Claim or (b) the total amount in which such claim is recognized in the CCAA Proceedings, whether as a Proven Claim, Proven Secured Claim, unaffected claim or otherwise.

180. With respect to Cross-Border Claims (a) there shall only be a single recovery on account of such Allowed Cross-Border Claim, and (b) the aggregate distribution which such Allowed Cross-Border Claim shall receive, whether under the Plan, the CCAA Plan or a combination of both, shall not exceed the greatest distribution which such Allowed Cross-Border Claim would be entitled to receive as an Allowed Claim under the Plan or a Proven Claim or Proven Secured Claim under the CCAA Plan.

181. The Debtors, the Reorganized Debtors, the CCAA Debtors and the Cross-Border Debtors are authorized to take any actions as may be reasonable or necessary to effectuate the provisions and intent of the Plan and this Confirmation Order with respect to issues concerning the Cross-Border Claims or other Claim issues with respect to the Cross-Border Debtors, including with respect to Disbursing Agents.

XXX.	Bar Date for Allowance and Payment of Certain Administrative Claims

(1)	Professional Compensation

182. Persons requesting Professional compensation pursuant to any of sections 327, 328, 330, 331, 363, 503(b) and 1103 of the Bankruptcy Code for services rendered on or before the Confirmation Date shall file and serve on the Debtors, or the Reorganized Debtors, as applicable, the fee auditor, the United States Trustee, and any other party entitled to receive a copy of such application pursuant to rule or order of this Court, an application for final allowance of compensation and reimbursement of expenses on or before thirty (30) days after the Effective Date.

(2)	Other Administrative Claims

183. Except as otherwise provided in Article IV of the Plan, Administrative Claims shall be filed with the Bankruptcy Court and served on the Reorganized Debtors and their counsel no later than thirty (30) days after the Effective Date, unless otherwise ordered by this Court. Any request for the payment of an Administrative Claim that is not timely filed and served shall be discharged and forever barred and the holder of such Administrative Claim shall be enjoined from commencing or continuing any action, process, or act to collect, offset or recover such Claim.

184. The Debtors and the Reorganized Debtors shall have sole responsibility for filing objections to and resolving all requests for the allowance of Administrative Claims; provided, however, the Creditors Committee (or the Post-Effective Date Claims Agent, as applicable) shall have the right to file an objection to any Fee Claims asserted by Professionals retained on behalf of the Debtors.

XXXI.	References to Plan Provisions

185. The Plan is confirmed in its entirety. The Plan (and the CCAA Plan, to the extent applicable in accordance with the terms of the Plan or the CCAA Plan) is hereby incorporated into this Confirmation Order by reference (subject to any provision incorporated by such reference being governed by an express and contradictory provision herein). The failure to reference or discuss any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of, or otherwise affect, the validity, binding effect, and enforceability of such provision, and each provision of the Plan shall have the same validity, binding effect, and enforceability as if fully set forth in this Confirmation Order.

XXXII.	Return of Deposits; Release of Proceeds

186. Unless otherwise agreed upon by the Reorganized Debtors and a particular utility, all utilities (including, without limitation, gas, electric, telephone, trash, and sewer services), including, without limitation, any Person that received a deposit or other form of adequate assurance of performance pursuant to section 366 of the Bankruptcy Code during the Chapter 11 Cases (collectively, the “Deposits”), shall return such Deposits to the Debtors and/or the Reorganized Debtors, as applicable, either by setoff against postpetition indebtedness or by Cash refund, within 45 days following the Effective Date, and as of the Effective Date such utilities are not entitled to make requests for or receive Deposits.

187. With respect to any funds received by the Debtors as a result of asset sales during the Chapter 11 Cases and placed in escrow or trust pending further order of the Court, this Confirmation Order shall constitute such further order. On the Effective Date, such funds shall be released from escrow or trust and revert to the Reorganized Debtors free and clear of any liens, Claims, charges or encumbrances. Any escrow agent or other agent (including the Monitor) holding such funds in escrow on behalf of the Debtors or the Reorganized Debtors is hereby authorized and directed to release such funds to the Debtors or the Reorganized Debtors on the Effective Date or as soon as reasonably practicable thereafter.

XXXIII.	Headings

188. Headings utilized herein are for convenience and reference only, and shall not constitute a part of the Plan or this Confirmation Order for any other purpose.

XXXIV.	Notice of Entry of this Confirmation Order

189. In accordance with Bankruptcy Rules 2002 and 3020(c), the Debtors shall serve a notice of Confirmation (the “Confirmation Notice”) by hand, overnight courier service, or United States mail, first-class postage prepaid, to all Persons having been served with the notice of the Confirmation Hearing within a reasonable period of time after the conditions to effectiveness of the Plan set forth in Section 7.2 of the Plan have been satisfied or waived, which Confirmation Notice shall include notice of the bar date for Administrative Claims; provided, however, that no notice or service of any kind shall be required to be mailed or made upon any Person to whom the Debtors mailed a notice of the Confirmation Hearing but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address,” “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Person, or are otherwise aware, of that Person’s new address.

190. Mailing of the Confirmation Notice in the time and manner set forth in the preceding paragraph shall constitute good and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c), and no other or further notice of Confirmation is necessary.

XXXV.	Retention of Jurisdiction

191. Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the entry of this Confirmation Order or the occurrence of the Effective Date, this Court shall retain jurisdiction as provided in the Plan over all matters arising out of, or related to, the Chapter 11 Cases, the Debtors, the Reorganized Debtors, and the Plan, to the fullest extent permitted by Applicable Laws, including, without limitation, jurisdiction over those matters set forth in Section 10.1 of the Plan.

XXXVI.	Modifications To the Plan, Plan Supplements and Ancillary Documents

192. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, and subject to the restrictions and requirements of section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the Debtors are authorized to modify the Plan, the Plan Supplements and any ancillary document, after the date hereof without further notice to or authorization from this Court to make any of the following modifications: (a) non-material or non-adverse modifications; (b) modifications to remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or this Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan; (c) material or adverse modifications that have been approved by all affected Persons; or (d) other modifications for which this Court has granted approval. Each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan with respect to such Debtor after Confirmation and, to the extent necessary, may initiate proceedings in this Court to so alter, amend, or modify the Plan. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with Section 10.8 of the Plan.

XXXVII.	Tax Matters

193. Notwithstanding anything to the contrary in the Plan, the Liens asserted by Angelina County, Arlington Independent School District, Bexar County, Dallas County, Harris County WCID #21, Harris County, Judson Independent School District and Tarrant County (collectively, the “Texas Ad Valorem Taxing Authorities”), for pre- and post-petition taxes on the assets of the Debtors or proceeds thereof shall continue in the order of their priority, with the same validity, force and effect, that they now have against such assets or proceeds, subject to any Claims and defenses that the Debtors may possess with respect thereto until (i) such secured tax Claims are allowed and paid in full, or (ii) the entry of a further order of this Court.

194. Notwithstanding anything to the contrary in the Plan, the Priority Tax Claims of the Missouri Department of Revenue, the Priority Tax Claims of the Tennessee Department of Revenue, and the secured claims of the Texas Ad Valorem Taxing Authorities on account of unpaid taxes shall receive interest at the applicable nonbankruptcy rate as prescribed in section 511 of the Bankruptcy Code, and such interest shall accrue from and after the Effective Date through the date such claims are paid in full. Further, notwithstanding anything to the contrary in the Plan, to the extent they are over-secured, all secured claims of the Texas Ad Valorem Taxing Authorities on account of unpaid taxes shall be paid interest on such claims as allowed pursuant to section 506(b) of the Bankruptcy Code at their applicable statutory rate as required by section 511 of the Bankruptcy Code from the Petition Date through the Effective Date.

195. The Debtors will pay the post-petition taxes owed to the Texas Ad Valorem Taxing Authorities as billed in the ordinary course of business, without the necessity of the filing of claims or requests for payment. Failure to timely pay such post-petition taxes shall subject the Debtors to the imposition of penalties, interest and collection remedies pursuant to applicable non-bankruptcy law.

196. With respect to the Texas Comptroller of Public Accounts, the Missouri Department of Revenue, and BASF Corporation and its affiliates, the timely assertion of setoff rights that such parties may have preserves any such rights, and those rights are unaffected by the Plan or Confirmation.

197. Notwithstanding Section 2.4 of the Plan, the Debtors shall make any payment on account of any allowed claim of the Texas Comptroller of Public Accounts through quarterly, as opposed to annual, installment payments.

XXXVIII.	Other Resolutions and Reservations of Rights

198. Recently, the Debtors, the Cross-Border Debtors and the CCAA Debtors reached agreement with World Color Press (formerly known as Quebecor World Inc.) and World Color (USA) Corp. (formerly known as Quebecor World (USA) Inc.), together with certain of their respective affiliated entities (collectively, “World Color”) with respect to the resolution of the claims asserted by each of said parties in their respective pending chapter 11 proceedings and CCAA proceedings, and they have submitted a settlement agreement for approval to the courts overseeing their respective bankruptcy proceedings. Notwithstanding anything to the contrary, nothing herein and/or in the Plan, including without limitation, in Sections 5.1(c), 8.4 or 8.5 of the Plan, or in any of such proceedings, or the confirmation or implementation of the Plan shall prejudice the rights of World Color to assert claims or rights of setoff or offset, if any, in connection with their existing filed claims in such proceedings (collectively, the “World Color Claims”) or to otherwise pursue such World Color Claims against the Debtors, the Cross-Border Debtors and the CCAA Debtors in their respective proceedings, subject to the rights of the Debtors, the Cross-Border Debtors and the CCAA Debtors to object to the World Color Claims, consistent with the provisions hereof, and all of World Color’s rights are reserved in this regard. Pending approval of the settlement agreement by the applicable courts, and the effective date thereof, the Debtors shall maintain a Disputed Claims Reserve of New ABH Common Stock on account of the World Color Claims, based on a total Disputed Claim amount of $25,085,976.00 (or $30,343,997.32 in Canadian currency), allocated among certain Debtors, Cross-Border Debtors (but excluding BCFC) and CCAA Debtors, as agreed upon by the parties.

199. Nothing in this Confirmation Order or in the Plan shall be construed as a finding by the Court or an adjudication of the merits of the claims of Paul Planet (“Planet”) or Thor Thorsteinson (“Thorsteinson”), and all rights of Planet and Thorsteinson to assert that they are Eligible Retirees entitled to receive benefits under the New Plans, and to pursue any previously filed claims against the Debtors or the CCAA Debtors as may be appropriate, are fully preserved.

200. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, nothing herein shall affect Caterpillar Financial Services Corporation’s security interests granted pursuant to the Leases (as defined in the Limited Objection filed by CAT Financial) in the Equipment (as defined in the Limited Objection).

201. Plan Supplement 11A (Schedule of Assumed Executory Contracts and Unexpired Leases) is hereby amended by deleting all references to the “Master services, purchase & sale agreement for 11 locations” between “Smurfit Stone Container” and “Donohoe Corp.”, including, without limitation, the cure amount of $305,275.00. Further, notwithstanding anything contained in the Plan to the contrary, the Reorganized Debtors hereby assume that certain Services, Purchase and Sale Agreement between Smurfit-Stone Container Enterprises, Inc. and Abitibi-Consolidated Corp. subject to the parties thereto reaching an agreement with respect to the applicable cure amount in connection with such assumption or, if such agreement cannot be reached, a determination of the applicable cure amount by this Court.

XXXIX.	Distribution Record Date

202. The Distribution Record Date shall be five (5) Business Days after the Confirmation Date, except with respect to (a) Secured Funded Debt Claims, for which the Distribution Record Date shall be the Confirmation Date, and (b) publicly held securities to be cancelled under the Plan.

XL.	Final Order; Waiver of Stay

203. This Confirmation Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof. Notwithstanding Bankruptcy Rules 7062 or 3020(e), this Confirmation Order shall be effective and enforceable immediately upon entry. Pursuant to Bankruptcy Rules 6004(h), 6006(d) and 7062, the Court hereby expressly finds that there is no just reason for delay in the implementation of this Confirmation Order, and this Confirmation Order shall be effective immediately upon entry.

204. If any of the provisions of this Confirmation Order are hereafter reversed, modified, or vacated by subsequent order of this Court or any other court, such reversal, modification, or vacatur shall not affect the validity of the acts or obligations incurred or undertaken pursuant to, or in connection with the Plan prior to the Debtors’ receipt of written notice of such order. Notwithstanding any such reversal, modification, or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification, or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan and all related documents or any amendments or modifications thereto.

XLI.	Authorization To Consummate

205. The Debtors are authorized to consummate the Plan at any time after the entry of this Confirmation Order, subject to the satisfaction or waiver of the conditions precedent to consummation set forth in the Plan. The substantial consummation of the Plan, within the meaning of section 1101(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

Date: Wilmington, Delaware November 23, 2010	IT IS SO ORDERED:

/s/ Kevin J. Carey
Kevin J. Carey
Chief United States Bankruptcy Judge

EXHIBIT 1:

Second Amended Joint Plan of Reorganization

under Chapter 11 of the Bankruptcy Code (as Amended)

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	)
	)	Chapter 11
)
ABITIBIBOWATER INC., et al.,	)	Case No. 09-11296 (KJC)
	)	Jointly Administered
)
Debtors.	)

DEBTORS’ SECOND AMENDED JOINT PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

(AS AMENDED)

Dated: November 23, 2010

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

Kelley A. Cornish

Alice Belisle Eaton

Claudia R. Tobler

Lauren Shumejda

Jacob A. Adlerstein

1285 Avenue of the Americas

New York, New York 10019-6064

Telephone: (212) 373-3000

Facsimile: (212) 757-3990

YOUNG CONAWAY STARGATT & TAYLOR, LLP

Pauline K. Morgan (No. 3650)

Sean T. Greecher (No. 4484)

The Brandywine Building

1000 West Street, 17th Floor

Wilmington, Delaware 19801

Telephone: (302) 571-6600

Facsimile: (302) 571-1253

i

PLAN EXHIBITS

Exhibit A	List of Debtors, Cross-Border Debtors, CCAA Debtors and Canadian Debtors

Exhibit B	Classification of Claims

Exhibit B1	Priority Non-Tax Claims
Exhibit B2	Bowater Secured Bank Claims
Exhibit B3	BCFPI Secured Bank Claims
Exhibit B4	ACCC Term Loan Secured Guaranty Claims
Exhibit B5	Other Secured Claims
Exhibit B6	Unsecured Claims
Exhibit B7	Convenience Claims
Exhibit B8	Intercompany Claims and Intercompany Interests
Exhibit B9	Common Stock Claims and Interests

ii

PLAN SUPPLEMENTS

The following Plan Supplements shall be filed on or before the Supplement Filing Date:

Plan Supplement 1:	Assumed Collective Bargaining Agreements

Plan Supplement 2:	Assumed Insurance Policies and Agreements

Plan Supplement 3:	List of Merged or Dissolved Debtors

Plan Supplement 4A:	Form of Amended Certificates of Incorporation for Reorganized Debtors

Plan Supplement 4B:	Form of Amended Bylaws for Reorganized Debtors

Plan Supplement 5A:	Post-Effective Date Board of Directors and Officers of Reorganized ABH

Plan Supplement 5B:	Post-Effective Date Board of Directors and Officers of Reorganized Debtors other than Reorganized ABH

Plan Supplement 6A:	Management Compensation and Incentive Plans to be Continued Post-Effective Date

Plan Supplement 6B:	Management Compensation and Incentive Plans to be Terminated Post-Effective Date

Plan Supplement 7A:	Employee Compensation and Benefit Programs to be Continued Post-Effective Date

Plan Supplement 7B:	Employee Compensation and Benefit Programs to be Terminated Post-Effective Date

Plan Supplement 8:	Notice of Allowed Claims

Plan Supplement 9:	Exit Financing Facility Documentation

Plan Supplement 10:	Retained Causes of Action

Plan Supplement 11A:	Schedule of Assumed Executory Contracts and Unexpired Leases

Plan Supplement 11B:	Schedule of Rejected Executory Contracts and Unexpired Leases

Plan Supplement 12:	Restructuring Transactions

Plan Supplement 13:	Letters of Credit

iii

INTRODUCTION

AbitibiBowater Inc. (“AbitibiBowater” and together with its subsidiaries, the “Company”) and its affiliated debtors and debtors-in-possession (each a “Debtor” and collectively, the “Debtors”)1 in the above captioned jointly administered Chapter 11 Cases, other than Bowater Canada Finance Corporation (“BCFC”), hereby propose this amended joint plan of reorganization (as defined below, the “Plan”). BCFC has withdrawn its Plan and is no longer seeking confirmation as a proponent of the Plan at this time. Accordingly, all references to the Debtors herein exclude BCFC.

Certain of the Debtors (the “Cross-Border Debtors”)2 and certain non-debtor subsidiaries of AbitibiBowater (such non-debtors, the “CCAA Debtors”3 and together with the Cross-Border Debtors, the “Canadian Debtors”) applied for protection from their creditors under Canada’s Companies’ Creditors Arrangement Act, R.S. C. 1985, c. C-36, as amended (the “CCAA”), in the Superior Court, Commercial Division, for the Judicial District of Montreal, Canada (the “Canadian Court” and the proceedings before the Canadian Court, the “CCAA Proceedings”). Two of the CCAA Debtors – Abitibi-Consolidated Inc. (“ACI”) and Abitibi-Consolidated Company of Canada (“ACCC” and, together with ACI, collectively, the “Chapter 15 Debtors”) – thereafter filed petitions for recognition under chapter 15 of the Bankruptcy Code (the “Chapter 15 Cases”). AbitibiBowater and certain of the Debtors also filed for ancillary relief in Canada seeking provisional relief in support of the Chapter 11 Cases in Canada under section 18.6 of the CCAA.4

[1]	The Debtors in these cases are: AbitibiBowater Inc., AbitibiBowater US Holding 1 Corp., AbitibiBowater US Holding LLC, AbitibiBowater Canada Inc., Abitibi-Consolidated Alabama Corporation, Abitibi-Consolidated Corporation, Abitibi-Consolidated Finance LP, Abitibi Consolidated Sales Corporation, Alabama River Newsprint Company, Augusta Woodlands, LLC, Bowater Alabama LLC, Bowater America Inc., Bowater Canadian Forest Products Inc., Bowater Canadian Holdings Incorporated, Bowater Canadian Limited, Bowater Finance Company Inc., Bowater Finance II LLC, Bowater Incorporated, Bowater LaHave Corporation, Bowater Maritimes Inc., Bowater Newsprint South LLC, Bowater Newsprint South Operations LLC, Bowater Nuway Inc., Bowater Nuway Mid-States Inc., Bowater South American Holdings Incorporated, Bowater Ventures Inc., Catawba Property Holdings, LLC, Coosa Pines Golf Club Holdings LLC, Donohue Corp., Lake Superior Forest Products Inc., Tenex Data Inc, ABH LLC 1 and ABH Holding Company LLC.
[2]	The Cross-Border Debtors are: Bowater Canadian Holdings Incorporated, AbitibiBowater Canada Inc., Bowater Canadian Forest Products Inc., Bowater Maritimes Inc., Bowater LaHave Corporation and Bowater Canadian Limited.
[3]	The CCAA Debtors are: Bowater Mitis Inc., Bowater Guerette Inc., Bowater Couturier Inc., Alliance Forest Products (2001) Inc., Bowater Belledune Sawmill Inc., St. Maurice River Drive Company, Bowater Treated Wood Inc., Canexel Hardboard Inc., 9068-9050 Quebec Inc., Bowater Canada Treasury Corporation, Bowater Canada Finance Limited Partnership, Bowater Shelburne Corporation, 3231078 Nova Scotia Company, Bowater Pulp and Paper Canada Holdings Limited Partnership, Abitibi-Consolidated Inc., Abitibi-Consolidated Company of Canada, Abitibi-Consolidated (U.K.) Inc., Abitibi-Consolidated Nova Scotia Incorporated, 3217925 Nova Scotia Company, Terra-Nova Explorations Ltd., The Jonquiere Pulp Company, The International Bridge and Terminal Company, Scramble Mining Ltd., 9150-3383 Quebec Inc., Star Lake Hydro Partnership, Saguenay Forest Products Inc., 3224112 Nova Scotia Limited, La Tuque Forest Products Inc., Marketing Donohue Inc., Abitibi-Consolidated Canadian Office Products Holdings Inc., 3834328 Canada Inc., 6169678 Canada Incorporated, 4042410 Canada Inc., Donohue Recycling, and 1508756 Ontario Inc.
[4]	The Debtors who obtained section 18.6 relief are: AbitibiBowater Inc., AbitibiBowater US Holding 1 Corp., Bowater Ventures Inc., Bowater Incorporated, Bowater Nuway Inc., Bowater Nuway-Midstates, Inc., Catawba Property Holdings LLC, Bowater Finance Company Inc., Bowater South American Holdings Incorporated, Bowater America Inc., Lake Superior Forest Products Inc., Bowater Newsprint South LLC, Bowater Newsprint South Operations LLC, Bowater Finance II, LLC, Bowater Alabama LLC and Coosa Pines Golf Club Holdings LLC.

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This Plan contemplates a comprehensive reorganization of the Company in Canada and the United States through plans approved under the CCAA and Chapter 11 of the Bankruptcy Code, respectively. The Plan’s underlying financial model assumes an integrated enterprise value for the Company and allocates such value to separate U.S. and Canadian legal entities within the Company’s corporate structure. The Plan also shares other common features with the Company’s CCAA plan of restructuring and compromise (as defined below, the “CCAA Plan”), including financial projections and liquidation analyses. The estimated Plan recoveries against individual Debtors are based upon these underlying shared assumptions and coordinates distributions to creditors in the Chapter 11 Cases with parallel assumptions and complementary distribution mechanics contained in the CCAA Plan. Exhibit A identifies the Debtors, the CCAA Debtors and the Cross-Border Debtors.

The Plan provides for the Company’s reorganization pursuant to the terms of this Plan and the CCAA Plan. By way of overview, the Plan contemplates the payment in full in Cash of all Administrative Claims, inclusive of Claims against any of the Debtors arising under section 503(b)(9) of the Bankruptcy Code and priority claims against the Debtors (subject to permitted installment payments for certain Priority Tax Claims). The Plan also contemplates the repayment in full in Cash of outstanding amounts, if any, and satisfaction of any other Claims arising under the Debtors’ post-petition financing facilities (including the Debtors’ Securitization Facility). In addition, the Plan provides for the treatment of Allowed Claims against, and Interests in, the Debtors as follows:

•	With respect to the Debtors’ pre-petition secured lenders, payment in full in Cash, or such other treatment to which the parties may agree;

•

With respect to certain allowed unsecured convenience class claims in an amount less than, or reduced to, $5,000, payment in Cash in an amount equal to the lesser of 50% of (i) $5,000 or (ii) the allowed amount of such claim;

•

With respect to each holder of an allowed unsecured claim, distribution of its pro rata share of the newly issued common stock of Reorganized ABH allocated to the Debtor against which such claim lies and ability to participate in a rights offering; and

•	No distributions on account of stock issued by AbitibiBowater, including claims arising out of or with respect to such stock interests.

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The Plan does not provide for the substantive consolidation of any of the Debtors’ estates. The Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of the Bankruptcy Court. Accordingly, the Plan constitutes a separate plan of reorganization for each Debtor in the Chapter 11 Cases, including the Cross-Border Debtors, and the CCAA Plan constitutes a separate plan of restructuring and compromise for each entity subject to the CCAA Proceedings, including the Cross-Border Debtors. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code. Reference is made to the Disclosure Statement accompanying this Plan, including the exhibits thereto, for a discussion of the Company’s history, business, properties, results of operations, and projections for future operations and risk factors, together with a summary and analysis of the Plan and the CCAA Plan. All creditors entitled to vote on this Plan are encouraged to consult the Disclosure Statement and to read this Plan carefully before voting to accept or reject this Plan.

NO SOLICITATION MATERIALS, OTHER THAN A DISCLOSURE STATEMENT AND RELATED MATERIALS TRANSMITTED THEREWITH AND APPROVED BY THE BANKRUPTCY COURT, ARE AUTHORIZED BY THE BANKRUPTCY COURT FOR USE IN SOLICITING ACCEPTANCES OR REJECTIONS OF THIS PLAN.

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ARTICLE I

DEFINITIONS AND INTERPRETATION

A. Definitions. The following terms (which appear in this Plan as capitalized terms) shall have the meanings set forth below. A term used in this Plan and not defined in this Plan but that is defined in the Bankruptcy Code has the meaning set forth in the Bankruptcy Code.

1.1 “6.50% Notes” means the 6.50% Notes due June 15, 2013 issued by Bowater pursuant to the 6.50% Notes Indenture.

1.2 “6.50% Notes Indenture” means the indenture, dated as of June 19, 2003, as supplemented, between Bowater, as issuer, and the 6.50% Notes Indenture Trustee.

1.3 “6.50% Notes Indenture Trustee” means The Bank of New York and its successors and assigns, as indenture trustee under the 6.50% Notes Indenture.

1.4 “7.40% Revenue Bonds (2010)” means Pollution Control Facilities Revenue Refunding Bonds, Series 1991A (Bowater Incorporated Project) due January 1, 2010 pursuant to the 7.40% Revenue Bonds (2010) Indenture.

1.5 “7.40% Revenue Bonds (2010) Indenture” means the Trust Indenture, dated as of March 1, 1991, as supplemented, between York County, South Carolina, as issuer, and the 7.40% Revenue Bonds (2010) Indenture Trustee.

1.6 “7.40% Revenue Bonds (2010) Indenture Trustee” means Third National Bank in Nashville and its successors and assigns, as indenture trustee under the 7.40% Revenue Bonds (2010) Indenture.

1.7 “7.40% Revenue Bonds (2010) Loan Agreement” means the Loan Agreement by and between York County, South Carolina and Bowater Incorporated relating to the 7.40% Revenue Bonds (2010), dated as of March 1, 1991.

1.8 “7.40% Revenue Bonds (2022)” means the Solid Waste Recycling Facilities Revenue Bonds, Series 1992 (Calhoun Newsprint Company Project – Bowater Incorporated as Obligor) due December 1, 2022 pursuant to the 7.40% Revenue Bonds (2022) Indenture.

1.9 “7.40% Revenue Bonds (2022) Indenture” means the trust indenture, dated as of December 1, 1992, as supplemented, between The Industrial Development Board of the County of McMinn, as issuer, and the 7.40% Revenue Bonds (2022) Indenture Trustee.

1.10 “7.40% Revenue Bonds (2022) Indenture Trustee” means Third National Bank in Nashville and its successors and assigns, as indenture trustee under the 7.40% Revenue Bonds (2022) Indenture.

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1.11 “7.40% Revenue Bonds (2022) Loan Agreement” means the Loan Agreement by and between The Industrial Development Board of the County of McMinn and Bowater Incorporated relating to the 7.40% Revenue Bonds (2022), dated as of December 1, 1992.

1.12 “7.625% Revenue Bonds” means the Pollution Control Revenue Bonds, Series 1991 (Calhoun Newsprint Company — Bowater Incorporated as Obligor) due March 1, 2016 issued pursuant to the 7.625% Revenue Bonds Indenture.

1.13 “7.625% Revenue Bonds Indenture” means the indenture, dated as of March 1, 1991, as supplemented, between The Industrial Development Board of the County of McMinn, as issuer, and the 7.625% Revenue Bonds Indenture Trustee.

1.14 “7.625% Revenue Bonds Indenture Trustee” means Third National Bank in Nashville and its successors and assigns, as indenture trustee under the 7.625% Revenue Bonds Indenture.

1.15 “7.625% Revenue Bonds Loan Agreement” means the Loan Agreement by and between The Industrial Development Board of the County of McMinn and Bowater Incorporated relating to the 7.625% Revenue Bonds dated, as of March 1, 1991.

1.16 “7.75% Revenue Bonds” means the Solid Waste Recycling Facilities Revenue Bonds, Series 1992 (Great Northern Paper, Inc. Project – Bowater Incorporated as Obligor) due October 1, 2022 issued pursuant to the 7.75% Revenue Bonds Indenture.

1.17 “7.75% Revenue Bonds Indenture” means the trust indenture, dated as of October 1, 1992, as supplemented, between Finance Authority of Maine, as issuer, and the 7.75% Revenue Bonds Indenture Trustee.

1.18 “7.75% Revenue Bonds Indenture Trustee” means Casco Northern Bank, N.A. and its successors and assigns, as indenture trustee under the 7.75% Revenue Bonds Indenture.

1.19 “7.75% Revenue Bonds Loan Agreement” means the Loan Agreement by and between Finance Authority of Maine and Bowater Incorporated relating to the 7.75% Revenue Bonds, dated as of October 1, 1992.

1.20 “7.875% Senior Notes” means the 7.875% Senior Notes due August 1, 2009 issued by Abitibi-Consolidated Finance LP pursuant to the 7.875% Senior Notes Indenture.

1.21 “7.875% Senior Notes Indenture” means the indenture, dated as of July 26, 1999, as supplemented, among Abitibi-Consolidated Finance L.P. and ACI, as issuers, and the 7.875% Senior Notes Indenture Trustee.

1.22 “7.875% Senior Notes Indenture Trustee” means The Bank of Nova Scotia Trust Company of New York and its successors and assigns, as indenture trustee under the 7.875% Senior Notes Indenture.

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1.23 “7.95% Disputed Claims” has the meaning set forth in Section 2.13(b)(ii) of this Plan.

1.24 “7.95% Distribution” has the meaning set forth in Section 3.5 of this Plan.

1.25 “7.95% Notes” means the 7.95% Notes due November 15, 2011 issued by BCFC pursuant to the 7.95% Notes Indenture.

1.26 “7.95% Notes Guaranty” means the guaranty of the 7.95% Notes by Bowater Inc. issued pursuant to the 7.95% Notes Indenture.

1.27 “7.95% Notes Guaranty Claims” means all Claims arising under or relating to the 7.95% Notes Guaranty.

1.28 “7.95% Notes Indenture” means the indenture, dated as of October 31, 2001, as supplemented, among BCFC, as issuer, Bowater, as guarantor, and the 7.95% Notes Indenture Trustee.

1.29 “7.95% Notes Indenture Trustee” means Wilmington Trust Company, as successor indenture trustee to The Bank of New York under the 7.95% Notes Indenture.

1.30 “8.00% Convertible Notes” means the 8% Convertible Notes due April 15, 2013 issued by ABH pursuant to the 8.00% Convertible Notes Indenture.

1.31 “8.00% Convertible Notes Guaranty” means the guaranty of the 8.00% Convertible Notes by Bowater Inc. issued pursuant to the 8.00% Convertible Notes Indenture.

1.32 “8.00% Convertible Notes Guaranty Claims” means all Claims arising under or relating to the 8.00% Convertible Notes Guaranty.

1.33 “8.00% Convertible Notes Indenture” means the indenture, dated as of April 1, 2008, as supplemented, among ABH, as issuer, Bowater, as guarantor, and the 8.00% Convertible Notes Trustee.

1.34 “8.00% Convertible Notes Stipulation” means the stipulation by and among the Debtors, the Creditors Committee and Fairfax with respect to the 8.00% Convertible Notes Guaranty Claims approved by the Bankruptcy Court on June 22, 2010 [Docket No. 2452].

1.35 “8.00% Convertible Notes Trustee” means The Law Debenture Trust Company of New York, as successor indenture trustee to The Bank of New York Trust Company, N.A. under the 8.00% Convertible Notes Indenture.

1.36 “9.00% Debentures” means the 9.00% Debentures due August 1, 2009 issued by Bowater pursuant to the 9.00% Debentures Indenture.

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1.37 “9.00% Debentures Indenture” means the indenture, dated as of August 1, 1989, as supplemented, between Bowater, as issuer, and the 9.00% Debentures Indenture Trustee.

1.38 “9.00% Debentures Indenture Trustee” means Manufacturers Hanover Trust Company and its successors and assigns, as indenture trustee under the 9.00% Debentures Indenture.

1.39 “9.375% Debentures” means the 9.375% Debentures due December 15, 2021 issued by Bowater pursuant to the 9.375% Debentures Indenture.

1.40 “9.375% Debentures Indenture” means the indenture, dated as of December 1, 1991, as supplemented, between Bowater, as issuer, and the 9.375% Debentures Indenture Trustee.

1.41 “9.375% Debentures Indenture Trustee” means Marine Midland Bank, N.A. and its successors and assigns, as indenture trustee under the 9.375% Debentures Indenture.

1.42 “9.50% Debentures” means the 9.50% Debentures due October 15, 2012 issued by Bowater pursuant to the 9.50% Debentures Indenture.

1.43 “9.50% Debentures Indenture” means the indenture, dated as of October 15, 1992, as supplemented, between Bowater, as issuer, and the 9.50% Debentures Indenture Trustee.

1.44 “9.50% Debentures Indenture Trustee” means The Chase Manhattan Bank (National Association) and its successors and assigns, as indenture trustee under the 9.50% Debentures Indenture.

1.45 “10.26% Senior Notes (Series D)” means the 10.26% Senior Notes (Series D) due January 15, 2011 issued by BCFPI (f/k/a Canadian Pacific Forest Products Limited) pursuant to the 10.26% Senior Notes (Series D) Note Agreement.

1.46 “10.26% Senior Notes (Series D) Note Agreement” means the note agreement, dated as of November 1, 1990, as supplemented, between BCFPI, as issuer, and the parties thereto.

1.47 “10.50% Senior Notes (Series B)” means the 10.50% Senior Notes (Series B) due June 15, 2010 issued by BCFPI (f/k/a Canadian Pacific Forest Products Limited) pursuant to the 10.50% Senior Notes (Series B) Note Agreement.

1.48 “10.50% Senior Notes (Series B) Note Agreement” means the note agreement, dated as of June 1, 1990, as supplemented, between BCFPI, as issuer, and the parties thereto.

1.49 “10.60% Senior Notes (Series C)” means the 10.60% Senior Notes (Series C) due January 15, 2011 issued by BCFPI (f/k/a Canadian Pacific Forest Products Limited) pursuant to the 10.60% Senior Notes (Series C) Note Agreement.

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1.50 “10.60% Senior Notes (Series C) Note Agreement” means the note agreement, dated as of November 1, 1990, as supplemented, between BCFPI, as issuer, and the parties thereto.

1.51 “10.625% Senior Notes (Series A)” means the 10.625% Senior Notes (Series A) due June 15, 2010 issued by BCFPI (f/k/a Canadian Pacific Forest Products Limited) pursuant to the 10.625% Senior Notes (Series A) Note Agreement.

1.52 “10.625% Senior Notes (Series A) Note Agreement” means the note agreement, dated as of June 1, 1990, as supplemented, between BCFPI, as issuer, and the parties thereto.

1.53 “10.85% Debentures” means the 10.85% Debentures due November 30, 2014 issued by BCFPI (f/k/a Canadian Pacific Forest Products Limited) pursuant to the 10.85% Debentures Indenture.

1.54 “10.85% Debentures Indenture” means the trust indenture, dated as of December 12, 1989, as supplemented, between BCFPI (f/k/a Canadian Pacific Forest Products Limited), as issuer, and the 10.85% Debentures Indenture Trustee.

1.55 “10.85% Debentures Indenture Trustee” means Computershare Trust Company of Canada, as Successor Trustee to Montreal Trust Company and its successors and assigns, as indenture trustee under the 10.85% Debentures Indenture.

1.56 “13.75% Senior Secured Notes Claims” means all claims, other than the 13.75% Senior Secured Note Guaranty Claims, of the 13.75% Senior Secured Notes Indenture Trustee and the holders of 13.75% Senior Secured Notes arising under or relating to the 13.75% Senior Secured Notes or the 13.75% Senior Secured Notes Indenture and related collateral documents and agreements.

1.57 “13.75% Senior Secured Note Guaranty” means the guaranty of the 13.75% Senior Secured Notes by Donohue Corp., Abitibi Consolidated Sales Corporation, Abitibi-Consolidated Corporation, Abitibi-Consolidated Alabama Corporation, Augusta Woodlands, LLC, Alabama River Newsprint Company and ABH LLC I pursuant to the 13.75% Senior Secured Notes Indenture.

1.58 “13.75% Senior Secured Note Guaranty Claims” means all Claims arising under or relating to the 13.75% Senior Secured Note Guaranty.

1.59 “13.75% Senior Secured Notes” means the 13.75% Senior Secured Notes due April 1, 2011 issued by ACCC pursuant to the 13.75% Senior Secured Notes Indenture.

1.60 “13.75% Senior Secured Notes Indenture” means the Indenture, dated as of April 1, 2008, as supplemented, among ACCC, as issuer, each of the guarantors party thereto and the 13.75% Senior Secured Notes Indenture Trustee.

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1.61 “13.75% Senior Secured Notes Indenture Trustee” means U.S. Bank, National Association, and its successors and assigns, as successor indenture trustee under the 13.75% Senior Secured Notes Indenture.

1.62 “15.50% Senior Note Guaranty” means the unsecured guaranty of the 15.50% Senior Notes by Donohue Corp., Abitibi Consolidated Sales Corporation, Abitibi-Consolidated Corp., Abitibi-Consolidated Alabama Corporation, Augusta Woodlands, LLC, Alabama River Newsprint Company and ABH LLC I pursuant to the 15.50% Senior Notes Indenture.

1.63 “15.50% Senior Note Guaranty Claims” means all Claims arising under or relating to the 15.50% Senior Note Guaranty.

1.64 “15.50% Senior Notes” means the 15.50% Senior Notes due July 15, 2010, issued by ACCC pursuant to the 15.50% Senior Notes Indenture.

1.65 “15.50% Senior Notes Indenture” means the Indenture, dated as of April 1, 2008, as supplemented, among ACCC, as issuer, each of the guarantors party thereto and the 15.50% Senior Secured Notes Indenture Trustee.

1.66 “15.50% Senior Notes Indenture Trustee” means Wilmington Trust Company, as successor indenture trustee to Wells Fargo Bank, National Association under the 15.50% Senior Notes Indenture.

1.67 “2010 STIP” has the meaning set forth in Section 6.8(e) of this Plan.

1.68 “2011 STIP” has the meaning set forth in Section 6.8(e) of this Plan.

1.69 “ABH” means AbitibiBowater Inc.

1.70 “AbitibiBowater” has the meaning set forth on page 1 of this Plan.

1.71 “ABL Exit Financing Facility” means the senior secured asset-based revolving facility to be entered into by the Reorganized Debtors and the lender(s) thereunder as contemplated in Section 6.11 of this Plan, pursuant to such documentation, or a summary thereof, that shall (a) be set forth in a Plan Supplement and filed by the Supplement Filing Date, or (b) be set forth in such other notice and in such form as determined by the Debtors and as is reasonably acceptable to the Creditors Committee, filed on or before the Confirmation Hearing.

1.72 “ACCC” means Abitibi-Consolidated Company of Canada.

1.73 “ACCC Term Loan Agent” means Wells Fargo Bank, N.A. (as successor-in-interest to Goldman Sachs Credit Partners L.P., in its capacity as administrative agent and collateral agent under the ACCC Term Loan Documents).

1.74 “ACCC Term Loan Claims” means Claims for principal and interest, fees and other amounts outstanding under the ACCC Term Loan Documents, including accrued interest at the default rate plus reasonable professional fees.

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1.75 “ACCC Term Loan Documents” means that certain Credit and Guaranty Agreement, dated as of April 1, 2008 (as may have been amended, supplemented, restated, or otherwise modified from time to time), among ACCC in its capacity as a borrower, certain subsidiaries of ABH as guarantors, the lenders from time-to-time party thereto and the ACCC Term Loan Agent, together with all other loan documents, guaranty, and security documents executed in connection therewith, including, without limitation, (x) that certain U.S. Pledge and Security Agreement, dated as of April 1, 2008, among the ACCC Term Loan Agent and certain of the Debtors party to the ACCC Term Loan Secured Guaranty, and (y) that certain U.S. Pledge and Security Agreement, dated as of April 1, 2008, among ACI, ACCC, certain of the Canadian Debtors party to the ACCC Term Loan Secured Guaranty and ACCC Term Loan Agent.

1.76 “ACCC Term Loan Secured Guaranty” means the secured guaranty of the ACCC Term Loan Claims issued by ACI, Abitibi-Consolidated Nova Scotia Incorporated, Terra-Nova Explorations Ltd., The Jonquiere Pulp Company, The International Bridge and Terminal Company, Scramble Mining Ltd., Produits Forestiers Saguenay Inc., Bridgewater Paper Company Limited, Cheshire Recycling Limited, Abitibi-Consolidated (U.K.) Inc., 3224112 Nova Scotia Limited, Donohue Recycling Inc., Marketing Donohue Inc., Donohue Corp., 1508756 Ontario Inc., Abitibi-Consolidated Canadian Office Products Holdings Inc., 3834328 Canada Inc., 6169678 Canada Incorporated, Abitibi Consolidated Sales Corporation, Abitibi-Consolidated Corp., Abitibi-Consolidated Alabama Corporation, Augusta Woodlands, LLC, Alabama River Newsprint Company and ABH LLC I pursuant to the ACCC Term Loan Documents.

1.77 “ACCC Term Loan Secured Guaranty Claims” means all ACCC Term Loan Claims arising under the ACCC Term Loan Secured Guaranty.

1.78 “ACE” has the meaning set forth in Section 5.4 of this Plan.

1.79 “ACI” means Abitibi-Consolidated Inc.

1.80 “ACI and ACCC Note Claims” means all Claims arising from or related to the Canadian Unsecured Notes, as such term is defined in the CCAA Plan.

1.81 “Ad Hoc Unsecured Noteholders Committee” means the informal committee of certain holders of ACI and ACCC Note Claims.

1.82 “Adequate Protection Claim” means a Claim of the Secured Funded Debt Administrative Agents, for themselves and for the benefit of the Secured Funded Debt Lenders, for adequate protection arising under the DIP Facility Order or the Securitization Order.

1.83 “Administrative Claim” means a Claim to the extent that it is of the kind described in section 503(b) of the Bankruptcy Code and is entitled to priority under section 507(a)(1) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary expenses of preserving the Estate, (b) any actual and necessary expenses of operating the business of the Debtors, (c) any actual indebtedness or obligations incurred or assumed by the Debtors during the pendency of the Chapter 11 Cases in connection with the conduct of their business, (d) any actual expenses necessary or appropriate to facilitate or effectuate this Plan, (e) any amount required to be paid under section 365(b)(1) of the Bankruptcy Code in connection

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with the assumption of executory contacts or unexpired leases, (f) all allowances of compensation or reimbursement of expenses to the extent allowed by the Bankruptcy Court under sections 328, 330(a), 331 or 503(b)(2), (3), (4) or (5) of the Bankruptcy Code, (g) Claims arising under section 503(b)(9) of the Bankruptcy Code, and (h) all fees and charges payable pursuant to section 1930 of title 28 of the United States Code.

1.84 “Allowed” means, with respect to a Claim or Interest in the Chapter 11 Cases, or any portion of such Claim or Interest in any Class or category specified herein, a Claim or Interest that either (a) is listed in the Schedules as neither disputed, contingent nor unliquidated and with respect to which no contrary or superseding Proof of Claim has been filed; (b) is evidenced by a Proof of Claim filed on or before the applicable Claims Bar Date and is not listed as disputed, contingent or unliquidated in the Schedules, and as to which no objection or request for estimation has been filed on or before any applicable deadline; (c) is not the subject of an objection to allowance that (i) was filed on or before the Claims Objection Deadline and (ii) has not been settled, waived, withdrawn or denied pursuant to a Final Order; (d) is expressly allowed (i) pursuant to a Final Order, (ii) pursuant to an agreement between the holder of such Claim or Interest and the Debtors or the Reorganized Debtors, as applicable, or (iii) pursuant to the terms of this Plan; (e) was allowed in accordance with the Cross-Border Claims Reconciliation Protocol; or (f) arises from the recovery of property under sections 550 or 553 of the Bankruptcy Code and is allowed in accordance with section 502(h) of the Bankruptcy Code.

1.85 “Allowed Claim” means a Claim or any portion thereof, without duplication, that has been Allowed.

1.86 “Allowed Cross-Border Claim” has the meaning set forth in Section 9.1 of this Plan.

1.87 “Amended Certificates of Incorporation and Bylaws” has the meaning set forth in Section 6.4 of this Plan.

1.88 “Article” means any article of this Plan.

1.89 “Assistant Secretary” means the assistant secretary of any Reorganized Debtor.

1.90 “Avoidance Action” means, collectively, (i) causes of action arising under sections 542, 543, 544, 545, 546, 547, 548, 549, 550 or 553 of the Bankruptcy Code, or under similar or related state or federal statutes or common law, including fraudulent transfer laws, and (ii) causes of action arising under the BIA or under similar or related provincial laws, including fraudulent preference and reviewable transaction laws, in each case whether or not litigation to prosecute such causes of action was commenced prior to the Effective Date.

1.91 “Backstop Commitment Agreement” means the backstop commitment agreement entered into by ABH and the Backstop Parties in connection with the Rights Offering, as may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

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1.92 “Backstop Parties” means certain legal or beneficial holders of unsecured Claims as of May 24, 2010 and any of their affiliates, successors, assigns or replacements, in accordance with the terms and conditions set forth in the Backstop Commitment Agreement.

1.93 “Ballot” means the form distributed to each holder of an Impaired Claim or Interest upon which is to be indicated, among other things, acceptance or rejection of the Plan.

1.94 “Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

1.95 “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware in which the Chapter 11 Cases were filed or any other court with jurisdiction over the Chapter 11 Cases.

1.96 “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the local rules and standing orders of the Bankruptcy Court, as amended from time to time.

1.97 “BCFC” means Bowater Canada Finance Corporation.

1.98 “BCFC Contribution Claim” means the Claim that certain holders of the 7.95% Notes have asserted that BCFC may hold against Bowater pursuant to section 135 of the Nova Scotia Companies Act, R.S.N.S., 1989, c. 81, as amended, based on BCFC’s incorporation as an unlimited liability company under Nova Scotia law. To the extent Allowed, the BCFC Contribution Claim shall be classified and treated as a Class 6 Claim against Bowater for purposes of this Plan.

1.99 “BCFPI” means Bowater Canadian Forest Products Inc.

1.100 “BCFPI Secured Bank Agent” means Bank of Nova Scotia, in its capacity as administrative agent under the BCFPI Secured Bank Documents.

1.101 “BCFPI Secured Bank Claims” means all Claims for principal and interest, fees and other amounts outstanding (including reimbursement obligations for BCFPI Secured Bank Letters of Credit and accrued interest at the default rate plus reasonable professional fees, costs and charges) under the BCFPI Secured Bank Documents.

1.102 “BCFPI Secured Bank Documents” means that certain Credit Agreement, dated as of May 31, 2006, as amended by that certain First Amendment dated as of July 20, 2007, that certain Second Amendment dated as of October 31, 2007, that certain Third Amendment and Waiver dated as of February 25, 2008, that certain Fourth Amendment dated as of March 31, 2008, that certain Fifth Amendment dated as of April 30, 2008, that certain Sixth Amendment dated as of May 28, 2008, that certain Seventh Amendment dated as of June 6, 2008, that certain Eighth Amendment dated as of June 30, 2008, that certain Ninth Amendment and Waiver dated as of August 7, 2008, that certain Tenth Amendment and Waiver dated as of November 12, 2008 and that certain Eleventh Amendment and Consent dated as of February 27, 2009; and as further modified by the letter agreements dated March 17, 2009, March 23, 2009, March 31, 2009 and April 6, 2009, among BCFPI, as the borrower, and Bowater, Bowater Alabama LLC, Bowater Newsprint South Operations LLC, Bowater Newsprint South LLC and certain of the other Debtors, as guarantors, the BCFPI Secured Bank Agent, together with all collateral, security and ancillary documents executed in connection therewith or which relate thereto.

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1.103 “BCFPI Secured Bank Letters of Credit” means the letters of credit listed on Plan Supplement 13 that are issued and outstanding immediately prior to the Effective Date under the BCFPI Secured Bank Documents.

1.104 “BIA” means the Bankruptcy and Insolvency Act (Canada), R.S., 1985, c. B-3, as amended.

1.105 “Board” has the meaning set forth in Section 6.7 of this Plan.

1.106 “Board of Directors” means the board of directors of any Reorganized Debtor other than Reorganized ABH.

1.107 “Bowater” means Bowater Incorporated.

1.108 “Bowater Secured Bank Agent” means Wells Fargo Bank National Association (as successor by merger with Wachovia Bank, National Association), in its capacity as agent under the Bowater Secured Bank Documents.

1.109 “Bowater Secured Bank Claims” means all Claims for principal and interest, fees and other amounts outstanding (including (a) reimbursement obligations for Bowater Secured Bank Letters of Credit; (b) accrued interest at the default rate plus reasonable professional fees; and (c) Obligations as such term is defined in the Bowater Secured Bank Documents) under the Bowater Secured Bank Documents.

1.110 “Bowater Secured Bank Documents” means that certain Credit Agreement, dated as of May 31, 2006, as amended by that certain First Amendment dated as of July 20, 2007, that certain Second Amendment dated as of October 31, 2007, that certain Third Amendment and Waiver dated as of February 25, 2008, that certain Fourth Amendment dated as of March 31, 2008, that certain Fifth Amendment dated as of April 30, 2008, that certain Sixth Amendment dated as of June 30, 2008, that certain Seventh Amendment and Waiver dated as of August 7, 2008, that certain Eighth Amendment and Waiver dated as of November 12, 2008 and that certain Ninth Amendment and Consent dated as of February 27, 2009; and as further modified by letter agreements dated March 17, 2009, March 23, 2009, March 31, 2009 and April 6, 2009 and as otherwise modified as of the date hereof, among Bowater, Bowater Alabama LLC, Bowater Newsprint South LLC and Bowater Newsprint South Operations LLC, certain of the Debtors as guarantors, the lenders and financial institutions from time to time party thereto and the Bowater Secured Bank Agent, together with all collateral, security and ancillary documents executed in connection therewith or which relate thereto.

1.111 “Bowater Secured Bank Letters of Credit” means the letters of credit listed on Plan Supplement 13 that are issued and outstanding immediately prior to the Effective Date under the Bowater Secured Bank Documents, including, without limitation, any letter of credit securing Bowater’s obligations under the Floating Rate Revenue Bonds (2029) Loan Agreement.

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1.112 “Business Day” means any day other than a Saturday, Sunday, “legal holiday” as such term is defined in Bankruptcy Rule 9006(a) or non-judicial day as such term is defined in Article 6 of the Quebec Code of Civil Procedure.

1.113 “Canadian Court” has the meaning set forth on page 1 of this Plan.

1.114 “Canadian Debtor[s]” has the meaning set forth on page 1 of this Plan.

1.115 “Cash” means cash and cash equivalents, such as bank deposits, checks and other similar items or instruments denominated in legal tender of the United States of America.

1.116 “Cause[s] of Action” means any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise, including Avoidance Actions.

1.117 “CCAA” has the meaning set forth on page 1 of this Plan.

1.118 “CCAA Charge” has the meaning assigned to such term in the CCAA Initial Order.

1.119 “CCAA Debtors” has the meaning set forth on page 1 of this Plan.

1.120 “CCAA Initial Order” means the Initial Order entered by the Canadian Court on April 17, 2009, as amended and restated from time to time, pursuant to which, among other things, the Canadian Court provided certain relief under the CCAA to each of the CCAA Debtors and the Cross-Border Debtors.

1.121 “CCAA Plan” means the Canadian Debtors’ plan of reorganization and compromise pursuant to the provisions of the CCAA and Section 191 of the CBCA, as it may be amended, varied, or supplemented by the Company from time to time in accordance with its terms, that was filed on May 4, 2010, as amended on May 24, 2010.

1.122 “CCAA Proceedings” has the meaning set forth on page 1 of this Plan.

1.123 “CDS” means the CDS Clearing and Depository Services Inc., or any of its affiliates.

1.124 “CEO” means ABH’s chief executive officer.

1.125 “Chairman of the Board” means ABH’s chairman of the board.

1.126 “Chapter 11 Cases” means the Debtors’ chapter 11 cases pending the Bankruptcy Court, which are being jointly administered under Case No. 09-11296.

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1.127 “Chapter 15 Cases” has the meaning set forth on page 1 of this Plan.

1.128 “Chapter 15 Debtors” has the meaning set forth on page 1 of this Plan.

1.129 “Chartis” shall mean each of the following, together with any other direct or indirect subsidiary of Chartis Inc. that provides insurance coverage to the debtors: AIG Commercial Insurance Company of Canada, AIG Life Insurance Company, AIU Insurance Company, American Home Assurance Company of Canada, American Home Assurance Company, American International South Insurance Company, American International Specialty Lines Insurance Company, Chartis Insurance Company of Canada, Commerce & Industry Insurance Company, Illinois National Insurance Company, Insurance Company of the State of Pennsylvania, Landmark Insurance Company, Lexington Insurance Company, National Union Fire Insurance Company of Pittsburgh Pa., and New Hampshire Insurance Company.

1.130 “Chief Executive Officer” means the chief executive officer of Reorganized ABH.

1.131 “Chief Financial Officer” means the chief financial officer of Reorganized ABH.

1.132 “Claim” means “claim” as defined in section 101(5) of the Bankruptcy Code, as supplemented by section 102(2) of the Bankruptcy Code, against any of the Debtors, whether or not asserted.

1.133 “Claims and Noticing Agent” means Epiq Bankruptcy Solutions LLC, employed by the Debtors as the official claims, noticing, and balloting agent in the Chapter 11 Cases pursuant to an order of the Bankruptcy Court entered on or about April 17, 2009 [Docket No. 71] and to the extent applicable with respect to the Cross-Border Debtors, the Monitor.

1.134 “Claims Agent Professionals” has the meaning set forth in Section 4.3 of this Plan.

1.135 “Claims Agent Professionals’ Fee and Expense Claim(s)” has the meaning set forth in Section 4.3 of this Plan.

1.136 “Claims Bar Date” means, as applicable, (i) November 13, 2009, the final date for all Persons or Entities asserting certain Claims against any of the Debtors to file Proofs of Claim on account of such Claims, (ii) April 7, 2010, the final date for all individuals who were employees of the Debtors as of the Petition Date or thereafter to file Proofs of Claim on account of such Claims, (iii) the date that is thirty (30) days after the effective date of rejection of an unexpired lease or executory contract for claims arising from such rejection, or (iv) such other date as the Bankruptcy Court may fix with respect to any Claim.

1.137 “Claims Bar Date Orders” means the orders dated September 3, 2009 and February 18, 2010 establishing the Claims Bar Date.

1.138 “Claims Objection Deadline” means the first business day that is one hundred eighty (180) days after the Effective Date, or such other later date the Court may establish upon a motion by the Reorganized Debtors, which motion may be approved without a hearing and without notice to any party.

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1.139 “Class” means each category or group of holders of Claims or Claims and Interests as designated under this Plan.

1.140 “Class 1 Claims” has the meaning set forth in Section 2.8(a) of this Plan.

1.141 “Class 2 Claims” has the meaning set forth in Section 2.9(a) of this Plan.

1.142 “Class 3 Claims” has the meaning set forth in Section 2.10(a) of this Plan.

1.143 “Class 4 Claims” has the meaning set forth in Section 2.11(a) of this Plan.

1.144 “Class 5 Claims” has the meaning set forth in Section 2.12(a) of this Plan.

1.145 “Class 6 Claims” has the meaning set forth in Section 2.13(a) of this Plan.

1.146 “Class 7 Claims” has the meaning set forth in Section 2.14(a) of this Plan.

1.147 “Class 8 Claims and Interests” has the meaning set forth in Section 2.15(a) of this Plan.

1.148 “Class 9 Claims and Interests” has the meaning set forth in Section 2.16(a) of this Plan.

1.149 “Collective Bargaining Agreements” means all collective bargaining agreements to which any of the Debtors, other than the Cross-Border Debtors, is a party on the Confirmation Date, as identified on Plan Supplement 1.

1.150 “Common Stock” means, collectively, (a) the common stock of ABH issued and outstanding immediately prior to the Effective Date, (b) all options, warrants, conversion, privilege or other legal or contractual rights to purchase the common stock of ABH, and (c) any rights associated with the common stock of any predecessor of ABH or any predecessor of ABH’s subsidiaries.

1.151 “Common Stock Claim” means any Claim with respect to the Common Stock of the kind described in section 510(b) of the Bankruptcy Code, together with any Claim asserted by an officer, director or underwriter for contribution, reimbursement or indemnification related thereto or otherwise.

1.152 “Company” has the meaning set forth on page 1 of this Plan.

1.153 “Confirmation” means “confirmation” as used in section 1129 of the Bankruptcy Code.

1.154 “Confirmation Date” means the date on which the Confirmation Order is entered on the docket by the clerk of the Bankruptcy Court.

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1.155 “Confirmation Hearing” means the hearing(s) at which the Bankruptcy Court considers Confirmation of this Plan.

1.156 “Confirmation Order” means an order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

1.157 “Convenience Claims” means (a) with respect to Claims against the Cross-Border Debtors, a Cross-border Convenience Claim, or (b) with respect to any other Unsecured Claims, any Unsecured Claim that is (i) Allowed in an amount of $5,000 or less or (ii) Allowed in an amount greater than $5,000 but which is reduced to $5,000 by an irrevocable written election of the holder of such Claim made on a properly delivered Ballot; provided, however, that any Unsecured Claim that was originally Allowed in excess of $5,000 may not be subdivided into multiple Unsecured Claims of $5,000 or less for purposes of receiving treatment as a Convenience Claim. Notwithstanding anything to the contrary in this Plan, Convenience Claims shall only receive Cash distributions under this Plan.

1.158 “Creditors Committee” means the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases by the Office of the United States Trustee on or about April 28, 2009, pursuant to section 1102 of the Bankruptcy Code, as reconstituted from time to time.

1.159 “Cross-Border Claims Reconciliation Protocol” means the cross-border claims reconciliation protocol that was approved by the Bankruptcy Court on or about January 19, 2010 [Docket No. 1581], as may be amended, modified, or supplemented from time to time.

1.160 “Cross-Border Debtors” has the meaning set forth on page 2 of this Plan.

1.161 “Cross-Border Claims Voting Protocol” means the protocol governing the voting procedures of claims against Cross-Border Debtors filed on June 22, 2010 with the Bankruptcy Court [Docket No. 2460] and that the Bankruptcy Court approved on August 3, 2010 [Docket No. 2807].

1.162 “Cross-border Convenience Claim” has the meaning set forth in the CCAA Plan.

1.163 “Cure” means the distribution, within five (5) Business Days after the Effective Date or such other time as may be agreed upon by the parties or as ordered by the Bankruptcy Court or another court of competent jurisdiction, of Cash or such other property as may be agreed upon by the parties, ordered by the Bankruptcy Court or another court of competent jurisdiction, as the case may be, or determined in such other manner as the Bankruptcy Court may specify, with respect to the assumption of an executory contract or unexpired lease in accordance with the provisions of Article V of this Plan.

1.164 “Debtor(s)” has the meaning set forth on page 1 of this Plan, a list of which entities, together with their individual case numbers in the Chapter 11 Cases, is attached hereto as Exhibit A, and which, for the avoidance of doubt, excludes BCFC.

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1.165 “Dilution” means the dilution resulting from New ABH Common Stock issued (a) pursuant to the management and director compensation and incentive programs set forth in Section 6.8 of this Plan, (b) as a payment under the Backstop Commitment Agreement or any replacement backstop commitment obtained by the Debtors in connection therewith and approved by the Bankruptcy Court and the Canadian Court, (c) upon conversion of the Rights Offering Notes in connection with the Rights Offering on the terms and conditions set forth in the Backstop Commitment Agreement, and (d) to Donohue Corp. pursuant to the Restructuring Transactions, in an amount that is reasonably acceptable to the Creditors Committee and the Backstop Parties.

1.166 “DIP Agent” means Law Debenture Trust Company of New York, in its capacity as successor administrative agent and successor collateral agent under the DIP Facility Documents.

1.167 “DIP Facility Claims” means the Claims of the DIP Agent and the DIP Lenders arising under the DIP Facility Documents and the DIP Facility Order.

1.168 “DIP Facility Documents” means that certain Senior Secured Superpriority Debtor in Possession Credit Agreement, dated as of April 21, 2009 (as amended, modified, or supplemented from time to time), by and among AbitibiBowater Inc., Bowater and BCFPI, as borrowers, the Debtors signatory thereto, as guarantors, the DIP Agent and the DIP Lenders, together with any related collateral, loan or security documents related thereto.

1.169 “DIP Facility Order” means, collectively, (i) that certain Interim Order Pursuant to 11 U.S.C. §§105, 361, 362, 363, 364 and 507 (1) Approving Postpetition Financing, (2) Authorizing Use of Cash Collateral, (3) Granting Liens and Providing Superpriority Administrative Expense Status, (4) Granting Adequate Protection, (5) Modifying the Automatic Stay, and (6) Scheduling a Final Hearing entered by the Bankruptcy Court on or about April 17, 2009 [Docket No. 64] and (ii) that certain Final Order Pursuant to 11 U.S.C. §§105, 361, 362, 363, 364 and 507 (1) Approving Postpetition Financing, (2) Authorizing Use of Cash Collateral, (3) Granting Liens and Providing Superpriority Administrative Expense Status, (4) Granting Adequate Protection, and (5) Modifying the Automatic Stay entered by the Bankruptcy Court on or about June 16, 2009 [Docket No. 503], as amended from time to time.

1.170 “DIP Lenders” means the lenders and financial institutions from time to time party to the DIP Facility Documents defined as “Lenders” thereunder.

1.171 “Disbursing Agent” means one or more disbursing agents, to be designated by the Debtors prior to the Confirmation Hearing in consultation with the Creditors Committee, which may receive and make distributions to holders of Allowed Claims under and as provided in this Plan, including for purposes of making distributions to holders of Allowed Claims against the Cross-Border Debtors, if applicable, the Monitor.

1.172 “Disclosure Statement” means the Disclosure Statement with respect to this Plan approved by order of the Bankruptcy Court and all supplements, schedules and exhibits thereto.

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1.173 “Disputed Claim” means any Claim against a Debtor to the extent that (a) the allowance of such Claim or any portion thereof is the subject of an objection, appeal or motion to estimate that has been timely filed by a party in interest and which objection, appeal or motion has not been determined by a Final Order, (b) such Claim is scheduled by the Debtors in the Schedules as disputed, contingent and/or unliquidated, (c) during the period prior to the deadline fixed by this Plan and/or the Bankruptcy Court for objecting to such Claim, such Claim is in excess of the amount scheduled as other than disputed, unliquidated or contingent, or (d) such Claim may be subject to section 502(d) of the Bankruptcy Code.

1.174 “Disputed Claims Agent Professionals’ Fee and Expense Claim(s)” has the meaning set forth in Section 4.3 of this Plan.

1.175 “Disputed Claims Pool” has the meaning set forth in Section 4.3 of this Plan.

1.176 “Disputed Claims Reserve” has the meaning set forth in Section 4.4(a) of this Plan.

1.177 “Disputed Indenture Trustee Fee Claims” has the meaning set forth in Section 10.13 of this Plan.

1.178 “Distribution Record Date” means other than with respect to any publicly held securities that will be cancelled pursuant to this Plan, the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be five Business Days from and after the Confirmation Date, except for Secured Funded Debt Claims for which such date shall be the Confirmation Date.

1.179 “DTC” means the Depository Trust Company, and its successors and assigns.

1.180 “EBITDA” means earnings before interest, taxes, depreciation and amortization.

1.181 “Effective Date” means the first Business Day this Plan becomes effective and is implemented in accordance with Article VII hereof.

1.182 “Eligible Claims” has the meaning set forth in the Backstop Commitment Agreement.

1.183 “Eligible Holders” has the meaning set forth in the Backstop Commitment Agreement.

1.184 “Employee Transferee” means any officer, director or employee of any of the Debtors on the Petition Date (i) who is not a director, officer or employee of any of the Debtors as of the Effective Date, and (ii) who received a payment or transfer, other than ordinary course wages, compensation or fees paid in the ordinary course, of more than $75,000 during the applicable “look back” period under section 547 of the Bankruptcy Code.

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1.185 “Employee Transferee Action” means any Avoidance Action against an Employee Transferee.

1.186 “Estate” means the estates of the Debtors, individually or collectively, as is appropriate in the context, created in the Chapter 11 Cases pursuant to section 541 of the Bankruptcy Code.

1.187 “Exchangeable Shares” means the exchangeable shares of AbitibiBowater Canada Inc. issued and outstanding prior to the Petition Date.

1.188 “Exchangeable Share Claim” means any Claim with respect to the Exchangeable Shares of the kind described in section 510(b) of the Bankruptcy Code, together with any Claim asserted for contribution, reimbursement or indemnification related thereto.

1.189 “Exculpated Claims” has the meaning set forth in Section 8.6 of this Plan.

1.190 “Exhibit” means any exhibit attached to or incorporated by this Plan.

1.191 “Exit Financing Facility Documents” means the documentation providing for the Exit Financing Facilities, which documentation, or a summary thereof, shall (a) be set forth in a Plan Supplement filed by the Supplement Filing Date, or (b) be set forth in such other notice and in such form as determined by the Debtors and as is reasonably acceptable to the Creditors Committee, filed on or before the Confirmation Hearing.

1.192 “Exit Financing Facilities” means, collectively, the ABL Exit Financing Facility and the Senior Secured Notes.

1.193 “Face Amount” means respecting a Claim, the amount equal to the first of the following that is applicable: (a) the amount fixed or estimated in an order of the Bankruptcy Court; (b) the liquidated amount set forth in a Proof of Claim; or (c) the amount of the Claim listed in the Schedules as liquidated or not contingent. If none of the foregoing applies, the Face Amount of the Claim shall be zero ($0) dollars.

1.194 “Fee Claims” means Allowed Administrative Claims of Professionals.

1.195 “Final DIP Order” means the Final Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364 and 507 (1) Approving Postpetition Financing, (2) Authorizing Use of Cash Collateral, (3) Granting Liens and Providing Superpriority Administrative Expense Status, (4) Granting Adequate Protection, and (5) Modifying the Automatic Stay (Conformed Version of Order [Docket No. 407]), entered by the Bankruptcy Court on June 4, 2009.

1.196 “Final Distribution Date” means a date selected by the Reorganized Debtors in consultation with the Post-Effective Date Claims Agent that is not later than thirty (30) days after the date on which (i) all Disputed Claims in the Chapter 11 Cases shall have been Allowed or disallowed pursuant to a Final Order of the Bankruptcy Court or any other court with competent jurisdiction over such Disputed Claims and (ii) with respect to the Cross-Border Debtors, the CCAA Monitor shall have certified to the Canadian Bankruptcy Court that the last Disputed Claim against the Cross-Border Debtors in the CCAA Proceedings has been finally resolved.

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1.197 “Final Order” means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the subject matter (a) that has not been reversed, stayed, modified or amended and as to which (i) any right to appeal or seek certiorari, review, reargument, stay or rehearing has been waived or (ii) the time to appeal or seek certiorari, review, reargument, stay or rehearing has expired and no appeal or petition for certiorari, review, reargument, stay or rehearing is pending or (b) as to which an appeal has been taken or petition for certiorari, review, reargument, stay or rehearing has been filed and (i) such appeal or petition for certiorari, review, reargument, stay or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which certiorari, review, reargument, stay or rehearing was sought or (ii) the time to appeal further or seek certiorari, further review, reargument, stay or rehearing has expired and no such further appeal or petition for certiorari, further review, reargument, stay or rehearing is pending.

1.198 “Floating Rate Notes (2010)” means the Floating Rate Notes due March 15, 2010 issued by Bowater pursuant to the Floating Rate Notes (2010) Indenture.

1.199 “Floating Rate Notes (2010) Indenture” means the Senior Indenture, dated as of March 17, 2004, as supplemented, among Bowater, as issuer, and the Floating Rate Notes (2010) Indenture Trustee.

1.200 “Floating Rate Notes (2010) Indenture Trustee” means the Bank of New York, and its successors and assigns, as Indenture Trustee under the Floating Rate Notes (2010) Indenture.

1.201 “Floating Rate Revenue Bonds (2029)” means the Tax-Exempt Adjustable Mode Solid Waste Disposal Facilities Revenue Bonds (Bowater Incorporated Project) Series 1999 due June 1, 2029 issued pursuant to the Floating Rate Revenue Bonds (2029) Indenture.

1.202 “Floating Rate Revenue Bonds (2029) Indenture” means the trust indenture, dated as of June 1, 1999, as supplemented, between The Industrial Development Board of the County of McMinn, as issuer, and the Floating Rate Revenue Bonds (2029) Indenture Trustee.

1.203 “Floating Rate Revenue Bonds (2029) Indenture Trustee” means First-Citizens Bank & Trust Company, and its successors and assigns, as indenture trustee under the Floating Rate Revenue Bonds (2029) Indenture.

1.204 “Floating Rate Revenue Bonds (2029) Loan Agreement” means the Loan Agreement by and between the Industrial Development Board of the County of McMinn and Bowater relating to the Floating Rate Revenue Bonds (2029), dated as of June 1, 1999.

1.205 “Impaired” means “impaired” within the meaning of section 1124 of the Bankruptcy Code.

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1.206 “Indemnity Obligations” has the meaning set forth in section 2.18 of this Plan.

1.207 “Indenture(s)” means the 6.50% Notes Indenture, 7.40% Revenue Bonds (2010) Indenture, 7.40% Revenue Bonds (2022) Indenture, 7.625% Revenue Bonds Indenture, 7.75% Revenue Bonds Indenture, 7.875% Senior Notes Indenture, 7.95% Notes Indenture, 8.00% Convertible Notes Indenture, 9.00% Debentures Indenture, 9.375% Debentures Indenture, 9.50% Debentures Indenture, 10.26% Senior Notes (Series D) Note Agreement, 10.50% Senior Notes (Series B) Note Agreement, 10.60% Senior Notes (Series C) Note Agreement, 10.625% Senior Notes (Series A) Note Agreement, 10.85% Debentures Indenture, 13.75% Senior Secured Notes Indenture, 15.50% Senior Notes Indenture, Floating Rate Notes (2010) Indenture and the Floating Rate Revenue Bonds (2029) Indenture.

1.208 “Indenture Trustee(s)” means the 6.50% Notes Indenture Trustee, 7.40% Revenue Bonds (2010) Indenture Trustee, 7.40% Revenue Bonds (2022) Indenture Trustee, 7.625% Revenue Bonds Indenture Trustee, 7.75% Revenue Bonds Indenture Trustee, 7.875% Senior Notes Indenture Trustee, 7.95% Notes Indenture Trustee, 8.00% Convertible Notes Trustee, 9.00% Debentures Indenture Trustee, 9.375% Debentures Indenture Trustee, 9.50% Debentures Indenture Trustee, 10.85% Debentures Indenture Trustee, 13.75% Senior Secured Notes Indenture Trustee, 15.50% Senior Notes Indenture Trustee, Floating Rate Notes (2010) Indenture Trustee and the Floating Rate Revenue Bonds (2029) Indenture Trustee, and in each case their successors and assigns.

1.209 “Indenture Trustee Fee Claims” has the meaning set forth in Section 10.13 of this Plan.

1.210 “Initial Distribution Date” means the first Business Day as soon as practicable after the Effective Date, or such longer period as may be reasonably determined by the Reorganized Debtors in consultation with the Post-Effective Date Claims Agent.

1.211 “Intercompany Claims” means a Claim by a Debtor, BCFC or a CCAA Debtor against a Debtor, BCFC or a CCAA Debtor other than the BCFC Contribution Claim.

1.212 “Intercompany Interest” means an Interest of a Debtor, BCFC or a CCAA Debtor in another Debtor, BCFC or a CCAA Debtor.

1.213 “Interest” means all rights (including unpaid dividends) arising from any equity security (as defined in section 101(16) of the Bankruptcy Code) of any of the Debtors, including, without limitation, preferred shares and the Common Stock, but excluding Common Stock Claims.

1.214 “Interim Distribution Date” means any date after the Initial Distribution Date on which the Reorganized Debtors determine, in consultation with the Post-Effective Date Claims Agent, that an interim distribution should be made to Class 6 or Class 7, in light of, inter alia, resolutions of Disputed Claims and the administrative costs of such a distribution and to the extent applicable with respect to the Cross-Border Debtors, as provided in the CCAA Plan; provided, however, that with respect to any distribution of New ABH Common Stock to current and former directors, officers and employees of the Reorganized Debtors, the Interim

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Distribution Date shall be the first Business Day occurring sixty (60) days after the Initial Distribution Date as determined under the CCAA Plan, and subsequently, the first Business Day occurring sixty (60) days after the immediately preceding Interim Distribution Date unless during any such subsequent sixty (60) day period, the aggregate amount of Allowed employee Claims on which distributions would be made total less than $1,000 (the “Interim Distribution Threshold Amount”), in which case, no interim distributions will be made until the earlier to occur of (a) such time as the aggregate amount of Allowed employee Claims exceeds the Interim Distribution Threshold Amount; or (b) the third subsequent sixty day period has expired.

1.215 “Interim Distribution Threshold Amount” has the meaning set forth in Section 1.214 of this Plan.

1.216 “Liens” means, with respect to any interest in property, any mortgage, lien, pledge, charge, security interest, easement or encumbrance of any kind whatsoever affecting such interest in property.

1.217 “Litigation Claim” means all Causes of Action that any Debtor or Estate may hold against any Person or entity as of the Effective Date, except any Cause of Action that (a) may have been settled by the Debtors on or prior to the Effective Date or (b) shall be released by the Debtors pursuant to Article VIII hereof.

1.218 “LTIP” has the meaning set forth in Section 6.2(a) of this Plan.

1.219 “Master Agreement” has the meaning set forth in Section 5.1(h) of this Plan.

1.220 “Monitor” means Ernst & Young Inc. or any successor thereto appointed in accordance with any order of the Canadian Court.

1.221 “New ABH Common Stock” means the new common stock of Reorganized ABH which shall be issued on the Effective Date or authorized to be issued by Reorganized ABH at any time from and after the Effective Date.

1.222 “Ordinary Course Administrative Claim” means an Administrative Claim that arises in the ordinary course of the Debtors’ operations.

1.223 “Other Secured Claims” means a Secured Claim not classified in Class 2, Class 3 or Class 4 under this Plan.

1.224 “Person” means any person, including, without limitation, any individual, partnership, joint venture, venture capital fund, association, corporation, limited liability company, limited liability partnership, unlimited liability company, trust, trustee, executor, administrator, legal personal representative, estate, group, unincorporated association or organization or governmental unit.

1.225 “Petition Date” means April 16, 2009 for all Debtors other than ABH LLC 1 and ABH Holding Company LLC, and December 21, 2009 for ABH LLC 1 and ABH Holding Company LLC.

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1.226 “Plan” means this Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, the Plan Supplement, and all addenda, exhibits, schedules and other attachments hereto, all of which are incorporated herein by reference, as the same may be amended from time to time, pursuant to this Plan, the Bankruptcy Code or the Bankruptcy Rules.

1.227 “Plan Supplement” means the Supplements to this Plan that will be filed on or before the Supplement Filing Date.

1.228 “Plan Support Agreement” means any plan support agreement entered into by ABH and the Backstop Parties, the form of which is attached as Exhibit D to the Backstop Commitment Agreement.

1.229 “Post-Effective Date Claims Agent” has the meaning set forth in Section 4.3 of this Plan.

1.230 “Post-Effective Date Claims Agent Avoidance Actions” has the meaning set forth in Section 4.3 of this Plan.

1.231 “Post-Effective Date Claims Agent Fund” has the meaning set forth in Section 4.3 of this Plan.

1.232 “President” means the president of any Reorganized Debtor.

1.233 “Priority Non-Tax Claims” means a Claim to the extent that it is of the kind described in, and entitled to priority under, section 507(a)(3), (4), (5) or (6) of the Bankruptcy Code, but other than any Priority Tax Claim.

1.234 “Priority Tax Claim” means a Claim to the extent that it is of the kind described in, and entitled to priority under, section 507(a)(8) of the Bankruptcy Code.

1.235 “Pro Rata Share” means the proportion that the amount of any Allowed Claim in a particular Class bears to the aggregate amount of all Allowed Claims in such Class, except in cases where Pro Rata Share is used in reference to multiple Classes of Claims, in which case Pro Rata Share means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of all Allowed Claims in such multiple Classes.

1.236 “Professional” means any Person retained by the Debtors or the Creditors Committee in the Chapter 11 Cases pursuant to a Final Order of the Bankruptcy Court entered pursuant to sections 327 or 1103 of the Bankruptcy Code.

1.237 “Proof of Claim” means a proof of claim filed by a holder of a Claim against any Debtor (as may be amended and supplemented from time to time pursuant to the Bankruptcy Code or Bankruptcy Rules) on or before the applicable Claims Bar Date, or such other time as may be permitted by the Bankruptcy Court or agreed to by the Debtors.

1.238 “Proven Claim” has the meaning set forth in the CCAA Plan.

1.239 “Proven Secured Claim” has the meaning set forth in the CCAA Plan.

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1.240 “Record Holder” means the holder of a Claim or Interest as of the Distribution Record Date.

1.241 “Reinstated” means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the holder of such Claim, or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; (iv) if such Claim arises from any failure to perform a nonmonetary obligation under a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the holder of such Claim for any pecuniary loss incurred by such holder as the result of such failure; and (v) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the holder thereof.

1.242 “Released Party or Parties” has the meaning set forth in Section 8.5 of this Plan.

1.243 “Reorganized ABH” means, on and after the Effective Date, AbitibiBowater, as reorganized under and pursuant to this Plan.

1.244 “Reorganized Debtors” means, on and after the Effective Date, collectively, all of the surviving Debtors that are reorganized under and pursuant to this Plan.

1.245 “Reorganized U.S. Plan Sponsors” has the meaning set forth in Section 6.10 of this Plan.

1.246 “Restructuring Transactions” has the meaning set forth in Section 6.2 of this Plan.

1.247 “Retained Causes of Action” has the meaning set forth in Section 8.7 of this Plan.

1.248 “Rights Offering” has the meaning set forth in Section 6.12 of this Plan.

1.249 “Rights Offering Notes” has the meaning set forth in Section 6.12 of the Plan.

1.250 “Rights Offering Notes Indenture” has the meaning set forth in Section 6.12 of the Plan.

1.251 “Rights Offering Notes Registration Agreement” has the meaning set forth in Section 6.12 of the Plan.

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1.252 “Sanction Order” means one or more orders of the Canadian Court sanctioning the CCAA Plan pursuant to the CCAA and Section 191 of the Canadian Business Corporations Act as such order may be amended, modified or varied from time to time.

1.253 “Schedules” means the Schedules of Assets and Liabilities filed in the Chapter 11 Cases, as amended, revised or modified from time-to time.

1.254 “Secretary” means any secretary of a Reorganized Debtor.

1.255 “Section” means any section of this Plan.

1.256 “Section 510 Actions” has the meaning set forth in Section 4.3 of this Plan.

1.257 “Section 1145 Cutback” has the meaning set forth in Section 6.12 of this Plan.

1.258 “Search Committee” has the meaning set forth in Section 6.7 of this Plan.

1.259 “Secured Claim” means a Claim that constitutes a secured claim under section 506(a) or 1111(b) of the Bankruptcy Code.

1.260 “Secured Funded Debt Administrative Agents” means, collectively, the Bowater Secured Bank Agent, the BCFPI Secured Bank Agent and the ACCC Term Loan Agent.

1.261 “Secured Funded Debt Agreements” means, collectively, the Bowater Secured Bank Documents, the BCFPI Secured Bank Documents and the ACCC Term Loan Secured Guaranty.

1.262 “Secured Funded Debt Claims” means, collectively the Bowater Secured Bank Claims, the BCFPI Secured Bank Claims, and the ACCC Term Loan Secured Guaranty Claims.

1.263 “Secured Funded Debt Lenders” means, collectively, the lenders and financial institutions from time to time party to the Secured Funded Debt Agreements.

1.264 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.265 “Securitization Claims” means any Claims arising under or relating to the Securitization Facility.

1.266 “Securitization Facility” means the receivables securitization facility made available to certain subsidiaries of ABH pursuant to that certain Second Amended and Restated Receivables Purchase Agreement, dated as of June 16, 2009, as amended, among Abitibi-Consolidated U.S. Funding Corp. as the seller, ACI and Abitibi Consolidated Sales Corporation as originators, Abitibi Consolidated Sales Corporation as servicer, ACI as subservicer, Citibank, N.A. as agent, and the banks named therein, and the other Transaction Documents (as defined therein).

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1.267 “Securitization Order” means, collectively, (i) that certain Interim Order Pursuant to Sections 105, 362(d), 363(b)(I), 363(c)(2), 363(f), 363(l), 363(m), 364 (c)(1), 364(e) and 365 of the Bankruptcy Code (1) Authorizing Entry into an Amended and Restated Guaranteed Receivables Purchase Facility, (2) Authorizing the Sale of Receivables and Related Rights Pursuant to an Amended and Restated Securitization Program, (3) Authorizing ACSC to Cause Payment of Certain Fees Pursuant to the Engagement Letters, (4) Modifying the Automatic Stay, (5) Authorizing the Use of Cash Collateral, (6) Granting Superpriority Administrative Expense Claims, (7) Granting Adequate Protection, (8) Scheduling A Hearing and (9) Granting other Related Relief entered by the Bankruptcy Court on or about June 11, 2009 [Docket No. 458] and (ii) that certain Final Order Pursuant to Sections 105, 362(d), 363(b)(I), 363(c)(2), 363(f), 363(l), 363(m), 364 (c)(1), 364(e) and 365 of the Bankruptcy Code (1) Authorizing Entry into an Amended and Restated Guaranteed Receivables Purchase Facility, (2) Authorizing the Sale of Receivables and Related Rights Pursuant to an Amended and Restated Securitization Program, (3) Authorizing ACSC to Cause Payment of Certain Fees Pursuant to the Engagement Letters, (4) Modifying the Automatic Stay, (5) Authorizing the Use of Cash Collateral, (6) Granting Superpriority Administrative Expense Claims, (7) Granting Adequate Protection, (8) Scheduling A Hearing and (9) Granting other Related Relief [Docket No. 595].

1.268 “Senior Secured Notes” means the senior secured notes to be issued by the Reorganized Debtors as contemplated in Section 6.11 of this Plan, pursuant to such documentation, or a summary thereof, that shall (a) be set forth in a Plan Supplement and filed by the Supplement Filing Date, or (b) be set forth in such other notice and in such form as determined by the Debtors and as is reasonably acceptable to the Creditors Committee, filed on or before the Effective Date.

1.269 “Series A-D Notes” has the meaning set forth in Section 3.4 of this Plan.

1.270 “STIPs” has the meaning set forth in Section 6.8(e) of this Plan.

1.271 “Supplement” means any supplement attached to or incorporated into this Plan, including the Plan Supplements.

1.272 “Supplement Filing Date” means the date or dates on which certain exhibits, schedules and supplements to this Plan, including the Plan Supplements, which shall be in a form reasonably acceptable to the Debtors, the Creditors Committee and the DIP Lenders shall be filed with the Bankruptcy Court, which date or dates shall be at least ten days (10) prior to the Voting Deadline.

1.273 “Toronto Stock Exchange” means the Toronto Stock Exchange, a division of TSX, Inc., through which the senior listing operations of TMX Group Inc. are conducted.

1.274 “UDAG Loan” means the 6.5% UDAG Promissory Note UDAG Loan due February 1, 2010 under which Bowater Newsprint South Operations LLC (f/k/a Newsprint South, Inc.) is the borrower.

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1.275 “Unclaimed Property” means any distribution under the Plan that is unclaimed by the holder of the Allowed Claim entitled to such distribution ninety (90) days after the distribution date applicable to such distribution.

1.276 “Unions” has the meaning set forth in Section 5.1(h) of this Plan.

1.277 “Unsecured Claim” means a Claim that is not an Administrative Claim, a Priority Tax Claim, a Priority Non-Tax Claim, a Bowater Secured Bank Claim, a BCFPI Secured Bank Claim, an ACCC Term Loan Secured Guaranty Claim, an Other Secured Claim, a Secured Claim, a Convenience Claim, an Intercompany Claim, a Common Stock Claim or an Interest.

1.278 “Unsecured Note Claims” means all Claims arising under or relating to the Unsecured Notes, 13.75% Senior Secured Note Guaranty Claims, 15.50% Senior Note Guaranty Claims, 8.00% Convertible Notes Guaranty Claims, 7.40% Revenue Bonds (2010) Loan Agreement, 7.40% Revenue Bonds (2022) Loan Agreement, 7.625% Revenue Bonds Loan Agreement and 7.75% Revenue Bonds Loan Agreement.

1.279 “Unsecured Notes” means the 6.50% Notes, 7.875% Senior Notes, 8.00% Convertible Notes, 9.00% Debentures, 9.375% Debentures, 9.50% Debentures, 10.26% Senior Notes (Series D), 10.50% Senior Notes (Series B), 10.60% Senior Notes (Series C), 10.625% Senior Notes (Series A), 10.85% Debentures, Floating Rate Notes (2010) and UDAG Loan.

1.280 “Unsubscribed Notes” has the meaning set forth in the Backstop Commitment Agreement.

1.281 “U.S. Pension Plans” means the single-employer defined benefit plans indicated on Plan Supplement 7A.

1.282 “U.S. Plan Sponsors” has the meaning set forth in Section 6.10 of this Plan.

1.283 “Voting Deadline” means the date set in an order of the Bankruptcy Court as the deadline for the return of Ballots accepting or rejecting this Plan.

B. Interpretation. For purposes of this Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) unless otherwise provided in this Plan, any reference in this Plan to an existing document or exhibit means such document or exhibit, as it may have been or may be amended, modified or supplemented pursuant to this Plan; (d) unless otherwise specified herein, any reference to a Person as a holder of a Claim includes that Person’s successors, assigns and affiliates; (e) unless otherwise specified, all references in this Plan to sections, Articles, schedules, Supplements and Exhibits are references to sections, Articles, schedules, Supplements and Exhibits of or to this Plan; (f) the words “herein”, “hereof” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles and sections are inserted for convenience of reference only and are not intended to be part of or to affect the interpretation of this Plan; and (h) the rules of construction set forth in section 102 of the Bankruptcy Code will apply.

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C. Computation of Time. In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

D. Currency Denomination. All references in this Plan to monetary figures shall refer to currency of the United States of America unless otherwise indicated.

ARTICLE II

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A. General Rules.

2.1 Classification. Pursuant to sections 1122 and 1123 of the Bankruptcy Code, the following designates the Classes of Claims and Interests under this Plan. A Claim or Interest is in a particular Class for purposes of voting on, and of receiving distributions pursuant to, this Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified, although the treatment for such Claims is set forth below.

2.2 Separate Plans. The Plan does not provide for substantive consolidation of the Estates. Subject to Section 9.1 of this Plan, Claims that are asserted against multiple Debtors shall be treated as separate Claims against each applicable Debtor. The Plan also provides for rights of subrogation and contribution among each Debtor, as applicable, with respect to recoveries on Secured Funded Debt Claims. The aggregate recovery on an Allowed Claim from all sources, including distributions under this Plan, the CCAA Plan or a combination of both, regardless of whether on account of a theory of primary or secondary liability, by reason of guarantee, indemnity agreement, joint and several obligations or otherwise, shall not exceed 100% of the face amount of the underlying Allowed Claim.

B. Unclassified Claims.

2.3 Administrative Claims.

(a) General. Subject to the provisions of Article IV of this Plan and unless otherwise agreed to by the holder of an Allowed Administrative Claim (in which event such other agreement shall govern), each holder of an Allowed Administrative Claim shall be paid in full in Cash (i) at the sole option of the Debtors (before the Effective Date) or the Reorganized Debtors (on or after the Effective Date), (a) in the ordinary course of business as the Claim becomes due and owing or (b) on the Initial Distribution Date, or (ii) on such other date as the Bankruptcy Court may order; provided, however, any payment proposed to be made

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pursuant to subsection (i) above in the aggregate amount of $500,000 or greater, that does not relate to an Allowed Administrative Claim incurred in the ordinary course of business, shall not be paid without the prior consent of the Creditors Committee, such consent not to be unreasonably withheld.

(b) No Double Payment of Administrative Claims. To the extent that an Administrative Claim is Allowed against the Estate of more than one Debtor, there shall be only a single recovery on account of such Allowed Administrative Claim. In addition, to the extent that any obligation that would otherwise constitute an Administrative Claim is paid as a CCAA Charge in the CCAA Proceedings, the payment of such CCAA Charge in the CCAA Proceedings shall be the only payment to be made on account of such Administrative Claim in the Chapter 11 Cases and the CCAA Proceedings.

2.4 Priority Tax Claims. Unless otherwise agreed to by the holder of an Allowed Priority Tax Claim (in which event such other agreement shall govern), each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Reorganized Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, but no later than thirty (30) days after the Effective Date, or (b) through equal annual installment payments in Cash (i) of a total value, as of the Effective Date of the Plan, equal to the allowed amount of such Claim; (ii) over a period ending not later than 5 years after the Petition Date; and (iii) in a manner not less favorable than the most favored nonpriority unsecured claim provided for by the Plan. All Allowed Priority Tax Claims against any of the Debtors that are not due and payable on the Effective Date shall be paid in the ordinary course of business by the Reorganized Debtors in accordance with the applicable non-bankruptcy law governing such Claims.

2.5 DIP Facility Claims. On the Effective Date, if not previously repaid in full, all DIP Facility Claims shall be paid in full in Cash, or otherwise satisfied in a manner acceptable to the DIP Agent and each DIP Lender.

2.6 Securitization Claims. On the Effective Date, all outstanding receivables interests purchased under the Securitization Facility will be repurchased in Cash for a price equal to the par amount thereof plus accrued yield and fees and servicing fees payable under the Securitization Facility, and any unpaid fees and expenses or other amounts payable under the Securitization Facility, whether by a Debtor or an affiliate of the Debtors, if any, and any Securitization Claims shall be paid in full in Cash. On the Effective Date, after all such receivables interests are repurchased and all such payments are made, the Securitization Facility shall be terminated, and all Securitization Claims and any claims against, or obligations of, Abitibi-Consolidated U.S. Funding Corp. arising under the Securitization Facility or under the Securitization Order shall be deemed fully satisfied and released.

2.7 Adequate Protection Claims. On the Effective Date, Adequate Protection Claims shall be deemed satisfied in full by all interest payments and professional fee payments made by the applicable Debtors pursuant to, and in accordance with, the DIP Facility Order and the Securitization Order (as applicable).

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C. Classified Claims and Interests.

2.8 Class 1 – Priority Non-Tax Claims.

(a) Classification. Classes 1A through 1HH (collectively, the “Class 1 Claims”), as set forth on Exhibit B1, consist of all Priority Non-Tax Claims.

(b) Allowance. Class 1 Claims shall be allowed or disallowed in accordance with Article IV of this Plan and applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

(c) Treatment. Unless otherwise agreed to by the holder of an Allowed Priority Non-Tax Claim (in which event such agreement shall govern), each holder of an Allowed Class 1 Claim, in full satisfaction of such Claim, shall be paid in full in Cash on the later of the Initial Distribution Date and a date that is as soon as practicable after the date upon which such Claim becomes an Allowed Priority Non-Tax Claim.

(d) Impairment and Voting. Class 1 Claims are unimpaired and the holders thereof are not entitled to vote on this Plan.

2.9 Class 2 – Bowater Secured Bank Claims.

(a) Classification. Class 2A through 2G (collectively, the “Class 2 Claims”), as set forth on Exhibit B2, consist of all Bowater Secured Bank Claims.

(b) Allowance. Class 2 Claims shall be Allowed Claims pursuant to this Plan in the principal amount as set forth on Exhibit B2 plus any amounts, all to the extent not otherwise included in the amount set forth on Exhibit B2, for interest, fees and other amounts outstanding (including (i) reimbursement obligations for Bowater Secured Bank Letters of Credit; (ii) accrued interest at the default rate plus reasonable professional fees; and (iii) Obligations as such term is defined in the Bowater Secured Bank Documents) under the Bowater Secured Bank Documents.

(c) Treatment. Holders of Class 2 Claims, in full satisfaction of such Claims (other than Claims in respect of Bowater Secured Bank Letters of Credit), shall (i) be paid in full in Cash on, or as soon as practicable after but in any event, not later than five (5) business days after, the Effective Date, or (ii) receive such treatment as otherwise agreed to by the Debtors and the holders of such Claims. In addition, in full satisfaction of Claims in respect of Bowater Secured Bank Letters of Credit, holders of Class 2 Claims shall receive on, or as soon as practicable after, the Effective Date, the return of the original letters of credit marked “cancelled”, or “back up” letters of credit or cash collateral provided to or held by the Issuing Lender (as defined in the Bowater Secured Bank Documents), in each case in the amount of 105% of the face amount of the Bowater Secured Bank Letters of Credit, or treatment on such other terms as the Debtors and holders of such Claims may agree; provided, however, that any “back up” letters of credit provided hereunder must be issued by financial institutions that are reasonably satisfactory to the Debtor or Reorganized Debtors and the Bowater Secured Bank Agent and the Issuing Lender; provided further, however, that the Bowater Secured Bank Documents shall govern the amount of any fees or other costs and expenses (if any) payable on

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account of the Bowater Secured Bank Letters of Credit. In no event shall holders of Class 2 Claims receive aggregate distributions on account of Class 2 Claims under this Plan or the CCAA Plan in excess of the Allowed amount of the Bowater Secured Bank Claims.

(d) Impairment and Voting. Class 2 Claims are unimpaired and the holders thereof are not entitled to vote on this Plan.

2.10 Class 3 – BCFPI Secured Bank Claims.

(a) Classification. Class 3A through 3G (collectively, the “Class 3 Claims”), as set forth on Exhibit B3, consist of all BCFPI Secured Bank Claims.

(b) Allowance. Class 3 Claims shall be Allowed Claims pursuant to this Plan in the principal amount as set forth on Exhibit B3 plus any amounts, all to the extent not otherwise included in the amount set forth on Exhibit B3, for interest, fees and other amounts outstanding (including (i) reimbursement obligations for BCFPI Secured Bank Letters of Credit; (ii) accrued interest at the default rate plus reasonable professional fees; and (iii) Obligations as such term is defined in the BCFPI Secured Bank Documents) under the BCFPI Secured Bank Documents.

(c) Treatment. Holders of Class 3 Claims, in full satisfaction of such Claims (other than Claims in respect of BCFPI Secured Bank Letters of Credit), shall (i) be paid in full in Cash on, or as soon as practicable after, but in any event not later than five (5) business days after, the Effective Date and in the currency as set forth in paragraph L(vii) of the Final DIP Order, or (ii) receive such treatment as otherwise agreed to by the Debtors and the holders of such Claims. In addition, in full satisfaction of Claims in respect of BCFPI Secured Bank Letters of Credit, either (i) holders of Class 3 Claims shall receive on, or as soon as practicable after, but in any event not later than five (5) business days after, the Effective Date, cash collateral in the aggregate face amount of the BCFPI Secured Bank Letters of Credit plus an amount sufficient to cover all fees for the term of each BCFPI Secured Bank Letter of Credit and in the currency of such BCFPI Secured Bank Letter of Credit, (ii) the BCFPI Secured Bank Agent shall have received undrawn the original BCFPI Secured Bank Letters of Credit marked “cancelled” and such BCFPI Secured Bank Letters of Credit shall be extinguished, or (iii) the holders of Class 3 Claims shall receive such other treatment with respect to the BCFPI Secured Bank Letters of Credit on such other terms as to which the Debtors and holders of such Claims may agree. In no event shall holders of Class 3 Claims receive aggregate distributions on account of such Class 3 Claims under this Plan or the CCAA Plan in excess of the Allowed amount of the BCFPI Secured Bank Claims.

(d) Impairment and Voting. Class 3 Claims are unimpaired and the holders thereof are not entitled to vote on this Plan.

2.11 Class 4 – ACCC Term Loan Secured Guaranty Claims.

(a) Classification. Classes 4A through 4G (collectively, the “Class 4 Claims”), as set forth on Exhibit B4, consist of all ACCC Term Loan Secured Guaranty Claims.

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(b) Allowance. Subject to Section 9, Class 4 Claims shall be Allowed Claims pursuant to this Plan in the principal amount of $346,898,769.39, together with all accrued and unpaid interest (including default rate interest), costs, fees, expenses and other amounts outstanding to the extent provided under the ACCC Term Loan Documents, calculated through and including the date on which the distributions are actually made to the holders of the Class 4 Claims.

(c) Treatment. Holders of Class 4 Claims, in full satisfaction of such Claims, shall (i) be paid in full in Cash (including through the release of Cash held in escrow by the ACCC Term Loan Agent in the amount of $3,285,902.23 pursuant to the terms of the Securitization Order) on, or as soon as practicable after, the Effective Date, or (ii) receive such treatment as otherwise agreed by the Debtors and the holders of such Claims.

(d) Impairment and Voting. Class 4 Claims are unimpaired and the holders thereof are not entitled to vote on this Plan.

2.12 Class 5 – Other Secured Claims.

(a) Classification. Classes 5A through 5HH (collectively, the “Class 5 Claims”), as set forth on Exhibit B5, consist of all Other Secured Claims.

(b) Allowance. Class 5 Claims shall be allowed or disallowed to the extent permitted by section 506 of the Bankruptcy Code and other applicable provisions of the Bankruptcy Code and Bankruptcy Rules in accordance with Article IV of this Plan.

(c) Treatment. Each holder of an Allowed Class 5 Claim shall, in full satisfaction of such Claim, at the sole option of the Debtors, be (i) paid in full in Cash on the Initial Distribution Date, (ii) reinstated according to the terms of the relevant instrument, (iii) paid on such other terms as the Debtors and the holder of such Claim may agree, or (iv) satisfied through the surrender by the applicable Debtors of the collateral securing the Claim to the holder thereof.

(d) Impairment and Voting. Class 5 Claims are unimpaired and the holders thereof are not entitled to vote on this Plan.

2.13 Class 6 – Unsecured Claims.

(a) Classification. Classes 6A through 6HH (collectively, the “Class 6 Claims”), as set forth on Exhibit B6, consist of all Unsecured Claims.

(b) Allowance and Acknowledgment. (i) Subject to Section 9 of this Plan, Class 6 Claims shall be allowed or disallowed in accordance with Article IV of this Plan and applicable provisions of the Bankruptcy Code and Bankruptcy Rules; provided, however, that, notwithstanding anything in the Debtors’ Schedules to the contrary, and unless otherwise agreed to by the Debtors or ordered by the Bankruptcy Court, the Unsecured Note Claims set forth on Exhibit B6 shall be Allowed Class 6 Claims solely in the amount set forth and against the applicable Debtor(s) identified in Exhibit B6.

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(ii) Acknowledgment. Bowater acknowledges that at least one of the BCFC Contribution Claim or the 7.95% Notes Guaranty Claim (such Claims, collectively, the “7.95% Disputed Claims”) will be an Allowed Claim in Class 6S against Bowater. Subject to Bowater’s rights to settle the 7.95% Disputed Claims, the Court, in accordance with Section 4.4 of this Plan and the Claims reconciliation process, shall determine whether such Allowed Claim is on account of the BCFC Contribution Claim and/or the 7.95% Notes Guaranty Claim. This acknowledgment shall not be interpreted to prejudice the rights, if any, of any party in interest to seek to have Allowed the 7.95% Notes Guaranty Claim or the BCFC Contribution Claim or both, or the rights of any party in interest to object to one or both of such Claims on any basis.

(c) Treatment. Subject to Section 9 of this Plan, each holder of an Allowed Class 6 Claim shall, in full satisfaction of such Claim, (i) receive its Pro Rata Share of the number of shares of New ABH Common Stock allocated to the Debtor against which such Claim is Allowed as set forth in Exhibit B6 attached hereto, subject to Dilution; and (ii) to the extent eligible, be entitled to participate in the portion of the Rights Offering allocated to the Debtor against which such Claim is Allowed based on the allocations of New ABH Common Stock allocated to such Debtor as set forth in Exhibit B6 attached hereto. The provisions of this Plan relating to distributions on account of the 13.75% Senior Secured Note Guaranty Claims shall not apply to the extent that the 13.75% Senior Secured Notes Claims are paid in full in the CCAA Proceedings on or before the Effective Date of this Plan. To the extent Allowed, the BCFC Contribution Claim shall be classified and treated as a Class 6 Claim against Bowater for purposes of this Plan, and any portion of the Rights Offering allocated on account of such Claim shall be allocated for the benefit of creditors of BCFC to be exercised by such creditors as if such creditors were the holders of the BCFC Contribution Claim.

(d) Impairment and Voting. Class 6 Claims are impaired and the holders thereof are entitled to vote on this Plan.

2.14 Class 7 – Convenience Claims.

(a) Classification. Classes 7A through 7HH (collectively, the “Class 7 Claims”), as set forth on Exhibit B7, consist of all Convenience Claims.

(b) Allowance. Class 7 Claims shall be allowed or disallowed in accordance with Article IV of this Plan and applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

(c) Treatment. Each holder of an Allowed Class 7 Claim shall, in full satisfaction of such Claim, be paid in Cash in an amount equal to the lesser of 50% of (i) $5,000 or (ii) the amount of its Allowed Class 7 Claim; provided, however, that if the holders of Class 7 Claims against any Debtor do not accept the Plan by the requisite majorities set forth in section 1126(c) of the Bankruptcy Code, then the holders of Allowed Convenience Claims for such Debtor shall be treated as holders of Class 6 Claims against such Debtor, and shall be treated in accordance with Section 2.13 of this Plan.

(d) Impairment and Voting. Class 7 Claims are impaired and the holders thereof are entitled to vote on this Plan.

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2.15 Class 8 – Intercompany Claims and Intercompany Interests.

(a) Classification. Class 8 consists of all Intercompany Claims and Intercompany Interests (collectively, the “Class 8 Claims and Interests”), other than to the extent Allowed, the BCFC Contribution Claim.

(b) Allowance. Subject to Sections 6.2, 6.3 and 6.17 of this Plan, and except as otherwise ordered by the Bankruptcy Court with respect to a particular Intercompany Claim or Intercompany Interest, on the Effective Date, at the option of the Debtors or the Reorganized Debtors, the Intercompany Claims and Intercompany Interests shall either be (a) Reinstated, in full or in part, and treated in the ordinary course of business, or (b) cancelled and discharged, in full or in part; provided, however, that any election by the Debtors or the Reorganized Debtors hereunder shall not impact any recoveries under this Plan.

(c) Treatment. Unless otherwise ordered by the Bankruptcy Court with respect to a particular Intercompany Claim or Intercompany Interest, and subject to Sections 6.2, 6.3 and 6.17 hereof, holders of Intercompany Claims and Intercompany Interests shall not receive or retain any property on account of such Intercompany Claims and Intercompany Interests to the extent such claim is cancelled and discharged as provided in Section 2.15(b).

(d) Impairment and Voting. Class 8 Claims and Interests are impaired, shall be deemed to accept this Plan and shall not vote on this Plan.

2.16 Class 9 – Common Stock and Common Stock Claims.

(a) Classification. Class 9A and Class 9D (the “Class 9 Claims and Interests”) consist of all Common Stock, Common Stock Claims, Exchangeable Shares and Exchangeable Share Claims.

(b) Treatment. The Class 9 Claims and Interests shall be cancelled, and the holders thereof shall not be entitled to receive or retain any property on account of such Class 9 Claims and Interests.

(c) Impairment and Voting. Class 9 Claims and Interests are impaired and deemed to reject the Plan, and the holders thereof are not entitled to vote to accept or reject the Plan.

2.17 Limits on Certain Distributions. No agreements for the treatment of Claims permitted in Section 2.3 through and including Section 2.12 (if any) shall provide for distributions of New ABH Common Stock to holders of Claims in such sections. For the avoidance of doubt, no distributions of New ABH Common Stock shall be made on account of Administrative Claims, Priority Tax Claims, DIP Facility Claims, Securitization Claims, Adequate Protection Claims and Claims in Class 1, Class 2, Class 3, Class 4 and Class 5.

2.18 Prepetition Indemnification and Reimbursement Obligations. All respective obligations, whether pursuant to certificates of incorporation, codes of regulation, by-laws, limited liability company agreements, limited liability partnership agreements, applicable

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state or non-bankruptcy law, or specific agreement or any combination of the foregoing, of the Debtors and Reorganized Debtors to indemnify and reimburse persons who are directors, officers, managers, employees or agents of any of the Debtors as of the Petition Date (collectively, the “Indemnity Obligations”), shall be treated as if they are executory contracts that are assumed pursuant to Section 365 of the Bankruptcy Code under the Plan as of the Effective Date, and such obligations shall survive confirmation of the Plan, shall remain unaffected by the Plan, and shall not be discharged or impaired by the Plan, irrespective of whether the indemnification or reimbursement obligation is owed in connection with any event occurring before, on or after the Petition Date, it being understood that all indemnification provisions in place on and prior to the Effective Date for directors, officers, managers or employees and agents of the Debtors shall survive the effectiveness of the Plan for claims related to or in connection with any actions, omissions or transactions prior to the Effective Date (including prior to the Petition Date); provided, however, that the Debtors’ and Reorganized Debtors’ liability for such obligations shall be limited to professional fees and expenses arising from and related to such obligations; and provided further, however, that the Indemnity Obligations shall not apply to any Employee Transferee for any Employee Transferee Action and any professional fees and expenses arising from such action. Additionally, the Debtors or Reorganized Debtors, as the case may be, shall maintain directors’ and officers’ insurance providing coverage for those indemnitees currently covered by such policies (including Employee Transferees) (collectively, the “D&O Insured”) for the remaining term of such policy and shall maintain tail coverage under policies in existence as of the Effective Date for a period of six years after the Effective Date, in scope and amount substantially similar as currently maintained by the Debtors (including any self-insurance, the “Insurance Coverage”), and consistent with historical practice, hereby further additionally indemnify the D&O Insured solely to pay for any deductible or retention amount that may be payable in connection with any claim covered under either the foregoing Insurance Coverage or any prior similar policy.

2.19 Preservation of Subordination Rights.

(a) Nothing contained in this Plan shall be deemed to modify, impair, terminate or otherwise affect in any way the rights of any entity (as that term is defined in section 101(15) of the Bankruptcy Code) under section 510(a) of the Bankruptcy Code, and all such rights are expressly preserved under this Plan. The treatment set forth in this Article II and the distributions to the various Classes of Claims hereunder shall not affect the right of any Person to levy, garnish, attach, or employ any other legal process with respect to such distributions by reason of any claimed subordination rights or otherwise. All such rights and any agreements relating thereto shall remain in full force and effect, except as otherwise expressly compromised and settled pursuant to the Plan.

(b) Distributions shall be subject to and modified by any Final Order directing distributions other than as provided in the Plan. The right of the Debtors or any other entity to seek subordination of any Claim pursuant to section 510 of the Bankruptcy Code is fully reserved except as set forth in Article VIII below, and the treatment afforded any Claim that becomes a subordinated Claim at any time shall be modified to reflect such subordination. Unless the Confirmation Order provides otherwise, no distribution shall be made to the holder of a subordinated Claim on account of such claim until the rights or the holders of Claims senior to such Claim have been satisfied.

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ARTICLE III

VOTING AND DISTRIBUTIONS

3.1 Voting of Claims. Each holder of an Allowed Claim in an impaired Class of Claims that is entitled to vote on the Plan pursuant to Article II of this Plan shall be entitled to vote separately to accept or reject the Plan as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

(a) Non-Consensual Confirmation. If at least one (1) Class of Claims or Interests that is Impaired under the Plan votes to reject the Plan or is deemed to reject the Plan, the Debtors may seek to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code.

(b) Deemed Acceptance if No Votes Cast. If no holders of Claims or Interests eligible to vote in a particular Class vote to accept or reject the Plan, the Plan shall be deemed accepted by the holders of such Claims or Interests in such Class.

(c) Elimination of Vacant Classes. Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

(d) Votes Regarding Cross-Border Debtors. The Cross-Border Claims Voting Protocol shall govern the voting of Claims to accept or reject the Plan with respect to the Cross-Border Debtors.

3.2 Distributions to Secured Funded Debt Claims. Distributions under this Plan to holders of Secured Funded Debt Claims in Classes 2 through 4 shall be made to the applicable Secured Funded Debt Administrative Agent and shall be distributed by the Secured Funded Debt Administrative Agents to the applicable Secured Funded Debt Lenders, in accordance with the terms of the applicable Secured Funded Debt Agreements, in satisfaction of all amounts owing by the Debtors and the CCAA Debtors under the Secured Funded Debt Agreements as of the date of distribution to the applicable Secured Funded Debt Administrative Agent. Distributions of Cash to holders of Claims in Classes 2 through 4 shall be made based on the amount of such Claims held by such holders as set forth in the books and records of the Secured Funded Debt Administrative Agents as of the close of business on the Confirmation Date, and in accordance with the Secured Funded Debt Agreements, after giving effect to payments made prior to the Effective Date in satisfaction of Adequate Protection Claims arising under the DIP Facility Order and the Securitization Order, as applicable.

3.3 Distributions to Holders of Allowed Convenience Claims. Subject to Section 4.4 and Section 9 of this Plan, on the Effective Date, or as soon as practicable thereafter, Reorganized ABH shall deliver to the Disbursing Agent for distribution on behalf of the Debtors to holders of Allowed Convenience Claims, Cash in an amount sufficient to make distributions

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in accordance with Article II of this Plan. Thereafter, the Disbursing Agent shall distribute to the holder of a Disputed Claim that becomes an Allowed Convenience Claim the Cash to which such holder is then entitled under the Plan (i) as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim, in whole or in part, becomes a Final Order, (ii) at the next applicable Interim Distribution Date, or (iii) at such other time as is reasonably practicable under the circumstances, but in any event, no later than the Final Distribution Date.

3.4 Distributions to Holders of Unsecured Note Claims. The Indenture Trustees for each series of Unsecured Notes shall be deemed to be the holders of all Unsecured Note Claims, as applicable, for purposes of distributions to be made hereunder, and all distributions on account of such Unsecured Note Claims, shall be made to or on behalf of the applicable Indenture Trustees or in the absence of an Indenture Trustee, to the Debtors or other agent. For purposes of distributions and surrender under Section 6.16 of this Plan, the Debtors or Reorganized Debtors, or other agent selected by the Debtors or Reorganized Debtors, may fulfill the role of the indenture trustee for holders of 10.26% Senior Notes (Series D), 10.50% Senior Notes (Series B), 10.60% Senior Notes (Series C), and 10.625% Senior Notes (Series A) (the “Series A-D Notes”). Each Indenture Trustee shall hold or direct such distributions for the benefit of the holders of Allowed Unsecured Note Claims, as applicable, in accordance with the terms of the applicable indenture. As soon as practicable following compliance with the requirements set forth in Section 6.16 of this Plan, the Indenture Trustee shall (a) arrange to deliver such distributions to or on behalf of such holders of Allowed Unsecured Note Claims, (b) retain, and if necessary, exercise their charging liens against any such distributions, and (c) seek compensation and reimbursement for any reasonable fees and expenses incurred in making such distributions, which shall be an obligation of the Reorganized Debtors.

3.5 Distributions on Account of the 7.95% Disputed Claims. On the Initial Distribution Date, Bowater will make a distribution of New ABH Common Stock to the 7.95% Notes Indenture Trustee in accordance with the provisions of this Plan as if such 7.95% Notes Indenture Trustee held an Allowed Class 6S Claim in the aggregate amount of $619,875,000 (the “7.95% Distribution”), which distribution shall be deemed to have been made on account of the 7.95% Disputed Claims. The 7.95% Distribution shall be made to or on behalf of, and at the direction of, the 7.95% Notes Indenture Trustee and in accordance with, and pursuant to the terms of, the 7.95% Notes Indenture as if such distribution were on account of the 7.95% Notes Guaranty; provided, however, that nothing herein constitutes an admission, concession, acknowledgement, or waiver that the 7.95% Notes Guaranty Claims or the BCFC Contribution Claim are Allowed Claims, and all rights related thereto are fully reserved. The 7.95% Notes Indenture Trustee (a) shall arrange to deliver the 7.95% Distribution to or on behalf of holders of the 7.95% Notes, and (b) may retain, and if appropriate, exercise its charging liens against any such distributions. Notwithstanding anything to the contrary herein, the 7.95% Indenture Trustee shall be entitled to distribute and/or otherwise use the 7.95% Distribution in accordance with the 7.95% Notes Indenture and shall have no liability whatsoever, including, without limitation, to BCFC and/or its creditors, based on or related to any such distribution and/or use.

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3.6 Distributions to Holders of Allowed Class 6 Claims Other than Unsecured Note Claims.

(a) The Disbursing Agent shall make distributions of New ABH Common Stock to holders of Allowed Class 6 Claims, other than holders of Unsecured Note Claims, as follows:

(i) On the Initial Distribution Date, the Disbursing Agent shall distribute the New ABH Common Stock allocable to such Allowed Class 6 Claims as of the Distribution Record Date to holders of Allowed Class 6 Claims, as applicable.

(ii) On any Interim Distribution Date, the Disbursing Agent shall make interim distributions of New ABH Common Stock to holders of Allowed Class 6 Claims, as applicable, pursuant to and consistent with Section 4.4 of this Plan.

(iii) On the Final Distribution Date, the Disbursing Agent shall make the balance of all distributions to holders of Allowed Class 6 Claims as applicable and as required under this Plan.

(b) Notwithstanding any other provision of this Plan, all distributions (including any interim distributions made as Disputed Claims are resolved pursuant to Section 4.4 of this Plan) to holders of Unsecured Note Claims shall be made in accordance with the terms of this Plan and the applicable Indentures.

3.7 Distributions of Rights Offering Notes. Distributions of Rights Offering Notes to Eligible Holders of Allowed Claims and Disputed Claims that timely and validly exercised their Subscription Rights will be made upon consultation with the Creditors Committee and pursuant to procedures implemented by the Debtors or Reorganized Debtors that are not inconsistent with the Backstop Commitment Agreement and related procedures approved by the Bankruptcy Court.

3.8 Miscellaneous Distribution Provisions.

(a) Distribution Record Date. All Distributions on account of Allowed Claims shall be made to the Record Holders of such Claims. As of the close of business of the Distribution Record Date, the Claims register maintained by the Claims and Noticing Agent shall be closed, and there shall be no further changes regarding the Record Holder of any Claim. The Reorganized Debtors, the Secured Funded Debt Administrative Agents and any Disbursing Agents shall have no obligation to recognize any transfer of any Claim occurring after the Distribution Record Date. The Reorganized Debtors shall instead be entitled to recognize and deal for all purposes under this Plan with the Record Holders as of the Distribution Record Date. As of the close of business on the Distribution Record Date, the transfer ledgers for the Secured Funded Debt Administrative Agents shall be deemed closed, and the Secured Funded Debt Administrative Agents may take whatever action is necessary to close the transfer ledgers and there shall be no further transfers or changes in the Record Holders of such securities in such transfer ledgers. PLEASE NOTE THAT IF YOU ACQUIRE A CLAIM FOLLOWING THE DISTRIBUTION RECORD DATE, YOU WILL NOT RECEIVE A DISTRIBUTION FROM THE DEBTORS OR THE REORGANIZED DEBTORS ON ACCOUNT OF SUCH CLAIM. IN ADDITION, IF YOU SELL OR TRANSFER YOUR CLAIM BEFORE THE DISTRIBUTION RECORD DATE, YOU WILL NOT RECEIVE A DISTRIBUTION ON ACCOUNT OF SUCH CLAIM.

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(b) No Interest. Except as specifically provided for in this Plan, and without limiting any right to interest on account of the 13.75% Senior Secured Notes Claims in the CCAA Proceedings if any, no Claims (including Administrative Claims), Allowed or otherwise, shall be entitled, under any circumstances, to receive any interest on such Claim under this Plan.

(c) Foreign Currency Exchange Rate. Except as specifically provided for in this Plan or an order of the Bankruptcy Court, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the Bank of Canada’s noon spot rate as of the Petition Date (CDN$1 – US$0.8290) for all purposes under this Plan, including voting, allowance and distribution.

(d) Fractional Plan Securities and De Minimis Distributions. Notwithstanding any other provision of this Plan, only whole numbers of shares of New ABH Common Stock shall be issued. When any distribution on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New ABH Common Stock that is not a whole number, the actual distribution of such shares shall be rounded to the next higher or lower whole number of shares as follows: (i) fractions equal to or greater than  1/2 shall be rounded to the next higher whole number; and (ii) fractions less than  1/2 shall be rounded to the next lower number. No consideration shall be provided in lieu of fractional shares that are rounded down.

The Debtors or the Reorganized Debtors, as the case may be, shall not be required to, but may in their sole and absolute discretion, make Cash distributions to any holder of a Claim in an amount less than $10. In addition, the Debtors and the Reorganized Debtors shall not be required to, but may in their sole and absolute discretion, make any payment on account of any Claim in the event that the costs of making such payment exceeds the amount of such payment.

(e) Fractional Cents. Any other provision of this Plan notwithstanding, no payment of fractional cents will be made. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding down of such fraction to the nearest whole cent.

(f) Distributions on Non-Business Days. Any payment or distribution due on a day other than a Business Day shall be made, without interest, on the next Business Day.

(g) Partial Distributions on Disputed Claims. In consultation with the Post-Effective Date Claims Agent and the Debtors or the Reorganized Debtors as applicable, the Disbursing Agent may make partial distributions of New ABH Common Stock to holders of Disputed Claims for the amount of the undisputed portion of such holder’s Disputed Claim unless such Claim is a Disputed Claim because of Section 502(d) of the Bankruptcy Code, in which case no distributions shall be made until such Disputed Claim becomes an Allowed Claim

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(h) Disputed Payments. If any dispute arises as to the identity of the holder of an Allowed Claim entitled to receive any distribution under this Plan, the Reorganized Debtors may retain such distribution until its disposition is determined by a Final Order or written agreement among the interested parties to such dispute.

(i) Unclaimed Property. Holders of Allowed Claims to Unclaimed Property shall cease to be entitled thereto, and such Unclaimed Property shall revert to the Reorganized Debtors.

(j) Voting of New ABH Common Stock. New ABH Common Stock that is Unclaimed Property or reserved for Disputed Claims shall be voted by the Disbursing Agent at any meeting of the stockholders of Reorganized ABH in an equal proportion to the votes of other stockholders.

(k) Post-Consummation Effect of Evidence of Claims or Interests. Notes, stock certificates and other evidence of Claims against or Interests in the Debtors shall, effective on the Effective Date, represent only the right to participate in the distributions contemplated by this Plan and shall not be valid or effective for any other purpose.

(l) Setoffs and Recoupment. The Reorganized Debtors may, but shall not be required to, setoff or recoup against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Claim, claims of any nature that the Debtors or Reorganized Debtors may have against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim against the Debtors or the Reorganized Debtors shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any setoff or recoupment claim that the Debtors or the Reorganized Debtors may possess against such holder.

(m) Compliance with Tax Requirements. In connection with this Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant to this Plan that may be necessary or appropriate to comply with such withholding and reporting requirements, including in the Reorganized Debtors’ discretion, withholding a number of shares of New ABH Common Stock equal in value to the amount required to comply with applicable withholding requirements from the shares of New ABH Common Stock to be distributed to current or former officers, directors and employees and making the necessary arrangements for the sale of such shares on the TSX or the New York Stock Exchange to satisfy such withholding requirements. Notwithstanding any other provision of this Plan, each Person that has received any distribution pursuant to this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligation imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.

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ARTICLE IV

PROCEDURES FOR DETERMINATION OF CLAIMS AND INTERESTS

4.1 Bar Date for Certain Administrative Claims. All applications for final allowance of Fee Claims, and all other requests for the payment of Administrative Claims (other than Ordinary Course Administrative Claims), must be filed with the Bankruptcy Court and served on the Reorganized Debtors and their counsel at the addresses set forth in Section 10.14 of this Plan not later than thirty (30) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Any request for the payment of an Administrative Claim that is not timely filed and served shall be discharged and forever barred and the holder of such Administrative Claim shall be enjoined from commencing or continuing any action, process, or act to collect, offset or recover such Claim. The Debtors and the Reorganized Debtors shall have sole responsibility for filing objections to and resolving all requests for the allowance of Administrative Claims; provided, however, the Creditors Committee (or the Post-Effective Date Claims Agent, as applicable) shall have the right to file an objection to any Fee Claims asserted by Professionals retained on behalf of the Debtors.

4.2 Objections To Claims. Objections to any Claim filed by any party other than the Debtors (other than Administrative Claims governed by Section 4.1 of this Plan) or the Post-Effective Date Claims Agent must be filed no later than twenty (20) days before the Effective Date. To the extent any property is distributed to a Person on account of a Claim that is not an Allowed Claim, such property shall be held in trust for and shall promptly be returned to the Reorganized Debtors. Subject to Section 4.3 of this Plan, the Debtors, Reorganized Debtors or the Post-Effective Date Claims Agent shall file objections on or before the Claims Objection Deadline to any Claim that is not an Allowed Claim as of the Effective Date.

4.3 Post-Effective Date Claims Agent and Authority to Prosecute Objections.

(a) On and as of the Effective Date, an agent, as selected by the Creditors Committee and subject to the Debtors’ reasonable consent, shall act as the agent for the Estates (the “Post-Effective Date Claims Agent”) in evaluating and prosecuting (i) objections to Disputed Claims in Classes 1, 5 and 6 that (A) are Filed in an amount of $75,000 or more and are not listed on the Schedules or (B) as to which the variance between (1) the amount of such Claim as Filed and (2) the liquidated, non-contingent and undisputed amount for which such Claim is listed on the Schedules is $75,000 or more (subparts (1) and (2) together, the “Disputed Claims Pool”), (ii) Avoidance Actions to recover any alleged transfers made to any entity that received payments or transfers during the applicable “look back” period (the “Post-Effective Date Claims Agent Avoidance Actions”); provided, however, that the Post-Effective Date Claims Agent Avoidance Actions shall not include potential preference claims under section 547 of the Bankruptcy Code (x) with respect to vendors that are sole source suppliers or that offer the Debtors favorable trade terms, as set forth on a list to be compiled by the Debtors and approved by the Creditors Committee in the Creditors Committee’s sole discretion, on or prior to the Effective Date, or (y) that involve payments or transfers made during the applicable “lookback” period that in the aggregate are less than $350,000 per transferee, or (z) against any persons who are directors, officers, managers, employees or agents of any of the Debtors as of and including the Effective Date; and provided further, however, that the Post-Effective Date Claims Agent Avoidance Actions shall not include any avoidance claims covered by the 8.00% Convertible Notes Stipulation, and (iii) actions brought pursuant to section 510(b) or (c) of the Bankruptcy Code (the “Section 510 Actions”). For the avoidance of doubt, the Post-Effective Date Claims Agent may use a Post-Effective Date Claims Agent Avoidance Action to object under Section 502(d) of the Bankruptcy Code to any Claim of an entity or transferee subject to Section 502(d) of the Bankruptcy Code on account of such Post-Effective Date Claims Agent Avoidance Action.

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(b) The Post-Effective Date Claims Agent’s compensation shall be approved by the Debtors and the Creditors Committee prior to the Effective Date. Any adjustment in the Post-Effective Date Claims Agent’s compensation shall be subject to the approval of the Reorganized Debtors but may not be adjusted downward prior to the second anniversary of the Effective Date; provided, however, that the Post-Effective Date Claims Agent shall be entitled to such compensation only up to and through the earlier to occur of (x) the date on which all Disputed Claims in the Disputed Claims Pool and all Post-Effective Date Claims Agent Avoidance Actions have been resolved or adjudicated pursuant to a Final Order and (y) the date on which such Post-Effective Date Claims Agent resigns, terminates his or her engagement as Post-Effective Date Claims Agent or is removed pursuant to Section 4.3(e).

(c) Subject to the terms and provisions of this Section 4.3 and except as otherwise set forth in this subsection or Section 4.3(f), the Post-Effective Date Claims Agent shall be authorized and empowered to evaluate, make, file, prosecute, settle and abandon objections to (i) any Disputed Claims in the Disputed Claims Pool, (ii) any Post-Effective Date Claims Agent Avoidance Actions, and (iii) any Section 510 Actions; provided, however, that the resolution of all Claims against the Cross-Border Debtors remain subject to the Cross-Border Claims Reconciliation Protocol and the Post-Effective Date Claims Agent shall have the rights and duties of the Creditors Committee under the Cross-Border Claims Reconciliation Protocol. The Post-Effective Date Claims Agent shall be entitled to retain counsel and other advisors to exercise the foregoing rights and duties (the “Claims Agent Professionals”). The Claims Agent Professionals, as well as the terms of their employment, shall be reasonably satisfactory to the Post-Effective Date Claims Agent and the Reorganized Debtors. The Reorganized Debtors shall pay all reasonable and documented fees and expenses of the Claims Agent Professionals (the “Claims Agent Professionals’ Fee and Expense Claims”) on a monthly basis, provided, however, that the Reorganized Debtors may dispute any portion of a Claims Agent Professionals’ Fee and Expense Claim (a “Disputed Claims Agent Professionals’ Fee and Expense Claim”), in which case (x) the Reorganized Debtors shall pay the portion of the Claims Agent Professionals’ Fee and Expense Claim that is not specifically disputed, and (y) in the absence of a consensual resolution of the Disputed Claims Agent Professionals’ Fee and Expense Claim, the Reorganized Debtors or the applicable Claims Agent Professionals shall submit the Disputed Claims Agent Professionals’ Fee and Expense Claim to the Bankruptcy Court for adjudication.

(d) On or before the Effective Date, the Debtors shall deposit $750,000, or such other amount as reasonably agreed to by the Debtors and the Creditors Committee, into an account designated by and held in the name of the Post-Effective Date Claims Agent (the “Post-Effective Date Claims Agent Fund”), which amounts shall be used by the Post-Effective Date Claims Agent from and after (but not for services rendered or costs or expenses incurred before) the Effective Date to perform its duties and responsibilities set forth above (other than for the payment of the Claims Agent Professionals, who shall be paid by the Reorganized Debtors as provided in Section 4.3(c)). If, subsequent to the initial funding of the Post-Effective Date Claims Agent Fund, the Post-Effective Date Claims Agent determines that the amount then held in the Post-Effective Date Claims Agent Fund is insufficient for it to conclude the performance of its duties under this Section 4.3, it shall notify the Reorganized

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Debtors, and they shall meet together in good faith to determine what, if any, additional amounts should be deposited by the Reorganized Debtors into the Post-Effective Date Claims Agent Fund. The Reorganized Debtors shall determine the amount of subsequent funding of the Post-Effective Date Claims Agent Fund.

(e) In the event that the Post-Effective Date Claims Agent resigns or otherwise terminates its service in such capacity prior to the resolution or adjudication of all Disputed Claims in the Disputed Claims Pool, the Reorganized Debtors shall designate a successor Post-Effective Date Claims Agent (which shall be vested with all of the rights and powers set forth in this Section 4.3). The Reorganized Debtors shall provide the Post-Effective Date Claims Agent (or any successor Post-Effective Date Claims Agent) with reasonable access to the Debtors’ books and records and personnel during normal business hours upon reasonable prior notice, and the Reorganized Debtors shall take commercially reasonable steps to cooperate with the Post-Effective Date Claims Agent in the performance of its duties under this Section 4.3. In the event of any dispute regarding the conduct of, or exercise of the duties of, the Post-Effective Date Claims Agent or the Claims Agent Professionals, the Reorganized Debtors may submit such dispute to the Bankruptcy Court, provided, however, that the Post-Effective Date Claims Agent may only be removed for gross negligence, willful misconduct or fraud.

(f) After the Effective Date, except as provided in Sections 4.3(a) and 4.3(c) above or otherwise in the Plan, only the Post-Effective Date Claims Agent shall have the authority to file, prosecute, settle, compromise, withdraw or litigate to judgment objections to Disputed Claims in the Disputed Claims Pool, Post-Effective Date Claims Agent Avoidance Actions and Section 510 Actions. Before bringing any (i) objections to Disputed Claims in the Disputed Claims Pool; (ii) Post-Effective Date Claims Agent Avoidance Actions other than Post-Effective Date Claims Agent Avoidance Actions brought solely for purposes of section 502(d) of the Bankruptcy Code; or (iii) Section 510 Actions, in each case with respect to a party with a current contractual or supplier relationship with the Debtors, a then current employee of the Reorganized Debtors, or then current officer or director of the Company, the Post-Effective Date Claims Agent shall consult with the Reorganized Debtors (or the Reorganized Debtors’ designee). Subject to Section 4.3(g), the Debtors’ authority to file, prosecute, settle, compromise, withdraw or litigate to judgment objections to Disputed Claims in the Disputed Claims Pool, Post-Effective Date Claims Agent Avoidance Actions or Section 510 Actions shall terminate on the Effective Date as provided herein; provided, however, that notwithstanding any other provision of this Section 4.3 to the contrary, the Debtors and Reorganized Debtors shall retain the authority to prosecute, settle, compromise and otherwise resolve all labor grievances arising under Collective Bargaining Agreements pursuant to the terms and conditions of the governing Collective Bargaining Agreement. The Post-Effective Date Claims Agent shall provide periodic updates on Claims resolutions to the Reorganized Debtors (or the Reorganized Debtors’ designee). Notwithstanding the foregoing, and subject to section 4.3(j), the Post-Effective Date Claims Agent shall have full authority to bring and settle (x) any Claims in the Disputed Claims Pool, (y) any Post-Effective Date Claims Agent Avoidance Action that would result in a recovery of less than $500,000, and (z) any Section 510 Action. Any settlements of a Post-Effective Date Claims Agent Avoidance Action that results in a recovery in excess of $500,000 shall require approval by the Reorganized Debtors.

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(g) Any previously prosecuted objections to any Disputed Claims in the Disputed Claims Pool, any Post-Effective Date Claims Agent Avoidance Actions and any Section 510 Actions that are pending as of the Effective Date shall be deemed to have been assigned to the Post-Effective Date Claims Agent, and the Post-Effective Date Claims Agent shall have the sole and exclusive right, subject to the limitations set forth above, to continue the prosecution of such Disputed Claims in the Disputed Claims Pool, Post-Effective Date Claims Agent Avoidance Action or Section 510(c) Action, abandon such Claim objections or action, or settle or compromise such Disputed Claims or action, subject to the terms of this Section 4.3; provided, however, that notwithstanding the foregoing, the Debtors and Reorganized Debtors shall retain the Causes of Action, and right to resolve, evaluate and prosecute the objections to Disputed Claims, which the Debtors shall identify on a schedule to be provided to the Creditors Committee prior to the Effective Date, and which shall be reasonably acceptable to the Creditors Committee. Subject to further order of the Bankruptcy Court and notwithstanding anything in this Section 4.3 or the Plan to the contrary, the Debtors, BCFC and Reorganized Debtors, as applicable, shall retain the right to resolve, evaluate and prosecute the BCFC Contribution Claim and any objections thereto, and resolution of, or any claims and defenses of the Debtors, BCFC, and Reorganized Debtors relating to or arising from the BCFC Contribution Claim or the 7.95% Notes Guaranty Claims, shall not be assigned to the Post-Effective Date Claims Agent; provided further however, that the Debtors and the Reorganized Debtors, as applicable, shall not seek court approval to settle the BCFC Contribution Claim without the consent of the Post-Effective Date Claims Agent, such consent not to be unreasonably withheld. For the avoidance of doubt, the Reorganized Debtors may not settle or compromise the BCFC Contribution Claim without the approval of the Bankruptcy Court.

(h) Within thirty (30) days following the end of each February, May, August and November until all Disputed Claims in the Disputed Claims Pool have been Allowed or Disallowed and all Post-Effective Date Claims Agent Avoidance Actions and Section 510 Actions have been settled, abandoned or prosecuted to judgment and recoveries of judgments received, the Post-Effective Date Claims Agent shall provide to the Reorganized Debtors a report with such information and detail as the Reorganized Debtors shall reasonably request in order for them to make the distributions described in Article III.

(i) All amounts recovered by the Post-Effective Date Claims Agent as a result of its prosecution or settlement of any Post-Effective Date Claims Agent Avoidance Action or Section 510 Action shall be promptly paid to the Reorganized Debtors.

(j) Except as set forth herein, notwithstanding that the Post-Effective Date Claims Agent shall have the right to file objections to Disputed Claims in the Disputed Claims Pool, litigate and/or settle objections to Disputed Claims in the Disputed Claims Pool on behalf of the Debtors and their Estates, and commence, prosecute, litigate and settle any Post-Effective Date Claims Agent Avoidance Actions or Section 510 Actions, nothing contained herein shall be deemed to obligate the Post-Effective Date Claims Agent to take any such actions, all of which shall be determined by the Post-Effective Date Claims Agent in its sole and absolute discretion.

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(k) The Debtors or Reorganized Debtors, as applicable, shall have the sole and exclusive right to evaluate, make, file, prosecute, settle or abandon objections to Disputed Claims in Class 6 that are not within the Disputed Claims Pool and to Disputed Claims in Classes 7 and 8. The Reorganized Debtors shall quarterly provide a report to the Post-Effective Date Claims Agent summarizing the status of such disputed claims resolution in reasonable detail.

4.4 Payments and Distributions on Disputed Claims.

(a) Class 6 Disputed Claims Reserve. Unless otherwise ordered by the Bankruptcy Court, from and after the Effective Date, and until such time as all Disputed Claims in Class 6 have become Allowed Claims, compromised or settled, the Disbursing Agent shall reserve and hold in escrow (the “Disputed Claims Reserve”) for the benefit of each holder of a Disputed Claim in Class 6, New ABH Common Stock (and any dividends thereon) in an amount equal to the Pro Rata Share of New ABH Common Stock which would have been made to the holder of such Disputed Claim if it were an Allowed Claim (but only to the extent such Disputed Claim, if Allowed, would be entitled to a Pro Rata Share of the New ABH Common Stock) in an amount equal to, as applicable: (i) the Disputed Claim amount, unless the Claim is a Disputed Claim solely because of section 502(d) of the Bankruptcy Code, in which case the disputed and undisputed amount (if any) of the Claim shall be reserved or (ii) if the amount of the Disputed Claim shall be estimated by the Bankruptcy Court pursuant to section 502 of the Bankruptcy Code for purposes of allowance, such amount determined by the Bankruptcy Court (which amount, unless otherwise ordered by the Bankruptcy Court, shall constitute and represent the maximum amount in which such Claim may ultimately become an Allowed Claim), or (iii) such other amount as may be agreed upon by the holder of such Disputed Claim and the Debtors or the Reorganized Debtors. Until otherwise ordered by the Bankruptcy Court, in full satisfaction of any requirement to reserve New ABH Common Stock on account of the 7.95% Disputed Claims, Bowater will reserve New ABH Common Stock in an amount equal to the Pro Rata Share of New ABH Common Stock that would have been made to the holder of an Allowed Class 6S Claim in the amount of $743,600,000. The Disputed Claims Reserve is intended to be treated for U.S. income tax purposes as a grantor trust of the Debtors.

(b) Distributions of New ABH Common Stock on Class 6 Disputed Claims Upon Allowance. The Disbursing Agent shall distribute to the holder of a Class 6 Disputed Claim that becomes an Allowed Claim (but only to the extent such Disputed Claim, if Allowed, would be entitled to a Pro Rata Share of New ABH Common Stock), in whole or in part, the New ABH Common Stock that would have been distributed to the holder of such Allowed Claim on the dates distributions were previously made to holders of other Allowed Claims had such Claim been an Allowed Claim on such dates. The balance, if any, of New ABH Common Stock remaining after distributions are made on account of a Class 6 Disputed Claim that becomes an Allowed Claim, or after the Bankruptcy Court determines that such Class 6 Disputed Claim shall not be an Allowed Claim, in whole or in part, shall be reallocated on a pro rata basis to other Allowed Claims and remaining Disputed Claims in the applicable Class 6, and upon such reallocation, shall be distributed to holders of Allowed Claims in such Class and to the applicable Disputed Claims Reserve for such Class, as appropriate. The Disbursing Agent shall make interim distributions under this Section 4.4(b) in accordance with this Plan and in its sole discretion, (a) as soon as practicable after the date that the order or judgment of the Bankruptcy

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Court allowing such Disputed Claim becomes a Final Order, (b) at the next applicable Interim Distribution Date, or (c) at such other time the Disbursing Agent reasonably determines is appropriate under the circumstances, but in any event, no later than the Final Distribution Date. The existence of a Disputed Claim in Class 6 shall not impair or impede the making of a distribution to Allowed Claims in such Class or any other Class. If the Allowed amount of any particular Disputed Claim is reconsidered under section 502(j) of the Bankruptcy Code and Bankruptcy Rule 3008 and/or is Allowed in an amount that is greater than the estimated amount of such Claim, or the ultimately Allowed amount of all Disputed Claims in Class 6 is greater than the estimated aggregate amount of such Claims, no claimant shall have recourse against the Reorganized Debtors (or any property thereof), any distributions made to a creditor in any other Class herein, or any distribution previously made on account of any Allowed Claim (however, nothing herein shall modify any right of a holder of a reconsidered Claim under the penultimate sentence of section 502(j) of the Bankruptcy Code).

4.5 Claims Against Cross-Border Debtors. Subject to Sections 4.3 and 6.14 hereof, the procedures set forth in the Cross-Border Claims Reconciliation Protocol shall govern the allowance of Claims against the Cross-Border Debtors.

4.6 Indenture Trustees as Claim Holders. Consistent with Bankruptcy Rule 3003(c), the Debtors and the Reorganized Debtors shall recognize the Proofs of Claim filed by an Indenture Trustee with respect to the Claims of the holders represented by such Indenture Trustee in the amount Allowed herein. Any Proof of Claim filed by a registered or beneficial holder of Claims for which the applicable Indenture Trustee has filed a Proof of Claim shall be Disallowed by the Confirmation Order as duplicative of the Proof of Claim filed by the Indenture Trustee without need for any further action or Bankruptcy Court Order, except to the extent that any Claim, or a portion of a Proof of Claim, filed by a holder is not included within the Proof(s) of Claim filed by the applicable Indenture Trustee.

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

5.1 Assumed Executory Contracts and Unexpired Leases.

(a) Assumption and Assignment Generally. On the Effective Date, except as otherwise provided in the Plan, in any contract, instrument, release or other agreement or document entered into in connection with the Plan, in a Final Order of the Bankruptcy Court, or as requested in any motion filed on or prior to the Effective Date, pursuant to section 365 of the Bankruptcy Code, the applicable Debtor or Debtors will assume, or assume and assign, each executory contract or unexpired lease listed on Plan Supplement 11A. Each contract and lease listed on Plan Supplement 11A will be assumed only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a contract or lease on Plan Supplement 11A will not constitute an admission by a Debtor or a Reorganized Debtor that such contract or lease (including any modifications, amendments, supplements, restatements, or other related agreements) is an executory contract or unexpired lease or that a Debtor or Reorganized Debtor has any liability thereunder. To the extent applicable, all executory contracts or unexpired leases of the Reorganized Debtors assumed during the Chapter 11 Cases, including those assumed pursuant to Section 5.1 hereof, shall be deemed modified such that the

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transactions contemplated by the Plan and the CCAA Plan shall not constitute a “change of control” (or terms with similar effect) under the applicable executory contract or unexpired lease, regardless of how such term may be defined herein, and any consent or advance notice required under such executory contract or unexpired lease shall be deemed satisfied by Confirmation of the Plan.

(b) Modifications, Amendments, Supplements, Restatements, or Other Agreements. Unless otherwise provided in the Plan, each executory contract or unexpired lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such executory contract or unexpired lease, and all executory contracts and unexpired leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan. Modifications, amendments, supplements, and restatements to prepetition executory contracts and unexpired leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the executory contract or unexpired lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

(c) Customer Agreements. To the extent that (i) the Debtors are party to any contract, purchase order or similar agreement providing for the sale of the Debtors’ products or services, (ii) such agreement constitutes an executory contract, and (iii) such agreement (A) has not been previously rejected or assumed by order of the Bankruptcy Court, (B) is not subject to a motion to reject such executory contract or unexpired lease filed on or prior to the Effective Date, (C) is not listed on Plan Supplement 11A or Plan Supplement 11B, and (D) has not been designated for rejection in accordance with Section 5.2(a), such contract (including any modifications, amendments, supplements, restatements or other related agreements), purchase order or similar agreement will be deemed assumed by the applicable Debtor(s) in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. The Cure amount to be paid in connection with the assumption of a customer contract that is not specifically identified in Plan Supplement 11A shall be $0.00.

(d) Paper Retriever® and EcoRewards® Program Contracts. Any contract (including any modifications, amendments, supplements, restatements or other related agreements) of the Debtors under the Company’s Paper Retriever® and EcoRewards® programs for the collection, pick-up, payment for, or other services relating to, the collection of recyclables under the Paper Retriever® and EcoRewards® programs, including the leasing or provision of bins, shall be deemed assumed by the applicable Debtor(s) in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date unless such contract (i) has been previously rejected or assumed by order of the Bankruptcy Court, (ii) is subject to a motion to reject filed on or prior to the Effective Date, (iii) is listed on Plan Supplement 11B, or (iv) has been designated for rejection in accordance with Section 5.2(a) of this Plan. The Cure amount to be paid in connection with the assumption of any and all such Paper Retriever® and EcoRewards® contracts that are not specifically identified in Plan Supplement 11A shall be $0.00.

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(e) Utility Agreements. To the extent that (i) the Debtors are party to any utility service contract or similar agreement with a utility, (ii) such agreement constitutes an executory contract, and (iii) such agreement (A) has not been previously rejected or assumed by order of the Bankruptcy Court, (B) is not subject to a motion to reject such executory contract or unexpired lease filed on or prior to the Effective Date, (C) is not listed on Plan Supplement 11A or Plan Supplement 11B, (D) has not been designated for rejection in accordance with Section 5.2(a), then such utility service contract or similar agreement with a utility (including any modifications, amendments, supplements, restatements or other related agreements) shall be deemed assumed by the applicable Debtor(s) in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. The Cure amount to be paid in connection with the assumption of a utility service contract or similar agreement with a utility that is not specifically identified in Plan Supplement 11A shall be $0.00.

(f) Certain Governmental Agreements. To the extent that (i) the Debtors are party to any agreement, permit, certificate, license, approval, memorandum or contract, including any easements or agreements to cross land (collectively, including any product from such agreements, permits, certificates, licenses, approvals, memoranda or contracts, the “Government Agreements”) issued by, signed with, or granted by a governmental unit, including a federal government, provincial or state government, or agent or agency of a federal, provincial or state government, (ii) such Government Agreement constitutes an executory contract, and (iii) such Government Agreement (A) has not been previously rejected or assumed by order of the Bankruptcy Court, (B) is not subject to a motion to reject such executory contract or unexpired lease filed on or prior to the Effective Date, (C) is not listed on Plan Supplement 11A or Plan Supplement 11B, (D) has not been designated for rejection in accordance with Section 5.2(a), then such Government Agreement will be deemed assumed by the applicable Debtor(s) in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. The Cure amount to be paid in connection with the assumption of a Government Agreement if not specifically identified in Plan Supplement 11A shall be $0.00.

(g) Cutting Rights Agreements. Any contract (including any modifications, amendments, supplements, restatements or other related agreements) of the Debtors for or related to cutting rights shall be deemed assumed by the applicable Debtor(s) in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date unless such contract (i) has been previously rejected or assumed by order of the Bankruptcy Court, (ii) is subject to a motion to reject filed on or prior to the Effective Date, (iii) is listed on Plan Supplement 11B, or (iv) has been designated for rejection in accordance with Section 5.2(a) of this Plan. The Cure amount to be paid in connection with the assumption of any and all such contracts that are not specifically identified in Plan Supplement 11A shall be $0.00.

(h) Collective Bargaining Agreements. Unless otherwise requested in any motion or stipulation filed on or prior to the Effective Date, all Collective Bargaining Agreements set forth on Plan Supplement 1 shall be deemed to have been assumed by the Debtors party thereto upon the occurrence of the Effective Date, as such Collective Bargaining Agreements may have been amended from time to time, including as such Collective Bargaining Agreements have been amended by that certain Memorandum of Agreement (the “Master

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Agreement”) by and between AbitibiBowater Inc. and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, the International Brotherhood of Electrical Workers, the International Association of Machinists, and the United Association of Journeymen and Apprentices of the Plumbing and Pipefitting Industry of the United States and Canada (collectively, the “Unions”) dated April 14, 2010. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the pertinent Debtor’s assumption of each Collective Bargaining Agreement, as so amended, and the Master Agreement. The Cure amount to be paid in connection with the assumption of such Collective Bargaining Agreements shall be $0.00. In addition, unless previously withdrawn, upon the Effective Date, the Unions’ proofs of claim shall be deemed withdrawn as of the Effective Date without prejudice to: (1) the Debtors’ and Reorganized Debtors’ obligations under the Master Agreement; (2) the Unions’ pursuit of grievances and arbitrations in the ordinary course; (3) the right of the Unions or the Debtors or the Reorganized Debtors to apply to the Bankruptcy Court for the resolution of any dispute over the priority, or the treatment under any plan of reorganization, to be accorded to any grievance settlement entered by the parties or remedy ordered by an arbitrator acting pursuant to the Collective Bargaining Agreement; and (4) the Unions’ right to reinstate and file proofs of claim if a plan of reorganization incorporating the Master Agreement is not consummated.

(i) Payments Related to Assumption of Executory Contracts and Unexpired Leases. Except as otherwise provided herein, any monetary amounts by which each executory contract and unexpired lease to be assumed under this Plan may be in default shall be satisfied by Cure in the amount, if any, set forth in this Section 5.1 or in Plan Supplement 11A, or, in the event of an objection to such Cure amount or if no such Cure amount is listed, in the amount agreed between the parties or as ordered by the Bankruptcy Court or another court of competent jurisdiction. If the non-Debtor party to the unexpired lease or executory contract does not object to the amount of Cures set forth in Plan Supplement 11A on or before the Voting Deadline, such non-Debtor party shall be deemed to accept such Cure amount. In the event of a dispute regarding (a) the nature or amount of any Cure, (b) the ability of the applicable Reorganized Debtor or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, such dispute shall be determined by the Bankruptcy Court, or as the parties may otherwise agree. To the extent that the Debtor who is a party to the unexpired lease or executory contract is to be merged pursuant to Sections 6.2 and 6.3 of this Plan, upon assumption as contemplated herein, the Reorganized Debtor that is the surviving entity after such merger shall be the party to the unexpired lease or executory contract.

5.2 Rejection of Executory Contracts and Unexpired Leases.

(a) Rejection Generally. On the Effective Date, except for an executory contract or unexpired lease that was previously assumed, assumed and assigned or rejected by an order of the Bankruptcy Court or that is assumed pursuant to Section 5.1, each executory contract or unexpired lease entered into by a Debtor prior to the Petition Date that has not previously expired or terminated pursuant to its own terms shall be deemed rejected pursuant to section 365 of the Bankruptcy Code. The executory contracts or unexpired leases to be rejected pursuant to this Plan will include the executory contracts or unexpired leases listed on Plan Supplement 11B. Each executory contract and unexpired lease listed on Plan

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Supplement 11B shall be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a contract on Plan Supplement 11B will not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease is an executory contract or unexpired lease or that a Debtor or Reorganized Debtor has any liability thereunder. Regardless of whether an executory contract or unexpired lease is listed on Plan Supplement 11B, it will be deemed rejected unless such contract (a) is listed on Plan Supplement 11A, (b) was previously assumed, assumed and assigned, or rejected by order of the Bankruptcy Court, or (c) is deemed assumed pursuant to Sections 5.1(c) through 5.1(g), Section 5.4 or Section 6.10.

(b) Rejection Damages Bar Date. Unless an earlier Claims Bar Date applies, if the rejection by a Debtor of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against any Debtor unless a Proof of Claim with respect to such Claim is filed with the Claims and Noticing Agent and served upon counsel to the Debtors or the Reorganized Debtors (as the case may be) within thirty (30) days after (a) filing of a notice of the occurrence of the Effective Date or (b) entry of an order authorizing the rejection of such executory contract or unexpired lease.

5.3 Limited Extension of Time to Assume or Reject. In the event of a dispute as to whether a contract or lease is executory or unexpired, the right of the Debtors or Reorganized Debtors to move to assume or reject such contract or lease shall be extended until the date that is thirty (30) days after the entry of a Final Order by the Bankruptcy Court determining that the contract or lease is executory or unexpired. The deemed assumptions and rejections provided for in this Article V of the Plan shall not apply to such contract or lease.

5.4 Insurance Policies and Agreements. The insurance policies issued to, or insurance agreements entered into by, the Debtors prior to the Petition Date set forth on Plan Supplement 2 shall continue in effect after the Effective Date. To the extent that such insurance policies or agreements are considered to be executory contracts, including but not limited to the policies and agreements listed in Plan Supplement 2, then, notwithstanding anything to the contrary in the Plan, the Plan shall constitute a motion to assume or ratify such insurance policies and agreements, and, subject to the occurrence of the Effective Date, the entry of the Confirmation Order shall constitute approval of such assumption pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption is in the best interest of each Debtor and its Estate. Unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, no payments shall be required to cure any defaults of the Debtors existing as of the Confirmation Date with respect to each such insurance policy or agreement. If the Bankruptcy Court determines otherwise as to any such insurance policy or agreement, the Debtors reserve the right to seek the rejection of such insurance policy or agreement or other available relief.

To the extent that the Debtors’ insurance policies and related agreements with Ace American Insurance Company, ACE INA Insurance, ACE European Group, Ltd., Ace American Fire & Marine Company and/or other affiliated members of the ACE group of companies, and/or their predecessors in interest (collectively referred to as “ACE”) or Liberty Mutual Insurance Company (together with its affiliates, “Liberty”, and together with ACE and Chartis, the “Insurers”) are executory, including but not limited to the policies and agreements

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listed in Plan Supplement 2, they will be assumed by the Debtors. Regardless of whether any insurance policies issued by the Insurers to or on behalf of the Debtors or their predecessors in interest, or any related agreements, are executory, all such insurance policies and related agreements shall vest in the Reorganized Debtors and the Reorganized Debtors will perform the insureds’ obligations thereunder, and the Insurers will perform the insurers’ obligations thereunder, including any obligations pertaining to insurance coverage for claims arising pre-petition or during the pendency of these Chapter 11 Cases. This Plan and the Confirmation Order (including any exhibits and supplements thereto, and any provision that purports to be peremptory or supervening contained therein), shall not operate to, or have the effect of, impairing in any respect the legal, equitable or contractual rights and defenses of the insureds or insurers with respect to any insurance policies issued by the Insurers, to or on behalf of the Debtors or their predecessors in interest, and any related agreements; provided, however, that the Debtors and the Reorganized Debtors, as applicable, shall not cease to be the insured parties with respect to any such insurance policies solely as a result of the consummation of the restructurings and assumption of executory contracts pursuant to this Plan and the CCAA Plan. The rights and obligations of the insureds and insurers under the Insurers’ insurance policies and related agreements shall be determined under such policies and related agreements, including the terms, conditions, limitations, exclusions and endorsements thereof, which shall remain in full force and effect, and under any applicable non-bankruptcy law. The Insurers have reserved all of their rights and defenses under their policies and any related agreements and applicable non-bankruptcy law.

The Insurers shall not be required to file any further proof of claim with the Bankruptcy Court to compel payment of obligations governed by this Section 5.4 and no further bar-date or other Claim filing deadline in this case shall be applicable to the Insurers. The parties may hereafter carryout the provisions of this Section 5.4 without further order of this Bankruptcy Court.

5.5 Miscellaneous.

(a) The Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any executory contract or unexpired lease.

(b) Subject to Section 5.5(d), but notwithstanding any other provision of this Plan, each of the Debtors shall retain the right to, at any time prior to the Confirmation Hearing, modify, amend or supplement Plan Supplement 11A and Plan Supplement 11B, including the right to (i) delete any executory contract or unexpired lease listed therein, (ii) add any executory contract or unexpired lease thereto, thus providing for its assumption or assumption and assignment pursuant to Section 5.1, or its rejection pursuant to Section 5.2 as the case may be, or (iii) modify the Cure Amount.

(c) The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumption, assumption and assignment, or rejection of the executory contracts and unexpired leases as contemplated in this Article V pursuant to section 365 of the Bankruptcy Code, as of the later of: (a) the Effective Date; or (b) the resolution of any objection to the proposed assumption, assumption and assignment, or rejection of an such executory contract or unexpired lease.

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(d) The Debtors or Reorganized Debtors shall not assume any executory contract or unexpired lease that would result in Cure costs greater than $1 million without the consent of the Creditors Committee, such consent not to be unreasonably withheld.

ARTICLE VI

IMPLEMENTATION OF PLAN

6.1 Pre-Effective Date Injunction or Stays. All injunctions or stays, whether by operation of law or by order of the Bankruptcy Court, provided for in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or otherwise that are in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

6.2 Restructuring Transactions. Effective as of the Effective Date, or thereafter as necessary, the applicable Debtors and Reorganized ABH shall enter into one or more corporate reorganization and related transactions (the “Restructuring Transactions”) and take any actions as may be necessary or appropriate to simplify their corporate structure and to effect a tax efficient corporate restructuring of their respective businesses, in each case upon consultation with the Creditors Committee. The Restructuring Transactions may include one or more intercompany mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers (including transfers involving the issuance of New ABH Common Stock to subsidiaries of the Debtors or the Reorganized Debtors), liquidations or other transactions as may be determined by the Debtors or Reorganized ABH to be necessary or appropriate. The Debtors shall file Plan Supplement 12 setting forth the restructuring transactions that will occur. The Debtors shall be permitted to implement certain of the Restructuring Transactions after the Effective Date, as contemplated by Plan Supplement 12. Subject to the Restructuring Transactions, each of the Debtors shall continue to exist after the Effective Date as a separate entity, with all the powers of a corporation, limited liability company, or partnership, as the case may be, under applicable law in the jurisdiction in which each applicable Debtor is incorporated or otherwise formed and pursuant to its certificate of incorporation and bylaws or other organizational documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other organizational documents are amended and restated or reorganized by the Plan or the CCAA Plan, as applicable, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date. Certain affiliates of the Debtors are not Debtors in these Chapter 11 Cases. The continued existence, operation, and ownership of such non-Debtor affiliates is a component of the Debtors’ businesses, and, as set forth in Article 8.1 of the Plan, but subject to the Restructuring Transactions, all of the Debtors’ equity interests and other property interests in such non-Debtor affiliates shall revest in the applicable Reorganized Debtor or its successor on the Effective Date.

6.3 Dissolution of Certain Debtors. On or as of the Effective Date, within the sole and exclusive discretion of the Debtors, but upon consultation with the Creditors Committee, the Debtors may (a) cause any or all of the Debtors to be merged into one or more of the Debtors, dissolved, or otherwise consolidated, (b) cause the transfer of assets between or among the Debtors, or (c) engage in any other transaction in furtherance of the Plan. Any such transaction shall be effective as of the Effective Date pursuant to the Confirmation Order without any further action by the stockholders or directors of any of the Debtors or the Reorganized Debtors. The Debtors shall file Plan Supplement 3 with the Bankruptcy Court setting forth the Debtors that will be merged or dissolved.

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6.4 Amended Certificates of Incorporation and Bylaws. As of the Effective Date, the current certificates of incorporation and bylaws of the Debtors and other similar formation documents as applicable, shall be amended as necessary to satisfy the provisions of this Plan and the Bankruptcy Code, including, without limitation, the prohibition against the issuance of non-voting equity securities set forth in section 1123(a)(6) of the Bankruptcy Code (collectively, the “Amended Certificates of Incorporation and Bylaws”). The forms of Amended Certificates of Incorporation and Bylaws in Plan Supplements 4A and 4B shall become effective on the Effective Date. After the Effective Date, the Amended Certificates of Incorporation and Bylaws shall be subject to such further amendments or modifications as may be made by law, or pursuant to such Amended Certificates of Incorporation and Bylaws.

6.5 No Further Approvals. The mergers, transfers of assets, dissolutions, consolidations and other transactions contemplated in this Plan shall be approved and effective as of the Effective Date without the need for any further state or local regulatory approvals or approvals by any non-Debtor parties, and without any requirement for further action by the Debtors, Reorganized Debtors, or any entity created to effectuate the provisions of the Plan.

6.6 Pre-Effective Date Management. After the Confirmation Date and until their termination, if applicable, on the Effective Date, the current directors and officers of each Debtor shall continue to serve in such capacities, subject to such changes as may be determined by the Board of Directors of a Debtor in accordance with the current bylaws and certificates of incorporation or other formation document of such Debtor.

6.7 Post-Effective Date Management of Reorganized Debtors.

(a) Board. On the Effective Date, the directors and officers of each Debtor that is not a Reorganized Debtor will be terminated. A search committee (the “Search Committee”), consisting of three (3) members of the Creditors Committee, three (3) members of the Ad Hoc Unsecured Noteholders Committee, and one (1) representative of the Company shall be formed to select the Board. Among other things, the Search Committee shall be responsible for selecting the board of directors for Reorganized ABH (the “Board”), determining the number of directors (including the number of independent directors) comprising the Board, and defining the terms and other qualifications for such directors.

(b) Officers. On the Effective Date, the initial executive officers of Reorganized ABH shall be the persons identified in Plan Supplement 5A. The term of any current executive officer of AbitibiBowater not identified as an executive officer of Reorganized ABH shall expire on the Effective Date.

(c) Unless otherwise provided in Plan Supplement 5B, the directors and officers of each of the Debtors other than AbitibiBowater shall continue to serve in such capacities with respect to the Reorganized Debtors after the Effective Date.

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(d) The Debtors shall file Plan Supplement 5B with the Bankruptcy Court on or before the Supplement Filing Date setting forth the names, affiliations and offices of, and the compensation proposed to be paid to, the individuals intended to serve as directors and officers of each Reorganized Debtor on and after the Effective Date. On and after the Effective Date, each Reorganized Debtor shall be governed in accordance with the Amended Certificates of Incorporation and Bylaws or similar formation document.

6.8 Management and Director Compensation and Incentive Plans and Programs. On or as soon as practicable after the Effective Date, Reorganized ABH shall adopt and implement (as applicable) the management incentive plans substantially in the form set forth in Plan Supplement 6A to be filed on or before the Supplement Filing Date and described herein, and the management and director plans, programs and agreements set forth in Plan Supplement 6B, to be filed on or before the Supplement Filing Date, shall be terminated, and to the extent applicable, deemed rejected pursuant to Section 365 of the Bankruptcy Code.

(a) Long-Term Equity Incentive Plan. On or as soon as practicable after the Effective Date, the Reorganized Debtors will adopt and implement the 2010 Long-Term Equity Incentive Plan (the “LTIP”). The Debtors and Reorganized Debtors shall reserve 8.5% on a fully diluted basis of the New ABH Common Stock for issuance under the LTIP. Up to 4% of the New ABH Common Stock may be granted on the Effective Date, of which 75% will be granted as options the strike price of which will be the fair market value of the New ABH Common Stock, and 25% will be granted as restricted stock units. For purposes of this section 6.8(a) of the Plan, the fair market value of the New ABH Common Stock means the average of the closing trading price of the New ABH Common Stock during the thirty (30) day period commencing with the first day on which the New ABH Common Stock is listed on the New York Stock Exchange. Pursuant to the LTIP, the Reorganized Debtors shall deliver certain stock options and restricted stock unit grants to certain directors, members of management and other executive employees on and after the Effective Date, in such amounts and pursuant to such terms as set forth in the LTIP. The form and substance of the LTIP will be set forth in Plan Supplement 6A, to be filed on or before the Supplement Filing Date, and shall be reasonably acceptable to the Creditors Committee.

(b) Short-Term Incentive Plans. On or as soon as practicable after the Effective Date, the Reorganized Debtors will adopt and implement the 2010 Short-Term Incentive Plan (the “2010 STIP”) and the 2011 Short-Term Incentive Plan (the “2011 STIP” and together with the 2010 STIP, the “STIPs”) pursuant to which participants shall be eligible for a target incentive award expressed as a percentage of the individual’s base salary as such salary shall be reduced prior to the Effective Date (the “Reduced Base Salary”). Approximately 550 management employees will be eligible for participation in the STIPs, including the Company’s top six senior executives. Senior executives will be eligible for a target incentive award of 50% base salary under the 2010 STIP and 100% of base salary under the 2011 STIP. The target incentive payments for remaining participants under the STIPs will be at a lower percentage level of payment. The STIPs shall be entirely performance-based, and actual earned incentive awards will vary depending on the Company’s and Reorganized Debtors’ ability to achieve the established targets. Under the 2010 STIP, the Company will base performance targets on the Company’s actual EBITDA (net of any STIP payment) against its forecast for the third and fourth quarters of 2010, and targets will be determined in consultation with the Creditors Committee. The Board will determine the Company’s performance targets under the 2011 STIP. The material terms of the STIPs will be set forth in Plan Supplement 6A, to be filed on or before the Supplement Filing Date, and shall be reasonably acceptable to the Creditors Committee.

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(c) Restructuring Recognition Award. On and effective as of the Effective Date, the Company will adopt and implement a performance driven restructuring recognition plan designed to reward actions and initiatives contributing to a successful and timely reorganization of the Company, by providing selected members of management with one-time cash emergence awards (a “Restructuring Recognition Award”) in an aggregate value of approximately $6 million. Approximately 50 executives, senior managers and managers, who are critical to the Company’s performance and successful reorganization efforts, will be selected to receive a Restructuring Recognition Award equal from 30% to 100% of the recipient’s Reduced Base Salary to be paid in cash at emergence upon approval by the Board. Restructuring Recognition Award recipients will be required to repay 1/12th of their award for each month during the one-year period following the Effective Date they were not employed by Reorganized ABH or a Reorganized Debtor, if they either voluntarily resign their employment or are discharged by their employer for “cause.”

(d) Executive Severance Policies. On and after the Effective Date, Reorganized ABH will assume, as amended, executive severance policies for U.S. and Canadian executives, respectively. Severance benefits may be conditioned upon the executive’s compliance with certain restrictive covenants, including non-compete restrictions. The material terms of the executive severance policies shall be set forth in Plan Supplement 6A to be filed on or before the Supplement Filing Date, and shall be reasonably acceptable to the Creditors Committee.

6.9 Employee Compensation and Benefit Programs. As of the Effective Date, all of the Debtors’ existing pension plans, welfare benefit plans, severance policies and other employee-related plans and programs, including the Debtors’ existing U.S. qualified defined contribution plans and Canadian registered defined benefit and defined contribution plans, set forth in Plan Supplement 7A, shall remain in effect, as amended, and the plans and programs set forth in Plan Supplement 7B, including all of the Debtors’ existing non-qualified and non-registered plans (such terminated non-qualified and non-registered plans and programs referred to herein as the “Terminated Retirement Plans” and all such terminated or rejected plans and programs collectively referred to herein as the “Terminated Employee Plans”) shall be terminated and, to the extent applicable, deemed rejected pursuant to section 365 of the Bankruptcy Code. After the Effective Date, the Reorganized Debtors shall have the sole authority to terminate, amend or implement U.S. qualified defined contribution plans and Canadian registered plans, welfare benefit plans and other plans and programs for employees in accordance with the terms of such plans and applicable law. The form and substance of the employee compensation and benefit programs assumed by the Debtors set forth in Plan Supplement 7A shall be reasonably acceptable to the Creditors Committee.

Effective as of the Effective Date, the Debtors and Reorganized Debtors shall establish non-qualified and non-registered plans, agreements or arrangements (the “New Plans”) pursuant to which, among other things, (a) all employees and beneficiaries in active status as of the Effective Date who were entitled to benefits under any Terminated Retirement Plans as of the Effective Date (the “Eligible Employees”) will be eligible to receive benefits under the New

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Plans substantially similar to those benefits available to such employee under the Terminated Retirement Plans, to the extent thereof, provided, however, that: (i) all defined benefits available under the New Plans will be frozen as of the Effective Date; and (ii) the Eligible Employee must waive and forfeit any and all Claims the Eligible Employee has or may have in the CCAA Proceedings and the Chapter 11 Cases in respect of the Terminated Retirement Plans; and (b) all retirees, beneficiaries and deferred vested participants, as of the Effective Date, under the Terminated Retirement Plans (the “Eligible Retirees”) will be eligible to receive benefits after the Effective Date substantially similar to those benefits available to such Eligible Retiree under the Terminated Retirement Plans to the extent thereof, without retroactive adjustments; provided, however, (i) that the benefits available to each such Eligible Retiree under the New Plans shall be 10% to 35% lower, depending on the applicable Terminated Retirement Plan, than the benefits available to the Eligible Retiree under the Terminated Retirement Plans at the time of termination thereof, (ii) the benefits available to each such Eligible Retiree under the New Plans shall be subject to an annual per participant cap on benefits in the amounts ranging from $40,000 to $50,000 (in the aggregate) in the case of defined benefit Terminated Retirement Plans and corresponding caps in the case of defined contribution Terminated Retirement Plans, depending on the applicable Terminated Retirement Plans, such benefits being further reduced by any secured pension benefits received or to be received in respect of the Terminated Retirement Plans; and (iii) that the Eligible Retiree must waive and forfeit any and all claim such Eligible Retiree has or may have in the CCAA Proceedings and the Chapter 11 Cases in respect of the Terminated Retirement Plans. The material terms of the New Plans shall be set forth in Plan Supplement 7A and shall be reasonably acceptable to the Creditors Committee.

The Debtors’ or Reorganized Debtors’ performance of any employment agreement, plan or policy that is not a Terminated Employee Plan will not entitle any person to any benefit or alleged entitlement under any policy, program, or plan that has expired or been terminated before the Effective Date, or restore, reinstate, or revive any such benefit or alleged entitlement under any such policy, program or plan. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans. Notwithstanding anything to the contrary contained herein, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

6.10 U.S. Pension Plans. Upon the occurrence of the Effective Date, Bowater Inc., and Abitibi-Consolidated Sales Corporation (collectively, the “U.S. Plan Sponsors” and as reorganized under the Plan, the “Reorganized U.S. Plan Sponsors”) shall continue the U.S. Pension Plans, including meeting the minimum funding standards under ERISA and the Internal Revenue Code, paying all PBGC insurance premiums, and administering and operating the U.S. Pension Plans in accordance with their terms and ERISA. Nothing in the Plan shall be deemed to discharge, release, or relieve the Debtors, the Reorganized Debtors, any member of the Debtors’ controlled groups (as defined in 29 U.S.C. § 1301(a)(14)) or any other party, in any capacity, from any current or future liability with respect to the U.S. Pension Plans, and PBGC and the U.S. Pension Plans shall not be enjoined or precluded from enforcing such liability as a result of the Plan’s provisions or confirmation of the Plan. Upon the Effective Date, PBGC shall be deemed to have withdrawn any and all proofs of claim filed against the Debtors with prejudice. After the Effective Date, the Reorganized U.S. Plan Sponsors shall have the authority to terminate, amend or freeze the U.S. Pension Plans in accordance with the terms of the U.S. Pension Plans, ERISA and the Internal Revenue Code.

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6.11 Exit Financing Facilities. On or before the Effective Date, the Reorganized Debtors will enter into definitive documentation, in a form and in substance satisfactory to the Debtors and reasonably acceptable to the Creditors Committee, with respect to the Exit Financing Facilities in an aggregate amount up to $2.3 billion, less cash on hand and proceeds from the Rights Offering. On or about the Effective Date, the Debtors shall borrow funds under the Exit Financing Facilities in amounts which, together with such other cash as is then available to the Debtors, will be sufficient to make all Cash distributions to be made under this Plan and the CCAA Plan.

6.12 Rights Offering. In accordance with the terms of the Backstop Commitment Agreement, the Debtors may implement a rights offering (the “Rights Offering”) for the issuance of convertible unsecured subordinated notes of the Reorganized Debtors (the “Rights Offering Notes”) on the terms set out in the Backstop Commitment Agreement. As of the Effective Date, the Rights Offering Notes will be in an aggregate principal amount not to exceed $500 million, provided that the amount of the Rights Offering Notes may be increased or decreased by the Debtors in accordance with the terms of the Backstop Commitment Agreement. In accordance with the Backstop Commitment Agreement, and because Rights Offering Notes may only be distributed on account of Claims that are Allowed as of the Effective Date, certain Rights Offering Notes may be held in escrow after the Effective Date and will only become distributable upon the Allowance of the underlying Claims on account of which the exercised Subscription Rights were allocated. The Rights Offering Notes will be issued pursuant to an indenture (as may be amended, supplemented or modified consistent with the terms of the Backstop Commitment Agreement, the “Rights Offering Notes Indenture”), which shall be in form and substance reasonably satisfactory to the Creditors Committee, along with a registration rights agreement (as may be amended, supplemented or modified consistent with the terms of the Backstop Commitment Agreement, the “Rights Offering Notes Registration Rights Agreement”) both of which will be filed, in substantially final form, on or before the Effective Date. The number of Rights Offering Notes for which any Eligible Holder may subscribe in the Rights Offering may be decreased by the Debtors and the Reorganized Debtors to the extent required, after consultation with the Creditors Committee or as required by the Bankruptcy Court, to allow the Rights Offering to be exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code (the “Section 1145 Cutback”). The Debtors shall be authorized, upon consultation with the Creditors Committee, to implement procedures, and amend, supplement, modify or enter into agreements and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Rights Offering, and effectuate the distribution of the Rights Offering Notes (or other securities), without any further order of the Bankruptcy Court.

The Eligible Holders whose Eligible Claims are being held through DTC or CDS will receive the Rights Offering Notes in the form of beneficial interests in one or more global notes, and Eligible Holders whose Eligible Claims are not being held through DTC or CDS will receive the Rights Offering Notes in the form of one or more certificated notes. Any Rights Offering Notes excluded from the Rights Offering due to a Section 1145 Cutback will be purchased by the Backstop Parties on or before the Effective Date as Unsubscribed Notes. The

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issuance of Unsubscribed Notes to the Backstop Parties is intended to be exempt from Securities Act registration under Section 4(2) of the Securities Act and exempt from any prospectus requirement under Canadian securities laws. The Unsubscribed Notes are intended to be eligible for resale under Rule 144A under the Securities Act. After consummation of the Rights Offering, the Unsubscribed Notes may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act or any applicable state laws or pursuant to a registration statement.

6.13 Issuance of New ABH Common Stock.

(a) New ABH Common Stock. On the Effective Date, Reorganized ABH shall authorize and issue New ABH Common Stock for distribution in accordance with this Plan and the CCAA Plan, subject to Dilution, and such New ABH Common Stock shall be deemed issued on the Effective Date; provided, however, that as set forth in Section 6.8 of this Plan, Reorganized ABH shall reserve shares representing 8.5% on a fully diluted basis of the New ABH Common Stock for issuance pursuant to management and director incentive programs.

(b) Section 1145 Exemption. The New ABH Common Stock distributed in accordance with Section 6.13(a) and the Rights Offering Notes and the issuance of the New ABH Common Stock upon the conversion of such Rights Offering Notes and the distribution, transfer or exchange thereof in accordance with this Plan and the CCAA Plan shall be exempt from registration under applicable securities laws (including, without limitation, Section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an issuer of a security) pursuant to section 1145(a) of the Bankruptcy Code, and may be sold without registration to the extent permitted under section 1145 of the Bankruptcy Code.

(c) Listing on Exchange. The Reorganized Debtors shall use their reasonable best efforts to cause the New ABH Common Stock to be listed on the New York Stock Exchange, the NASDAQ Global Market or NASDAQ Global Select Market and the Toronto Stock Exchange.

6.14 Dissolution of Committee. Subject to Section 4.3, on and as of the Effective Date, the Creditors Committee shall be dissolved with respect to all Debtors, and its members shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Debtors’ Chapter 11 Cases.

6.15 Effectuating Documents; Further Transactions. The Chief Executive Officer, President, Chief Financial Officer or Chief Legal Officer of Reorganized ABH or any Debtor shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of this Plan, without any further order of the Bankruptcy Court and without the requirement of any further action by any stockholder or director of any of the Debtors or Reorganized Debtors. The Secretary or any Assistant Secretary of each Debtor or Reorganized Debtor shall be authorized to certify or attest to any of the foregoing actions.

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6.16 Surrender of Existing Securities. As soon as practicable after the Effective Date, each holder of an Unsecured Note Claim (other than holders of 13.75% Senior Secured Note Guaranty Claims) shall surrender its note(s) to the relevant Indenture Trustee or agent, or in the event such note(s) are held in the name of, or by a nominee of, the DTC or CDS, the Reorganized Debtors shall seek the cooperation of the DTC or CDS to provide appropriate instructions to the Indenture Trustees or agent. No distributions under the Plan shall be made for or on behalf of such holder unless and until such note(s) is received by the Indenture Trustees or agent, or the loss, theft or destruction of such note(s) is established to the reasonable satisfaction of the applicable Indenture Trustee or agent, which satisfaction may require such holder to submit (a) a lost instrument affidavit and (b) an indemnity bond holding the Debtors, the Reorganized Debtors, and the Indenture Trustees, harmless in respect of such note and distributions made thereof. Upon compliance with this Section 6.16 by a holder of any Unsecured Note Claim, such holder shall, for all purposes under the Plan, be deemed to have surrendered such Unsecured Note Claim. Any holder that fails to surrender such Unsecured Note or satisfactorily explain its non-availability to the applicable Indenture Trustee or agent within one (1) year of the Effective Date shall be deemed to have no further Claim against the Debtors, the Reorganized Debtors (or their property), or the Indenture Trustees in respect of such Claim and shall not participate in any distribution under the Plan. All property in respect of such forfeited distributions, including interest thereon, shall be promptly returned to the Reorganized Debtors by the applicable Indenture Trustee or agent, and any such security shall be cancelled. Notwithstanding the foregoing, if the record holder of an Unsecured Note Claim is DTC, CDS, or a nominee of DTC or CDS, or such other securities depository or custodian thereof, or if an Unsecured Note Claim is held in book-entry or electronic form pursuant to a global security held by DTC, CDS or such other securities depository or custodian thereof, then the beneficial holder of such an Allowed Unsecured Note Claim shall be deemed to have surrendered such holder’s security, note, debenture or other evidence of indebtedness upon surrender of such global security by DTC, CDS or such other securities depository or custodian thereof. In addition, the Debtors and Reorganized Debtors may deem the surrender of any certificate held by a registered holder for purposes of effectuating distributions hereunder. This Section 6.16 shall not apply to the 13.75% Senior Secured Note Guaranty Claims or the 7.95% Distribution.

6.17 Allowed Intercompany Claims and Allowed Intercompany Interests. Each Debtor that holds an Allowed Intercompany Claim shall be entitled to account for such Allowed Intercompany Claim in its books and records as an asset of such Debtor and shall be deemed to have received distributions on account of such Allowed Intercompany Claim. Prior to effectiveness of the discharge of Allowed Intercompany Claims and Allowed Intercompany Interests pursuant to Section 2.15 of this Plan, the Debtors and Reorganized ABH, as the case may be, shall have the right to retain for the benefit of Reorganized ABH such Allowed Intercompany Claims and Allowed Intercompany Interests, or effect such transfers and setoffs with respect to Allowed Intercompany Claims and Allowed Intercompany Interests as they may deem appropriate for accounting, tax and commercial business purposes, to the fullest extent permitted by applicable law.

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ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Confirmation. The following are conditions precedent to Confirmation of this Plan that may be satisfied or waived in accordance with Section 7.3 of this Plan:

(a) The Bankruptcy Court shall have approved by Final Order a Disclosure Statement with respect to this Plan in form and substance reasonably acceptable to the Debtors, the Creditors Committee, and the Monitor; and

(b) The Debtors shall have entered into a backstop agreement and Rights Offering, if necessary, and commitment agreements for the Exit Financing Facilities, in form and substance reasonably acceptable to the Debtors, the Creditors Committee and the Monitor, and all fees and expenses related thereto shall have been approved by the Bankruptcy Court.

7.2 Conditions to the Effective Date. The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Section 7.3 of this Plan.

(a) The Confirmation Order in form and substance reasonably acceptable to the Debtors, the Creditors Committee and the Monitor shall have been entered by the Bankruptcy Court;

(b) The Confirmation Order shall be a Final Order, the Confirmation Date shall have occurred, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending;

(c) The Sanction Order in form and substance reasonably acceptable to the Debtors and the Creditors Committee shall have been entered by the Canadian Court;

(d) The operation and effect of the Sanction Order shall not have been stayed, reversed or amended;

(e) The Reorganized Debtors shall have entered into the Exit Financing Facilities, all conditions precedent to the consummation and to the release from escrow thereof shall have been waived or satisfied in accordance with the terms thereof and, simultaneous with the Effective Date, the Exit Financing Facilities shall be in full force and effect;

(f) The Reorganized Debtors shall have entered into a backstop agreement and the Rights Offering documents, if necessary, and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof and, simultaneous with the Effective Date, the backstop agreement and the Rights Offering documents shall be in full force and effect;

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(g) The Exhibits, Supplements, schedules, documents, or agreements to be executed in connection with this Plan shall be in form and substance reasonably acceptable to the Debtors, and such documents (other than ministerial documents executed in connection with this Plan) are reasonably acceptable to the Creditors Committee and the Monitor;

(h) All statutory fees then due and payable to the United States Trustee shall have been paid in full; and

(i) All conditions precedent to the implementation of the CCAA Plan but for the implementation of the Plan shall have been satisfied or waived.

7.3 Waiver of Conditions. The Debtors may waive any or all of the conditions set forth in Sections 7.1 and 7.2 of this Plan (except for the conditions set forth in Section 7.1(a), 7.2(a) or 7.2(c)) at any time; provided, however, that other than for the waiver of technical or immaterial conditions, the Debtors may not waive any condition without the prior consent of the Creditors Committee, such consent not to be unreasonably withheld; provided further, however, that the Debtors may not waive any statutory fees payable pursuant to section 1930 of title 28 of the United States Code hereunder. Any such waiver may be effected at any time by filing a notice thereof with the Bankruptcy Court. No waiver or non-waiver of any conditions to Confirmation or to the occurrence of the Effective Date shall diminish the application of the mootness doctrine with respect to the Confirmation of this Plan or any order entered in connection therewith, which doctrine shall apply to the fullest extent of applicable law.

7.4 Notice of Effective Date. The Debtors shall file with the Bankruptcy Court a notice of the occurrence of the Effective Date within a reasonable period of time after the conditions in Section 7.2 of the Plan have been satisfied or waived pursuant to Section 7.3 of the Plan.

7.5 Order Denying Confirmation. If an Order denying confirmation of the Plan is entered by the Bankruptcy Court and such Plan is not consummated, then nothing contained in the Plan shall (a) constitute a waiver or release of any Claims against or Interests in the Debtors, (b) prejudice in any manner the rights of the Holder of any Claim against, or Interest in, the Debtors, (c) prejudice in any manner any right, remedy or Claim of the Debtors, (d) be deemed an admission against interest by the Debtors, or (e) constitute a settlement, implicit or otherwise, of any kind whatsoever.

ARTICLE VIII

EFFECT OF THIS PLAN ON ASSETS, CLAIMS AND INTERESTS

8.1 Revesting of Assets. Except as provided in this Plan, on the Effective Date, all property of the Estates, to the fullest extent provided by section 541 of the Bankruptcy Code, and any and all other rights and assets of the Debtors of every kind and nature shall revest in the Reorganized Debtors free and clear of all Liens, Claims and Interests other than (a) those Liens, Claims and Interests retained or created pursuant to this Plan or any document entered into in connection with the transactions described in this Plan and (b) Liens that have arisen subsequent to the Petition Date on account of taxes that arose subsequent to the Petition Date.

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8.2 Discharge of Claims and Termination of Interests.

(a) As of the Effective Date, except as otherwise provided in this Plan or the Confirmation Order and with respect to the Secured Funded Debt Claims, only upon payment of the Secured Funded Debt Claims in full as provided in this Plan, the rights afforded under this Plan and the treatment of Claims and Interests under this Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims and satisfaction or termination of all Interests, including any Claims arising under the Secured Funded Debt Agreements, the DIP Facility Documents, the DIP Facility Order, the Securitization Facility and the Securitization Order; provided, however, that Claims for indemnification under the Secured Funded Debt Agreements shall survive consummation of the Plan and shall not be discharged or released. Except as otherwise provided in this Plan or the Confirmation Order, Confirmation shall, as of the Effective Date: (i) discharge the Debtors from all Claims or other debts that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (w) a Proof of Claim is filed or deemed filed pursuant to section 501 of the Bankruptcy Code, (x) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code, (y) the holder of a Claim based on such debt has accepted this Plan or (z) such Claim is listed in the Schedules; and (ii) satisfy, terminate or cancel all Interests and other rights of equity security holders in the Debtors.

(b) As of the Effective Date, except as otherwise provided in this Plan or the Confirmation Order and with respect to the Secured Funded Debt Claims, only upon payment of the Secured Funded Debt Claims in full as provided in this Plan, all Persons shall be precluded from asserting against the Debtors or the Reorganized Debtors, or their respective successors or property, any other or further Claims, demands, debts, rights, causes of action, liabilities or equity interests based upon any act, omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date; provided, however, that Claims for indemnification under the Secured Funded Debt Agreements shall not be precluded, discharged or released. In accordance with the foregoing, except as provided in this Plan or the Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date, of discharge of all such Claims and other debts and liabilities against the Debtors and satisfaction, termination or cancellation of all Interests and other rights of equity security holders in the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

8.3 Cancellation of Liens. Except as otherwise provided in the Plan, on the Effective Date, and with respect to the Secured Funded Debt Claims, only upon payment of the Secured Funded Debt Claims in full as provided in this Plan, (a) all Liens, Administrative Claims and rights related to any Claim or Interest, including, without limitation, those existing under the Secured Funded Debt Agreements, the DIP Facility Documents, the DIP Facility Order, the Securitization Facility and the Securitization Order shall be deemed released, terminated, null and void and of no effect, and (b) any Lien securing any Other Secured Claim (other than a Lien securing an Other Secured Claim that is Reinstated pursuant to the Plan) shall be deemed released, terminated, null

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and void and of no effect; provided, however, that Claims for indemnification under the Secured Funded Debt Agreements shall survive consummation of the Plan, shall remain in full force and effect as unsecured Claims and shall not be released or terminated. The holder of Claims (other than a holder of any Other Secured Claim that is Reinstated pursuant to the Plan) shall be authorized and directed to release any collateral or other property of any Debtor (including any cash collateral) held by such holder and to take such actions as may be requested by the Debtors (or the Reorganized Debtors, as the case may be) to evidence the release of such Lien, including the execution, delivery, and filing or recording of such release documents as may be reasonably requested by the Debtors (or the Reorganized Debtors, as the case may be) and the Debtors (or the Reorganized Debtors, as the case may be) are hereby authorized to take any actions on or after the Effective Date as required to effectuate the release of collateral or other property of any Debtor or any subsidiary of a Debtor (including, without limitation, filing of appropriate termination statements and directing third-parties holding collateral or other property of any Debtor to promptly remit such collateral or property without further consent of any other party).

8.4 Injunctions.

(a) Except as otherwise provided in this Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of this Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (i) commencing or continuing in any manner any action or other proceeding against the Debtors or the Reorganized Debtors or their respective property; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors or the Reorganized Debtors or their respective property; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors or the Reorganized Debtors or their respective property; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors or their respective property; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of this Plan.

(b) Except as otherwise provided in this Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold or may hold a Claim, demand, debt, right, cause of action or liability that is released pursuant to this Plan are permanently enjoined from taking any of the following actions on account of such released Claims, demands, debts, rights, causes of action or liabilities: (i) commencing or continuing in any manner any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released Person; provided, however, that the timely assertion of setoff rights by the Texas Comptroller of Public Accounts preserves any such rights that it may have, and such rights shall therefore be unaffected by this Plan; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of this Plan.

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(c) In exchange for the distributions pursuant to this Plan, each holder of an Allowed Claim receiving such distribution pursuant to this Plan will be deemed to have specifically consented to the injunctions set forth in this Section 8.4.

8.5 Releases.

(a) Mutual Releases. On the Effective Date, (i) the Debtors and the Reorganized Debtors, on behalf of themselves and their Estates, any Person seeking to exercise any rights of the Debtors, the Reorganized Debtors or their Estates, including any successor to the Debtors or the Reorganized Debtors or any estate representative appointed or selected pursuant to section 1123 of the Bankruptcy Code and all of their respective officers, directors and employees, and all of their respective partners, advisors, attorneys, financial advisors, accountants and other professionals (collectively, the “Debtor Releasing Parties”), (ii) the members of, and counsel and financial advisors to, the Creditors Committee, (iii) the members of, and counsel and financial advisors to, the Ad Hoc Unsecured Noteholders Committee, as well as Avenue Capital Management II, L.P. and its managed funds, in their individual capacities, (iv) the DIP Agent and the DIP Lenders, each in their capacities as such, and their respective legal counsel and financial advisors, (v) Citibank, N.A., Barclays Bank PLC and Barclays Capital Inc., in their respective capacities under the Securitization Facility, (vi) the Indenture Trustees, each in their capacities as such, and their respective current officers and directors, and their respective legal counsel and financial advisors (collectively, the “Indenture Trustee Parties”), (vii) the Monitor in its capacity as such, its current officers and directors, and its legal counsel and financial advisors, (viii) the Secured Funded Debt Administrative Agents and Secured Funded Debt Lenders, each in their capacity as such, and their counsel and financial advisors, and (ix) the Backstop Parties, each in their capacities as such, and their respective legal counsel and financial advisors (collectively, clauses (i) through (ix) being the “Released Parties,” and each a “Released Party”), shall be deemed to and shall unconditionally and irrevocably each release each other, individually and collectively, from any and all claims, obligations, suits, judgments, damages, rights, Causes of Action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken in their respective capacities described above or any omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 15 Debtors, the CCAA Debtors, the Chapter 11 Cases, the Chapter 15 Cases, the CCAA Proceedings, the Rights Offering, the Plan, and the CCAA Plan, except that (i) no individual shall be released from any act or omission that constitutes gross negligence or willful misconduct, (ii) the Reorganized Debtors shall not relinquish or waive the right to assert any of the foregoing as a legal or equitable defense or right of setoff or recoupment against any Claims of any such Persons asserted against the Debtors or the Reorganized Debtors, (iii) the foregoing releases shall not apply to any express contractual or financial obligations owed to the Debtors or Reorganized Debtors or any obligation arising under the Plan or an agreement entered into pursuant to, or contemplated by, the Plan, (iv) the forgoing releases shall not apply to any Claims for indemnification under the Secured

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Funded Debt Agreements, (v) the foregoing releases shall not apply to any Employee Transferee Actions, and (vi) for the avoidance of doubt, the foregoing releases shall only apply to the Debtors’ officers, directors and employees in their capacities as such.

(b) Releases By Non-Debtors. On and as of the Effective Date, all Persons who (a) directly or indirectly have held, hold, or may hold Claims or Interests, (b) vote to accept the Plan as set forth on the relevant Ballot, and (c) do not mark their Ballot to indicate their refusal to grant the releases described in the Plan, shall be deemed, by virtue of their receipt of distributions and/or other treatment contemplated under the Plan, to have absolutely, unconditionally, irrevocably, and forever released and covenanted with the Reorganized Debtors and the other Released Parties not to (y) sue or otherwise seek recovery from any of the Reorganized Debtors or any other Released Party on account of any Claim or Interest, including but not limited to any Claim based upon tort, breach of contract, violations of federal or state securities laws or otherwise, based upon any act, occurrence, or failure to act from the beginning of time through the Effective Date in any way relating to the Debtors or their business and affairs or (z) assert against any of the Reorganized Debtors or any other Released Party any claim, obligation, right, Cause of Action or liability that any holder of a Claim or Equity Interest may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or thereafter arising, based in whole or in part on any act or omission, transaction, or occurrence from the beginning of time through the Effective Date in any way relating to the Debtors, the CCAA Debtors, the Chapter 15 Debtors, the Chapter 11 Cases, the Chapter 15 Cases, the CCAA Proceedings, the Rights Offering, the Plan or the CCAA Plan; provided, however, that (i) none of the Released Parties shall be released from any claim based on any act or omission that constitutes gross negligence or willful misconduct, (ii) such release shall not apply to Ordinary Course Administrative Claims and Fee Claims or obligations arising under the Plan, (iii) such release shall not be construed to prohibit a party in interest from seeking to enforce the terms of the Plan, (iv) the forgoing release shall not apply to any Claims for indemnification under the Secured Funded Debt Arrangements, and (v) for the avoidance of doubt, the foregoing releases shall only apply to the Debtors’ officers, directors and employees in their capacities as such.

8.6 Exculpation and Limitation of Liability. Except for Claims for indemnification under the Secured Funded Debt Agreements, the Debtors, the Reorganized Debtors and the other Released Parties (a) shall have no liability whatsoever to one another or any holder or purported holder of a Claim or Equity Interest, or any other party-in-interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or Affiliates, or any of their successors or assigns, for any act or omission in connection with, or arising out of, the Plan, the Disclosure Statement, the settlement of Claims or renegotiation of executory contracts and leases, the negotiation of the Plan, the negotiation of the Plan Supplement Documents, the Exit Facility Documents, the Rights Offering, the Rights Offering Documents, the pursuit of approval of the Disclosure Statement or the Plan, or the solicitation of votes for confirmation of the Plan, the Chapter 11 Cases, the Chapter 15 Cases, the consummation of the Plan or the CCAA Plan, the administration of the Plan or the property to be distributed under the Plan, or any transaction contemplated by the Plan or Disclosure Statement, or in furtherance thereof, or any obligations that they have under or in connection with the Plan or the transactions

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contemplated by this Plan (collectively, the “Exculpated Claims”), except for any act or omission that constitutes willful misconduct or gross negligence as determined by a Final Order, and (b) in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. No holder of any Claim or Interest, or other party-in-interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or Affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Released Parties with respect to the Exculpated Claims. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Released Parties from liability. For the avoidance of doubt, the foregoing shall only apply to the Debtors’ officers, directors and employees in their capacities as such

8.7 Retention and Enforcement and Release of Causes of Action. Subject to Section 4.3, except as otherwise provided in the Plan, the Confirmation Order, prior court orders, or in any document, instrument, release or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Causes of Action including, without limitation, the Causes of Action identified on Plan Supplement 10 ( the “Retained Causes of Action”). Subject to Section 4.3, the Reorganized Debtors, as the successors in interest to the Debtors and their Estates, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims. The Debtors or the Reorganized Debtors expressly reserve all rights to prosecute any and all Litigation Claims against any Person, except as otherwise expressly provided in the Plan, and no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches, shall apply to such Litigation Claims upon, after, or as a consequence of Confirmation or the occurrence of the Effective Date.

8.8 13.75% Senior Secured Note Claims. Notwithstanding anything to the contrary in this Plan or in the Confirmation Order, other than with respect to the 13.75% Senior Secured Notes Guaranty Claims which shall be discharged in full as provided in Section 8.2 of this Plan, neither this Plan nor the Confirmation Order shall discharge or otherwise affect, limit or impair the obligations of any CCAA Debtors relating to the 13.75% Senior Secured Notes or 13.75% Senior Secured Notes Indenture, nor shall it affect, limit or impair any rights of the 13.75% Senior Secured Notes Indenture Trustee or the holders of 13.75% Senior Secured Notes with respect to any liens, interests or other rights they may have with respect to any property of any CCAA Debtor.

ARTICLE IX

CERTAIN CROSS-BORDER PROVISIONS

9.1 No Double Recovery on Allowed Cross-Border Claims. To the extent that the same Claim is an Allowed Claim against a Cross-Border Debtor under this Plan and a Proven Claim against the same Cross-Border Debtor under the CCAA Plan (such claim, a “Cross-Border Claim”), (a) there shall only be a single recovery on account of such Allowed Cross-Border Claim, and (b) the aggregate distribution which such Allowed Cross-Border Claim shall receive, whether under this Plan, the CCAA Plan or a combination of both, shall not exceed the greatest distribution which such Allowed Cross-Border Claim would be entitled to receive as an Allowed Claim under this Plan or a Proven Claim or Proven Secured Claim under the CCAA Plan.

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9.2 Prohibition Against Double Recoveries. Subject to Section 8.8 of this Plan, the aggregate recovery under this Plan and the CCAA Plan on account of a claim for which more than one Debtor or Canadian Debtor is also liable, whether on account of a theory of primary or secondary liability, by reason of a guarantee agreement, indemnity agreement, joint and several liability or otherwise, shall not exceed 100% of the greater of (a) the amount of the Allowed Claim or (b) the total amount in which such claim is recognized in the CCAA Proceedings, whether as a Proven Claim, Proven Secured Claim, unaffected claim or otherwise.

9.3 Provisions Relating to Holders of Convenience Claims Against the Cross-Border Debtors. The convenience claim thresholds under the CCAA Plan (CDN$6,073) and the Plan (US$5,000) account for differences caused by the foreign exchange rate between the U.S. and Canadian dollars on April 17, 2009 using the Bank of Canada noon spot rate of exchange for exchanging currency to Canadian dollars (US$1 = Cdn$1.2146) as provided in the Claims Bar Date Orders. Only with respect to Cross-Border Debtors, for purposes of determining whether a Claim is a Convenience Claim as defined in the Plan or a Cross-Border Convenience Claim as defined in the CCAA Plan, (a) all eligible Claims will be (i) valued in Canadian dollars using the conversion rate set forth in the Claims Orders and (ii) determined in reference to the dollar thresholds established for such treatment under the CCAA Plan (CDN$6,073); and (b) cash distributions on account of such Claims, once allowed, will be made in Canadian dollars. A classification or valid election to participate as (x) a Convenience Claim as defined in the Plan or (y) a Cross-Border Convenience Claim as defined in the CCAA Plan will be binding for purposes of voting and distributions under both Plans.

9.4 Distributions on Section 503(b)(9) Claims Against Cross-Border Debtors. Subject to Section 4.3 of this Plan, no distributions shall be made under this Plan on account of an Allowed Claim (or any part thereof) against a Cross-Border Debtor that is entitled to treatment under section 503(b)(9) of the Bankruptcy Code (such Claim or portion thereof entitled to such treatment, a “Cross-Border 503(b)(9) Claim”, and a creditor holding such Claim, a “Cross-Border 503(b)(9) Claimant”) unless the Disbursing Agent provides sixty (60) days advance notice of such intended distribution to the Post-Effective Date Claims Agent, and no distribution shall be made for such longer period as may be ordered by a court of competent jurisdiction with respect to any particular Cross-Border 503(b)(9) Claim; provided, however, that the Post-Effective Date Claims Agent at any time may agree that the Disbursing Agent may make a distribution on a Cross-Border 503(b)(9) Claim prior to the expiration of the sixty-day notice period; and provided further, however, that the sixty-day notice period shall not apply to the extent a Cross-Border 503(b)(9) Claimant withdraws its Cross-Border 503(b)(9) Claim.

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ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Retention of Jurisdiction. Following the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising from or relating to the Chapter 11 Cases to the fullest extent of applicable law, including, without limitation:

(a) To determine the validity under any applicable law, allowability, classification and priority of Claims and Interests upon objection, or to estimate, pursuant to section 502(c) of the Bankruptcy Code, the amount of any Claim that is or is anticipated to be contingent or unliquidated as of the Effective Date;

(b) To construe and to take any action authorized by the Bankruptcy Code and requested by the Reorganized Debtors or any other party in interest to enforce this Plan and the documents and agreements filed in connection with this Plan, issue such orders as may be necessary for the implementation, execution and consummation of this Plan, without limiting the generality of the foregoing, orders to expedite regulatory decisions for the implementation of this Plan and to ensure conformity with the terms and conditions of this Plan, such documents and agreements and other orders of the Bankruptcy Court, notwithstanding any otherwise applicable non-bankruptcy law;

(c) To determine any and all applications for allowance of compensation and expense reimbursement of Professionals retained by the Debtors, the Reorganized Debtors or the Creditors Committee, and for members of the Creditors Committee, for periods on or before the Effective Date, and to determine any other request for payment of administrative expenses;

(d) To determine all matters that may be pending before the Bankruptcy Court on or before the Effective Date;

(e) To resolve any dispute regarding the implementation or interpretation of this Plan, or any related agreement or document that arises at any time before the Chapter 11 Cases are closed, including the determination, to the extent a dispute arises, of the entities entitled to a distribution within any particular Class of Claims and of the scope and nature of the Reorganized Debtors’ obligations to cure defaults under assumed contracts, leases, franchises and permits;

(f) To determine any and all matters relating to the rejection, assumption or assignment of executory contracts or unexpired leases entered into prior to the Petition Date, the nature and amount of any Cure required for the assumption of any executory contract or unexpired lease, and the allowance of any Claim resulting therefrom, including the amount, validity and treatment under any applicable law of any Claim for damages arising from or related to the rejection of any such contract (including that certain Call Agreement between Woodbridge International Holdings, Ltd., Woodbridge International Holdings SA, Woodbridge Co. Ltd., Abitibi Consolidated Sales Corp., and ACI, dated September 6, 2001, as amended);

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(g) To determine all applications, adversary proceedings, contested matters and other litigated matters that were brought or that could have been brought in the Bankruptcy Court on or before the Effective Date;

(h) To determine matters concerning local, state and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, and to determine any tax claims that may arise against the Debtors or the Reorganized Debtors as a result of the transactions contemplated by this Plan; and

(i) To modify this Plan pursuant to section 1127 of the Bankruptcy Code or to remedy any apparent nonmaterial defect or omission in this Plan, or to reconcile any nonmaterial inconsistency in this Plan so as to carry out its intent and purposes.

From the Confirmation Date through the Effective Date, the Bankruptcy Court shall retain jurisdiction with respect to each of the foregoing items and all other matters that were subject to its jurisdiction prior to the Confirmation Date. Nothing contained herein shall be construed to increase, decrease or otherwise modify the independence, sovereignty or jurisdiction of the Bankruptcy Court, the Canadian Court, or any other court or tribunal in the United States or Canada, including the ability of any such court or tribunal to provide appropriate relief under applicable law on an ex parte or “limited notice” basis.

10.2 Terms Binding. Upon the occurrence of the Effective Date, all provisions of this Plan, including all agreements, instruments and other documents filed in connection with this Plan and executed by the Debtors or the Reorganized Debtors in connection with this Plan, shall be binding upon the Debtors, the Reorganized Debtors, all Claim and Interest holders and all other Persons that are affected in any manner by this Plan, including BCFC and any representative of, or successor to, BCFC and its estate. All agreements, instruments and other documents filed in connection with this Plan shall have full force and effect, and shall bind all parties thereto as of the entry of the Confirmation Order, whether or not such exhibits actually shall be executed by parties other than the Debtors or the Reorganized Debtors, or shall be issued, delivered or recorded on the Effective Date or thereafter. The rights, benefits and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

10.3 Governing Law. Except to the extent that the Bankruptcy Code or any other federal law is applicable or to the extent the law of a different jurisdiction is validly elected by the Debtors, the rights, duties and obligations arising under this Plan shall be governed in accordance with the substantive laws of the United States of America and, to the extent federal law is not applicable, the laws of the State of Delaware.

10.4 Severability. If the Bankruptcy Court determines at the Confirmation Hearing that any material provision of this Plan is invalid or unenforceable, such provision, subject to section 1127 of the Bankruptcy Code, shall be severable from this Plan and shall be null and void, and, in such event, such determination shall in no way limit or affect the enforceability or operative effect of any or all other portions of this Plan.

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10.5 Confirmation Order and Plan Control. Except as otherwise provided in this Plan, in the event of any inconsistency between this Plan and the Disclosure Statement, any exhibit to this Plan or any other instrument or document created or executed pursuant to this Plan, this Plan shall control. In the event of any inconsistency between the Plan and the Confirmation Order, the Confirmation Order shall control.

10.6 Incorporation by Reference. Each Exhibit, schedule or Supplement to this Plan is incorporated herein by reference.

10.7 Plan Supplements. Each of the Plan Supplements shall be in form and substance reasonably satisfactory to the Creditors Committee.

10.8 Modifications to this Plan. The Debtors may amend or modify this Plan, and any Exhibit, schedule or Supplement to this Plan, at any time prior to the Confirmation Date in accordance with the Bankruptcy Code and Bankruptcy Rules; provided, however, that other than for technical or immaterial amendments and modifications, the Debtors may not amend or modify this Plan without the prior consent of the Creditors Committee, such consent not to be unreasonably withheld. A holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, modified or supplemented, if the proposed alteration, amendment, modification or supplement does not materially and adversely change the treatment of the Claim or Interest of such holder.

10.9 Revocation, Withdrawal or Non-Consummation. The Debtors reserve the right to revoke or withdraw this Plan at any time prior to the Effective Date. If the Debtors revoke or withdraw this Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, then this Plan, any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), the assumption or rejection of executory contracts or leases effected by this Plan, and any document or agreement executed pursuant to this Plan, shall be null and void; provided, however, that all orders of the Bankruptcy Court and all documents executed pursuant thereto, except the Confirmation Order, shall remain in full force and effect. In such event, nothing contained herein, and no acts taken in preparation for consummation of this Plan, shall be deemed to constitute a waiver or release of any Claims by or against any of the Debtors or any other Person, to prejudice in any manner the rights of any of the Debtors or any Person in any further proceedings or to constitute an admission of any sort by any of the Debtors or any other Person.

10.10 Post-Confirmation Date Retention of Professionals. Upon the Effective Date, any requirement that professionals employed by the Reorganized Debtors comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors will be authorized to employ and compensate professionals in the ordinary course of business and without the need for Bankruptcy Court approval.

10.11 Exemption from Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, (a) the issuance, transfer or exchange of any securities, instruments or documents under the Plan, (b) the creation of any mortgage, deed of trust, Lien, pledge or other security interest under the Plan, (c) the making or assignment of any lease or sublease pursuant

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to the Plan, or (d) the making or delivery of any deed or other instrument of transfer under, pursuant to, or in connection with the Plan, including, without limitation, any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, assignments, and transfers of tangible property executed in connection with the Plan, the Confirmation Order or the Sanction Order, shall not be subject to any stamp tax or similar tax or government assessment to the fullest extent provided for under the Bankruptcy Code.

10.12 Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date, and as appropriate thereafter.

10.13 Payment of Fees and Expenses of Indenture Trustees. On the Effective Date (and thereafter with respect to fees and expenses relating to post-Effective Date service under the Plan or the CCAA Plan) or as soon as reasonably practicable thereafter, the Disbursing Agent shall pay in Cash all reasonable and documented fees and expenses of the Indenture Trustees and their advisors (the “Indenture Trustee Fee Claims”). The Indenture Trustees and their advisors must provide reasonably detailed fee invoices to the Debtors or the Reorganized Debtors as a condition of payment hereunder (subject to redaction to preserve attorney-client privilege); provided, however, that the Indenture Trustees shall retain and may exercise their respective charging liens or priority payment rights (if any) until paid in full hereunder. Notwithstanding the foregoing, the Debtors or Reorganized Debtors may dispute any portion of the Indenture Trustee Fee Claims (a “Disputed Indenture Trustee Fee Claim”), in which case (a) the Debtors or Reorganized Debtors shall pay the portion of the Indenture Trustee Fee Claim that is not specifically disputed, and (b) in the absence of a consensual resolution of the Disputed Indenture Trustee Fee Claim, the Debtors, Reorganized Debtors or the applicable Indenture Trustee shall submit the Disputed Indenture Trustee Fee Claim to the Bankruptcy Court for adjudication. For the avoidance of doubt, unless otherwise determined by court order or mutually agreed to by the Debtors or Reorganized Debtors and any Indenture Trustee, nothing in this Section 10.13 or Section 2.13(b) of this Plan affects an Indenture Trustee’s rights (if any) under any applicable Indenture to assert Claims for fees and expenses to the extent not paid hereunder or otherwise satisfied by this Plan, and all of the parties’ rights related to such Claims are fully preserved.

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10.14 Notice. All notices, requests and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

ABITIBIBOWATER INC.

1155 Metcalfe Street, Suite 800

Montréal (Québec), Canada H3B 5H2

Attention: Jacques P. Vachon

Telephone: (514) 875-2160

with a copy to:

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention:  Kelley A. Cornish

                   Alice Belisle Eaton

                   Claudia R. Tobler

                   Lauren Shumejda

                   Jacob A. Adlerstein

Telephone: (212) 373-3000

Facsimile:  (212) 757-3990

and

YOUNG CONAWAY STARGATT & TAYLOR, LLP

The Brandywine Building

1000 West Street, 17th Floor

Wilmington, Delaware 19801

Attention:  Pauline K. Morgan

                   Sean T. Greecher

Telephone: (302) 571-6600

Facsimile:  (302) 571-1253

10.15 Reservation of Rights. The filing of the Plan, the Disclosure Statement, any statement or provision contained in the Plan, or the taking of any action by the Debtors with respect to the Plan, shall not be and shall not be deemed to be an admission or waiver of any rights of the Debtors with respect to any holders of Claims against or Interests in the Debtors.

10.16 No Waiver. Neither the failure of a Debtor to list a Claim or Interest in the Debtor’s Schedules, the failure of a Debtor to object to any Claim, Administrative Expense Claim or Interest for purposes of voting, the failure of a Debtor to object to a Claim, Administrative Expense Claim or Interest prior to the Confirmation Date or the Effective Date, nor the failure of a Debtor to assert a Retained Cause of Action prior to the Confirmation Date or the Effective Date shall, in the absence of a legally-effective express waiver or release executed by the Debtor with the approval of the Bankruptcy Court, if required, and with any other consents or approvals required under the Plan, be deemed a waiver or release of the right of a Debtor, a Reorganized Debtor, the Post-Effective Date Claims Agent or their respective successors, either before or after solicitation of votes on the Plan, the Confirmation Date or the Effective Date, to (a) object to or examine such Claim, Administrative Expense Claim or Interest, in whole or in part, or (b) retain or either assign or exclusively assert, pursue, prosecute, utilize, or otherwise act or enforce any Retained Cause of Action against the holder of such Claim, Administrative Expense Claim or Interest.

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Dated: November 23, 2010

AbitibiBowater Inc.

AbitibiBowater US Holding 1 Corp.

AbitibiBowater US Holding LLC

AbitibiBowater Canada Inc.

Bowater Alabama LLC

Bowater America Inc.

Bowater Canadian Forest Products Inc.

Bowater Canadian Holdings Incorporated

Bowater Canadian Limited

Bowater Finance Company Inc.

Bowater Finance II LLC

Bowater Incorporated

Bowater LaHave Corporation

Bowater Maritimes Inc.

Bowater Newsprint South LLC

Bowater Newsprint South Operations LLC

Bowater Nuway Inc.

Bowater Nuway Mid-States Inc.

Bowater South American Holdings Incorporated

Bowater Ventures Inc.

Catawba Property Holdings, LLC

Coosa Pines Golf Club Holdings LLC

Donohue Corp.

Lake Superior Forest Products Inc.

Tenex Data Inc

ABH LLC 1

ABH Holding Company LLC

By:	/s/ William G. Harvey
	Name:	William G. Harvey
	Title:	Authorized Signatory Chief Financial Officer, AbitibiBowater Inc.

— and —

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Abitibi Consolidated Sales Corporation Abitibi-Consolidated Corp. Abitibi-Consolidated Finance LP Abitibi-Consolidated Alabama Corporation Augusta Woodlands LLC Alabama River Newsprint Company

By:	/s/ Jacques P. Vachon
	Name:	Jacques P. Vachon
	Title:	Authorized Signatory Senior Vice President, AbitibiBowater Inc.

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Exhibit A

1

Plan Exhibit A

List of Debtors, Cross Border Debtors, CCAA Debtors and Canadian Debtors

Chapter 11 Debtor	Case Number
AbitibiBowater Inc.	09-11296
AbitibiBowater US Holding 1 Corp.	09-11331
AbitibiBowater US Holding LLC	09-11297
AbitibiBowater Canada Inc.	09-11321
Abitibi-Consolidated Alabama Corporation	09-11300
Abitibi-Consolidated Corporation	09-11302
Abitibi-Consolidated Finance LP	09-11305
Abitibi Consolidated Sales Corporation	09-11299
Alabama River Newsprint Company	09-11301
Augusta Woodlands, LLC	09-11303
Bowater Alabama LLC	09-11309
Bowater America Inc.	09-11316
Bowater Canadian Forest Products Inc.	09-11322
Bowater Canadian Holdings Incorporated	09-11320
Bowater Canadian Limited	09-11326
Bowater Finance Company Inc.	09-11314
Bowater Finance II LLC	09-11308
Bowater Incorporated	09-11311
Bowater LaHave Corporation	09-11325
Bowater Maritimes Inc.	09-11324
Bowater Newsprint South LLC	09-11306
Bowater Newsprint South Operations LLC	09-11307
Bowater Nuway Inc.	09-11328
Bowater Nuway Mid-States Inc.	09-11329
Bowater South American Holdings Incorporated	09-11315
Bowater Ventures Inc.	09-11330
Catawba Property Holdings, LLC	09-11312
Coosa Pines Golf Club Holdings LLC	09-11310
Donohue Corp.	09-11298
Lake Superior Forest Products Inc.	09-11317
Tenex Data Inc.	09-11304
ABH Holding Company LLC	09-14487
ABH LLC 1	09-14485

2

Cross-Border Debtors	Case Number
AbitibiBowater Canada, Inc.	09-11321
Bowater Canadian Forest Products Inc.	09-11322
Bowater Canadian Holdings Incorporated	09-11320
Bowater Canadian Limited	09-11326
Bowater LaHave Corporation	09-11325
Bowater Maritimes Inc.	09-11324

Canadian Debtors	Case Number
1508756 Ontario Inc.	n/a
3217925 Nova Scotia Company	n/a
3224112 Nova Scotia Limited	n/a
3231378 Nova Scotia Company	n/a
3834328 Canada Inc.	n/a
4042140 Canada Inc.	n/a
6169678 Canada Inc.	n/a
9068-9050 Québec Inc.	n/a
9150-3383 Québec Inc.	n/a
AbitibiBowater Canada Inc.	09-11321
Abitibi-Consolidated (U.K.) Inc	n/a
Abitibi-Consolidated Canadian Office Products Holding Inc.	n/a
Abitibi-Consolidated Company of Canada	n/a
Abitibi-Consolidated Inc.	n/a
Abitibi-Consolidated Nova Scotia Incorporated	n/a
Alliance Forest Products Inc. (2001)	n/a
Bowater Belledune Sawmill Inc.	n/a
Bowater Canada Finance Corporation	09-11319
Bowater Canada Treasury Corporation	n/a
Bowater Canadian Forest Products Inc.	09-11322
Bowater Canadian Holdings. Inc.	09-11320
Bowater Canadian Limited	09-11326
Bowater Couturier Inc.	n/a
Bowater Guérette Inc.	n/a
Bowater LaHave Corporation	09-11325
Bowater Maritimes Inc.	09-11324
Bowater Mitis Inc.	n/a
Bowater Shelburne Corporation	n/a
Bowater Treated Wood Inc.	n/a
Canexel Hardboard Inc.	n/a
Donohue Recycling Inc.	n/a
La Tuque Forest Products Inc.	n/a
Marketing Donohue Inc.	n/a
Saguenay Forest Products Inc.	n/a

3

Canadian Debtors	Case Number
Scramble Mining Ltd.	n/a
St-Maurice River Drive Company Limited	n/a
Terra Nova Explorations Ltd.	n/a
The International Bridge and Terminal Company	n/a
The Jonquière Pulp Company	n/a

CCAA Debtors	Case Number
1508756 Ontario Inc.	n/a
3217925 Nova Scotia Company	n/a
3224112 Nova Scotia Limited	n/a
3231378 Nova Scotia Company	n/a
3834328 Canada Inc.	n/a
4042140 Canada Inc.	n/a
6169678 Canada Inc.	n/a
9068-9050 Québec Inc.	n/a
9150-3383 Québec Inc.	n/a
Abitibi-Consolidated (U.K.) Inc	n/a
Abitibi-Consolidated Canadian Office Products Holding Inc.	n/a
Abitibi-Consolidated Company of Canada	n/a
Abitibi-Consolidated Inc.	n/a
Abitibi-Consolidated Nova Scotia Incorporated	n/a
Alliance Forest Products Inc. (2001)	n/a
Bowater Belledune Sawmill Inc.	n/a
Bowater Canada Treasury Corporation	n/a
Bowater Couturier Inc.	n/a
Bowater Guérette Inc.	n/a
Bowater Mitis Inc.	n/a
Bowater Shelburne Corporation	n/a
Bowater Treated Wood Inc.	n/a
Canexel Hardboard Inc.	n/a
Donohue Recycling Inc.	n/a
La Tuque Forest Products Inc.	n/a
Marketing Donohue Inc.	n/a
Saguenay Forest Products Inc.	n/a
Scramble Mining Ltd.	n/a
St-Maurice River Drive Company Limited	n/a
Terra Nova Explorations Ltd.	n/a
The International Bridge and Terminal Company	n/a
The Jonquière Pulp Company	n/a

4

Exhibit B

1

Plan Exhibit B1

Class 1 Claims

Priority Non-Tax Claims

Chapter 11 Debtor	Class No.
AbitibiBowater Inc.	1A
AbitibiBowater US Holding 1 Corp.	1B
AbitibiBowater US Holding LLC	1C
AbitibiBowater Canada Inc.	1D
Abitibi-Consolidated Alabama Corporation	1E
Abitibi-Consolidated Corporation	1F
Abitibi-Consolidated Finance LP	1G
Abitibi Consolidated Sales Corporation	1H
Alabama River Newsprint Company	1I
Augusta Woodlands, LLC	1J
Bowater Alabama LLC	1K
Bowater America Inc.	1L
Bowater Canadian Forest Products Inc.	1N
Bowater Canadian Holdings Incorporated	1O
Bowater Canadian Limited	1P
Bowater Finance Company Inc.	1Q
Bowater Finance II LLC	1R
Bowater Incorporated	1S
Bowater LaHave Corporation	1T
Bowater Maritimes Inc.	1U
Bowater Newsprint South LLC	1V
Bowater Newsprint South Operations LLC	1W
Bowater Nuway Inc.	1X
Bowater Nuway Mid-States Inc.	1Y
Bowater South American Holdings Incorporated	1Z
Bowater Ventures Inc.	1AA
Catawba Property Holdings, LLC	1BB
Coosa Pines Golf Club Holdings LLC	1CC
Donohue Corp.	1DD
Lake Superior Forest Products Inc.	1EE
Tenex Data Inc.	1FF
ABH LLC 1	1GG
ABH Holding Company LLC	1HH

2

Plan Exhibit B2

Class 2 Claims

Bowater Secured Bank Claims

Chapter 11 Debtor	Class No.	Allowed Principal Amount*
Bowater Alabama LLC	2A	$271,604,813.44
Bowater America Inc.	2B	$271,604,813.44
Bowater Incorporated	2C	$271,604,813.44
Bowater Newsprint South LLC	2D	$271,604,813.44
Bowater Newsprint South Operations LLC	2E	$271,604,813.44
Bowater Nuway Inc.	2F	$271,604,813.44
Bowater Nuway Mid-States Inc.	2G	$271,604,813.44

*	The Allowed Principal Amount includes amounts outstanding under issued Bowater Secured Bank Letters of Credit but does not include Claims for interest, fees and other amounts outstanding (including (i) reimbursement obligations for Bowater Secured Bank Letters of Credit; (ii) accrued interest at the default rate plus reasonable professional fees; and (iii) Obligations as such term is defined in the Bowater Secured Bank Documents) under the Bowater Secured Bank Documents. The Bowater Secured Bank Claims are Allowed as provided in Section 2.9 of this Plan, which Allowed amounts include such additional amounts.

Plan Exhibit B3

Class 3 Claims

BCFPI Secured Bank Claims

Chapter 11 Debtor	Class No.	Allowed Principal Amount*
Bowater Alabama LLC	3A	Cdn $85,791,497.39 and $48,799,576.50
Bowater Canadian Forest Products Inc.	3B	Cdn $85,791,497.39 and $48,799,576.50
Bowater Canadian Holdings Incorporated	3C	Cdn $85,791,497.39 and $48,799,576.50
Bowater Canadian Limited	3D	Cdn $85,791,497.39 and $48,799,576.50
Bowater LaHave Corporation	3E	Cdn $85,791,497.39 and $48,799,576.50
Bowater Newsprint South Operations LLC	3F	Cdn $85,791,497.39 and $48,799,576.50
Bowater Shelburne	3G	Cdn $85,791,497.39 and $48,799,576.50

*	The Allowed Principal Amount set forth on this Exhibit B3 includes the portion of the BCFPI Secured Bank Claims for principal only reflected in the currency that such amounts remain outstanding, and does not take into account paragraph L(vii) of the DIP Facility Order and any agreement therein with respect to the currency or foreign exchange rate used to calculate distributions on account of the BCFPI Secured Bank Claims and it does not include the entirety of the Allowed BCFPI Secured Bank Claim, which includes all Claims for interest, fees and other amounts outstanding (including (i) reimbursement obligations for BCFPI Secured Bank Letters of Credit; (ii) accrued interest at the default rate plus reasonable professional fees; (iii) other Obligations as such term is defined in the BCFPI Secured Bank Documents, if any; and (iv) other payments that may become due on account of adequate protection payments on the DIP Facility Order, if any) under the BCFPI Secured Bank Documents. The BCFPI Secured Bank Claims are Allowed as provided in Section 2.10 of this Plan, which Allowed amounts include such additional amounts.

Plan Exhibit B4

Class 4 Claims

ACCC Term Loan Secured Guaranty Claims

Chapter 11 Debtor	Class No.	Allowed Principal Amount of Claim*
ABH LLC 1	4A	$346,898,769.39
Abitibi Consolidated Sales Corporation	4B	$346,898,769.39
Abitibi-Consolidated Alabama Corporation	4C	$346,898,769.39
Abitibi-Consolidated Corporation	4D	$346,898,769.39
Alabama River Newsprint Company	4E	$346,898,769.39
Augusta Woodlands, LLC	4F	$346,898,769.39
Donohue Corp.	4G	$346,898,769.39

*	The Allowed Principal Amount does not include Claims for interest, fees and other amounts outstanding under the ACCC Term Loan Documents. The ACCC Term Loan Secured Guaranty Claims are Allowed as provided in Section 2.11 of this Plan, which Allowed amounts include such additional amounts.

Plan Exhibit B5

Class 5 Claims

Other Secured Claims

Chapter 11 Debtor	Class No.
AbitibiBowater Inc.	5A
AbitibiBowater US Holding 1 Corp.	5B
AbitibiBowater US Holding LLC	5C
AbitibiBowater Canada Inc.	5D
Abitibi-Consolidated Alabama Corporation	5E
Abitibi-Consolidated Corporation	5F
Abitibi-Consolidated Finance LP	5G
Abitibi Consolidated Sales Corporation	5H
Alabama River Newsprint Company	5I
Augusta Woodlands, LLC	5J
Bowater Alabama LLC	5K
Bowater America Inc.	5L
Bowater Canadian Forest Products Inc.	5N
Bowater Canadian Holdings Incorporated	5O
Bowater Canadian Limited	5P
Bowater Finance Company Inc.	5Q
Bowater Finance II LLC	5R
Bowater Incorporated	5S
Bowater LaHave Corporation	5T
Bowater Maritimes Inc.	5U
Bowater Newsprint South LLC	5V
Bowater Newsprint South Operations LLC	5W
Bowater Nuway Inc.	5X
Bowater Nuway Mid-States Inc.	5Y
Bowater South American Holdings Incorporated	5Z
Bowater Ventures Inc.	5AA
Catawba Property Holdings, LLC	5BB
Coosa Pines Golf Club Holdings LLC	5CC
Donohue Corp.	5DD
Lake Superior Forest Products Inc.	5EE
Tenex Data Inc.	5FF
ABH LLC 1	5GG
ABH Holding Company LLC	5HH

Plan Exhibit B6

Class 6 Claims

Unsecured Claims

Chapter 11 Debtor	Class No.	Percent of New ABH Common Stock Allocated to Each Debtor (Subject to Dilution)[1]	Number of Shares of New ABH Common Stock Allocated to Each Debtor (Subject to Dilution)[1]
AbitibiBowater Inc.	6A	0.1%	141,299
AbitibiBowater US Holding 1 Corp.	6B	0.0%	0
AbitibiBowater US Holding LLC	6C	0.0%	0
AbitibiBowater Canada Inc.	6D	0.0%	2
Abitibi-Consolidated Alabama Corporation	6E	0.0%	0
Abitibi-Consolidated Corporation	6F	1.5%	1,492,873
Abitibi-Consolidated Finance LP	6G	0.3%	264,827
Abitibi Consolidated Sales Corporation	6H	4.3%	4,175,950
Alabama River Newsprint Company	6I	0.1%	50,644
Augusta Woodlands, LLC	6J	0.0%	19,274
Bowater Alabama LLC	6K	0.3%	260,991
Bowater America Inc.	6L	0.3%	297,490
Bowater Canada Finance Corporation	6M	0.2%	233,714	[2]
Bowater Canadian Forest Products Inc.	6N	7.0%	6,845,106
Bowater Canadian Holdings Incorporated	6O	0.0%	613
Bowater Canadian Limited	6P	0.0%	8,508
Bowater Finance Company Inc.	6Q	0.0%	0
Bowater Finance II LLC	6R	0.0%	0
Bowater Incorporated	6S	52.0%	50,468,374
Bowater LaHave Corporation	6T	0.0%	0
Bowater Maritimes Inc.	6U	0.0%	44,806
Bowater Newsprint South LLC	6V	0.0%	141
Bowater Newsprint South Operations LLC	6W	0.1%	55,395
Bowater Nuway Inc.	6X	0.0%	2,007
Bowater Nuway Mid-States Inc.	6Y	0.0%	3,974
Bowater South American Holdings Incorporated	6Z	0.0%	0
Bowater Ventures Inc.	6AA	0.0%	0
Catawba Property Holdings, LLC	6BB	0.0%	0
Coosa Pines Golf Club Holdings LLC	6CC	0.0%	1,521
Donohue Corp.	6DD	3.5%	3,385,539

[1]

The Plan provides the percentage and the number of shares of New ABH Common Stock allocated to each Debtor (including the Cross-Border Debtors) based on the total New ABH Common Stock to be issued under both this Plan and the CCAA Plan. The balance of New ABH Common Stock that this Exhibit B6 does not reflect will be distributed to the CCAA Debtors pursuant to the CCAA Plan.

[2]

Unless otherwise ordered by the Bankruptcy Court, shares of New ABH Common Stock allocable to BCFC shall be distributed to the Disbursing Agent to be held on behalf of BCFC and its creditors until further court order.

Chapter 11 Debtor	Class No.	Percent of New ABH Common Stock Allocated to Each Debtor (Subject to Dilution)[1]	Number of Shares of New ABH Common Stock Allocated to Each Debtor (Subject to Dilution)[1]
Lake Superior Forest Products Inc.	6EE	0.0%	67
Tenex Data Inc.	6FF	0.0%	0
ABH LLC 1	6GG	0.0%	0
ABH Holding Company LLC	6HH	0.0%	0

Plan Exhibit B6 (continued)

Class 6 Claims

Allowed Unsecured Note Claims

Unsecured Notes	Class No.(s)	Allowed Claim[1]
6.50% Notes	6S	$408,071,926
7.40% Revenue Bonds (2010) Loan Agreement	6S	$3,320,146
7.40% Revenue Bonds (2022) Loan Agreement	6S	$40,596,125
7.625% Revenue Bonds Loan Agreement	6S	$30,244,688
7.75% Revenue Bonds Loan Agreement	6S	$62,200,208
7.875% Senior Notes	6G	$7,972,373
8.00% Convertible Notes	6A, 6S	$387,304,167
9.00% Debentures	6S	$252,743,725
9.375% Debentures	6S	$205,669,708
9.50% Debentures	6S	$130,890,924
10.26% Senior Notes (Series D)	6N	$4,514,114
10.50% Senior Notes (Series B)	6N	$21,119,950
10.60% Senior Notes (Series C)	6N	$71,875,611
10.625% Senior Notes (Series A)	6N	$2,822,315
10.85% Debentures	6N	$107,872,474
13.75% Senior Secured Notes	6E, 6F, 6H, 6I, 6J, 6DD, 6GG	$338,906,585
15.50% Senior Notes	6E, 6F, 6H, 6I, 6J, 6DD, 6GG	$305,589,358
Floating Rate Notes (2010)	6S	$235,308,759
UDAG Loan	6W	$4,656,250

[1]	Please refer to Exhibit 4 of the Plan Support Agreement for additional detail on recoveries for Claims arising from the Unsecured Notes.

Plan Exhibit B7

Class 7 Claims

Convenience Claims

Chapter 11 Debtor	Class No.
AbitibiBowater Inc.	7A
AbitibiBowater US Holding 1 Corp.	7B
AbitibiBowater US Holding LLC	7C
AbitibiBowater Canada Inc.	7D
Abitibi-Consolidated Alabama Corporation	7E
Abitibi-Consolidated Corporation	7F
Abitibi-Consolidated Finance LP	7G
Abitibi Consolidated Sales Corporation	7H
Alabama River Newsprint Company	7I
Augusta Woodlands, LLC	7J
Bowater Alabama LLC	7K
Bowater America Inc.	7L
Bowater Canadian Forest Products Inc.	7N
Bowater Canadian Holdings Incorporated	7O
Bowater Canadian Limited	7P
Bowater Finance Company Inc.	7Q
Bowater Finance II LLC	7R
Bowater Incorporated	7S
Bowater LaHave Corporation	7T
Bowater Maritimes Inc.	7U
Bowater Newsprint South LLC	7V
Bowater Newsprint South Operations LLC	7W
Bowater Nuway Inc.	7X
Bowater Nuway Mid-States Inc.	7Y
Bowater South American Holdings Incorporated	7Z
Bowater Ventures Inc.	7AA
Catawba Property Holdings, LLC	7BB
Coosa Pines Golf Club Holdings LLC	7CC
Donohue Corp.	7DD
Lake Superior Forest Products Inc.	7EE
Tenex Data Inc.	7FF
ABH LLC 1	7GG
ABH Holding Company LLC	7HH

Plan Exhibit B8

Class 8 Claims

Intercompany Claims and Intercompany Interests

Subject to Sections 6.2, 6.3 and 6.17 of this Plan, and except as otherwise ordered by the Bankruptcy Court with respect to a particular Intercompany Claim or Intercompany Interest, on the Effective Date, at the option of the Debtors or the Reorganized Debtors, the Intercompany Claims shall either be (a) Reinstated, in full or in part, and treated in the ordinary course of business, or (b) cancelled and discharged, in full or in part; provided, however, that any such election by the Debtors or the Reorganized Debtors shall not impact any recoveries under this Plan. Unless otherwise ordered by the Bankruptcy Court with respect to a particular Intercompany Claim or Intercompany Interest, and subject to Sections 6.2, 6.3 and 6.17 hereof, holders of Intercompany Claims and Intercompany Interests shall not receive or retain any property on account of such Intercompany Claims and Interests to the extent such claim is cancelled and discharged as provided in Section 2.15(b).

Plan Exhibit B9

Class 9 Claims and Interests

Common Stock, Common Stock Claims, Exchangeable Shares and

Exchangeable Share Claims

Chapter 11 Debtor	Class No.
AbitibiBowater Inc.	9A
AbitibiBowater Canada Inc.	9D

Common Stock, Common Stock Claims, Exchangeable Shares and Exchangeable Share Claims shall be cancelled, and the holders of Common Stock, Common Stock Claims, Exchangeable Shares and Exchangeable Share Claims shall not be entitled to receive or retain any property on account of such Claims and Interests.

EXHIBIT 2:

Secured Funded Debt Claim Amounts as of October 31, 2010

Secured Funded Debt Claim Amounts as of October 31, 2010

	ACCC Term Loan	BCFPI		Bowater
Principal	$346,898,769.39	CD $ $	85,791,497.39 48,799,576.50	$203,837,867.44
Accrued But Unpaid Interest as of 10/31/10	$15,091,534.56	CD $ $	2,571,759.97 3,865,014.06	$6,229,386.58
Per Diem Interest Expense Calculation	$133,707.00	CD $ $	22,329.29 16,264.26	$54,449.84
Accrued But Unpaid Professional Fees and Expenses as of 10/31/10	$2,477,595.98	CD $ $	8,332.01 257,947.89	$451,096.68
Estimated Additional Professional Fees and Expenses	$113,100.00		$250,000.00	$272,500.00
Accrued But Unpaid L/C Fees as of 10/31/10	N/A	CD $ $	42,133.78 3,390.64	$2,399,927.93
Per Diem L/C Fee Calculation	N/A	CD $ $	29.79 2.40	$14,118.11
Accrued But Unpaid Hedging Obligations as of 10/31/10	N/A		N/A	$71,539.00
Per Diem Hedging Obligation Calculation	N/A		N/A	$2.40

EXHIBIT 3:

Claims Agent Agreement

1

Avidity Partners

a Limited Liability Company

November 3, 2010

AbitibiBowater Inc.

Jacques P. Vachon

1155 Metcalfe Street, Suite 800

Montreal, Quebec

Canada H3B 5H2

Official Committee of Unsecured Creditors

c/o Paul, Hastings, Janofsky & Walker LLP

Luc A. Despins

Robert E. Winter

75 East 55th Street

New York, NY 10022

Re:	Post-Effective Date Claims Agent of AbitibiBowater Inc.

Introduction

Subject to the approval of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), by this letter AbitibiBowater Inc. hereby retains Avidity Partners, LLC (“Avidity Partners”) to act as the agent (the “Post-Effective Date Claims Agent”) for AbitibiBowater Inc. and its affiliated chapter 11 debtors and the Reorganized Debtors (collectively, the “Debtors” or “AbitibiBowater”) in proceedings pending before the Bankruptcy Court, effective as of the date of execution hereof. In Avidity Partners’ role as Post-Effective Date Claims Agent, Avidity Partners will provide Services (as defined herein) to the Debtors as set forth below. This letter of engagement (the “Engagement”) and the related Standard Terms and Conditions together constitute the engagement contract (the “Engagement Contract”) pursuant to which the Services will be provided.

Scope of Services

Avidity Partners shall become the Post-Effective Date Claims Agent of AbitibiBowater and each of its affiliated Debtors and in such capacity as Post-Effective Date Claims Agent, Avidity Partners shall, except as provided for in the Plan, be authorized and empowered to evaluate, make, file, prosecute, settle and abandon objections to (i) any Disputed Claims in the Disputed Claims Pool,1 (ii) any Post-Effective Date Claims Agent Avoidance Actions, and (iii) any Section 510 Actions. For the avoidance of doubt, the Post-Effective Date Claims Agent Avoidance Actions shall not include potential preference claims under section 547 of the Bankruptcy Code (x) with respect to vendors that are sole source suppliers or that

1    Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Debtors’ Second Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated August 2, 2010 (as it may be further amended or supplemented, the “Plan”).

One Lincoln Centre, 18W140 Butterfield Road, Oakbrook Terrace, IL 60181	Tel: (630) 613-7300

offer the Debtors favorable trade terms, as set forth on a list to be compiled by the Debtors and approved by the Creditors Committee, on or prior to the Effective Date of the Plan, or (y) that involve payments or transfers made during the applicable “lookback” period that in the aggregate are less than $350,000 per transferee, or (z) against any persons who are directors, officers, managers, employees or agents of any of the Debtors as of and including the Effective Date; and further provided, however, that the Post-Effective Date Claims Agent Avoidance Actions shall not include any avoidance claims covered by the 8.00% Convertible Notes Stipulation. For the avoidance of doubt, Avidity Partners may use a Post-Effective Date Claims Agent Avoidance Action to object under section 502(d) of the Bankruptcy Code to any Claim of an entity or transferee subject to Section 502(d) of the Bankruptcy Code on account of such Post-Effective Date Claims Agent Avoidance Action. Avidity Partners also has the right to file an objection to any Fee Claims asserted by Professionals retained on behalf of the Debtors. Subject to Section 4.3 of the Plan, Avidity Partners shall file objections on or before the Claims Objection Deadline to any Claim that is not an Allowed Claim as of the Effective Date of the Plan. All amounts recovered by Avidity Partners as a result of its prosecution or settlement of any Post-Effective Date Claims Agent Avoidance Action or Section 510 Action shall be promptly paid to the Reorganized Debtors.

The resolution of all Claims against the Cross-Border Debtors remain subject to the Cross-Border Claims Reconciliation Protocol and Avidity Partners shall have the rights and duties of the Creditors Committee under the Cross-Border Claims Reconciliation Protocol.

Before bringing any (i) objections to Disputed Claims in the Disputed Claims Pool; (ii) Post-Effective Date Claims Agent Avoidance Actions other than Post-Effective Date Claims Agent Avoidance Actions brought solely for purposes of section 502(d) of the Bankruptcy Code; or (iii) Section 510 Actions, in each case with respect to a party with a current contractual or supplier relationship with the Debtors, a then current employee of the Reorganized Debtors, or then current officer or director of the Company, Avidity Partners shall consult with the Reorganized Debtors (or the Reorganized Debtors’ designee). The Debtors and Reorganized Debtors retain the authority to prosecute, settle, compromise and otherwise resolve all labor grievances arising under Collective Bargaining Agreements pursuant to the terms and conditions of the governing Collective Bargaining Agreement. Avidity Partners shall provide periodic updates on Claims resolutions to the Reorganized Debtors (or the Reorganized Debtors’ designee). Notwithstanding the foregoing, and subject to section 4.3(j) of the Plan, Avidity Partners shall have full authority to bring and settle (x) any Claims in the Disputed Claims Pool, (y) any Post-Effective Date Claims Agent Avoidance Action that would result in a recovery of less than $500,000, and (z) any Section 510 Action. Any settlements of a Post-Effective Date Claims Agent Avoidance Action that results in a recovery in excess of $500,000 shall require approval by the Reorganized Debtors.

Within thirty (30) days following the end of each February, May, August and November until all Disputed Claims in the Disputed Claims Pool have been Allowed or Disallowed and all Post-Effective Date Claims Agent Avoidance Actions and Section 510 Actions have been settled, abandoned or prosecuted to judgment and recoveries of judgments received, Avidity Partners shall provide to the Reorganized Debtors a report with such information and detail as the Reorganized Debtors shall reasonably request in order for them to make the distributions described in Article III of the Plan. Such report shall also be filed publicly with the Bankruptcy Court.

Any previously prosecuted objections to any Disputed Claims in the Disputed Claims Pool, any Post-Effective Date Claims Agent Avoidance Actions and any Section 510 Actions that are pending as of the Effective Date of the Plan shall be deemed to have been assigned to Avidity Partners, and Avidity Partners shall have the sole and exclusive right, subject to the limitations set forth in the Plan, to continue the prosecution of such Disputed Claims in the Disputed Claims Pool, Post-Effective Date Claims Agent Avoidance Action or Section 510(c) Action, abandon such Claim objections or action, or settle or compromise such Disputed Claims or action, subject to the terms of Section 4.3 of the Plan; provided, however, that notwithstanding the foregoing, the Debtors and Reorganized Debtors shall retain the Causes of Action, and right to resolve, evaluate and prosecute the objections to Disputed Claims, which the Debtors shall identify on a schedule provided to the Creditors Committee prior to the Effective Date. Subject to further order of the Bankruptcy Court and the terms of this Engagement and notwithstanding anything in the Plan to the contrary, the Debtors, BCFC or Reorganized Debtors, as applicable, retain the right to resolve, evaluate and prosecute the BCFC Contribution Claim and any objections thereto, and resolution of, or any claims and defenses of the Debtors, BCFC or Reorganized Debtors relating to or arising from the BCFC Contribution Claim or the 7.95% Notes Guaranty Claims, shall not be assigned to Avidity Partners.

Avidity Partners shall have the same rights with respect to the evaluation and resolution of the BCFC Contribution Claim, and any claims, defenses, or objections related thereto, as does the Creditors Committee, including standing to be heard under section 1109(b) of the Bankruptcy Code, provided that Avidity Partners shall act in the best interests of creditors of estates subject to the Plan.

Avidity Partners shall be entitled to retain counsel and other advisors to exercise the foregoing rights and duties (the “Claims Agent Professionals”). The Claims Agent Professionals, as well as the terms of their employment, shall be reasonably satisfactory to Avidity Partners and the Reorganized Debtors. The Reorganized Debtors shall pay all reasonable and documented fees and expenses of the Claims Agent Professionals (the “Claims Agent Professionals’ Fee and Expense Claims”) on a monthly basis, provided, however, that the Reorganized Debtors may dispute any portion of a Claims Agent Professionals’ Fee and Expense Claim (a “Disputed Claims Agent Professionals’ Fee and Expense Claim”), in which case (x) the Reorganized Debtors shall pay the portion of the Claims Agent Professionals’ Fee and Expense Claim that is not specifically disputed, and (y) in the absence of a consensual resolution of the Disputed Claims Agent Professionals’ Fee and Expense Claim, the Reorganized Debtors or the applicable Claims Agent Professionals shall submit the Disputed Claims Agent Professionals’ Fee and Expense Claim to the Bankruptcy Court for adjudication.

Except as set forth herein and in the Plan, notwithstanding that Avidity Partners shall have the right to file objections to Disputed Claims in the Disputed Claims Pool, litigate and/or settle objections to Disputed Claims in the Disputed Claims Pool on behalf of the Debtors and their Estates, and commence, prosecute, litigate and settle any Post- Effective Date Claims Agent Avoidance Actions or Section 510 Actions, nothing contained herein shall be deemed to obligate the Post-Effective Date Claims Agent to take any such actions, all of which shall be determined by Avidity Partners in its sole and absolute discretion.

Fees

Fees in connection with this Engagement will be based upon the time incurred providing the Services, multiplied by a blended fixed rate for all staff and principals, including Mr. Ray, of $350 per hour. This hourly rate may be revised periodically.

In addition to the fees outlined above, Avidity Partners will bill for reasonable expenses which it incurs on your behalf during this Engagement, including, but not limited to, legal fees, accounting and tax return preparation fees, errors and omissions insurance for Avidity Partners, bonding or errors and omissions insurance costs, airfare, meals, hotel accommodations, telephone, industry research, duplicating and printing, etc. Further, if Avidity Partners and/or any of its employees are required to testify or provide evidence at or in connection with any judicial or administrative proceeding relating to this matter, Avidity Partners will be compensated by you at its regular hourly rates and reimbursed for reasonable out of pocket expenses (including counsel fees) with respect thereto.

Invoices for fees and expenses incurred in connection with this Engagement will be billed monthly, and are due within 30 days of receipt. Invoices must be reasonably detailed.

Avidity Partners shall be entitled to the fees set forth herein only up to and through the earlier to occur of (x) the date on which all Disputed Claims in the Disputed Claims Pool and all Post-Effective Date Claims Agent Avoidance Actions have been resolved or adjudicated pursuant to a Final Order and (y) the date on which Avidity Partners resigns, terminates its engagement as Post-Effective Date Claims Agent or is removed pursuant to Section 4.3(e) of the Plan.

On or before the Effective Date of the Plan, the Debtors shall deposit $750,000, or such other amount as reasonably agreed to by the Debtors and the Creditors Committee, into an account designated by and held in the name of the Post-Effective Date Claims Agent (the “Post-Effective Date Claims Agent Fund”), which amounts shall be used by Avidity Partners from and after (but not for services rendered or costs or expenses incurred before) the Effective Date to perform its duties and responsibilities set forth in the Engagement Contract (other than for the payment of the Claims Agent Professionals, who shall be paid by the Reorganized Debtors as provided in Section 4.3(c) of the Plan). If, subsequent to the initial funding of the Post-Effective Date Claims Agent Fund, Avidity Partners determines that the amount then held in the Post-Effective Date Claims Agent Fund is insufficient for it to conclude the performance of its duties, it shall notify the Reorganized Debtors, and they shall meet together in good faith to determine what, if any, additional amounts should be deposited by the Reorganized Debtors into the Post-Effective Date Claims Agent Fund. The Reorganized Debtors shall determine the amount of subsequent funding of the Post- Effective Date Claims Agent Fund.

Terms and Conditions

The attached Standard Terms and Conditions set forth the duties of each party with respect to the Services. Subject to the Plan and Confirmation Order, this letter and the Standard Terms and Conditions attached comprise the entire Engagement Contract for the provision of the Services to the exclusion of any other express or implied terms, whether expressed orally or in writing, including any conditions, warranties and representations, and shall supersede all previous proposals, letters of engagement, undertakings, agreements, understandings, correspondence and other communications, whether written or oral, regarding the Services.

Conflicts of Interest

Based on our understanding of the engagement documents and other related parties in the Bankruptcy Court proceedings, we have undertaken a limited review of our records to determine Avidity Partners’ professional relationships with Debtors and certain related parties.

From the results of such review, we were not made aware of any conflicts of interest or additional relationships that we believe would preclude us from performing the Services. We are regularly engaged by new clients, which may include one or more parties that may be in conflict with the Debtors. We will not knowingly accept an engagement that directly conflicts with this Engagement without your prior written consent.

Acknowledgement and Acceptance

Please acknowledge your acceptance of the terms of this Engagement Contract by signing both the confirmation below and the attached Standard Terms and Conditions and returning a copy of each to us at the above address.

If you have any questions regarding this letter or the attached Standard Terms and Conditions, please do not hesitate to contact John Ray at (630) 613-7300.

Yours faithfully,

AVIDITY PARTNERS, LLC

By:	/s/ John J. Ray III
John J. Ray III Managing Director

Attachment – As stated

Confirmation of Terms of Engagement

We agree to engage Avidity Partners, LLC upon the terms set forth herein and in the attached Standard Terms and Conditions.

AbitibiBowater Inc.

By:	/s/ Jacques P. Vachon
Jacques P. Vachon, Senior Vice President Corporate Affairs and CLO

Date: November 9, 2010

STANDARD TERMS AND CONDITIONS

The following are the Standard Terms and Conditions on which Avidity Partners will provide the Services to AbitibiBowater, Inc. and the Reorganized Debtors (collectively, the “Debtors” or “AbitibiBowater”) set forth within the attached letter of engagement dated November 3, 2010. The Engagement letter and the Standard Terms and Conditions (collectively the “Engagement Contract”) form the entire agreement between Avidity Partners and AbitibiBowater relating to the Services and replace and supersede any previous proposals, letters of engagement, undertakings, agreements, understandings, correspondence and other communications, whether written or oral, regarding the Services. The headings and titles in the Engagement Contract are included to make it easier to read but do not form part of the Engagement Contract.

1. Reports and Advice

1.1 Furnishing of reports -Within thirty (30) days following the end of each February, May, August and November until all Disputed Claims1 in the Disputed Claims Pool have been Allowed or Disallowed and all Post-Effective Date Claims Agent Avoidance Actions and Section 510 Actions have been settled, abandoned or prosecuted to judgment and recoveries of judgments received, Avidity Partners shall provide to the Reorganized Debtors a report with such information and detail as the Reorganized Debtors shall reasonably request in order for them to make the distributions described in Article III of the Plan, which report shall also be filed publicly on the docket of the Bankruptcy Court.

1.2 Use and purpose of advice and reports -Any advice given or report issued by Avidity Partners, other than any report Avidity Partners must file publicly with the Bankruptcy Court as provided herein or pursuant to the Plan, is provided for AbitibiBowater’s use and benefit and only in connection with the purpose in respect of which the Services are provided. Unless required by law or as provided in the preceding sentence, AbitibiBowater shall not provide any advice given or report issued by Avidity Partners to any third party, without Avidity Partners’ prior written consent. In no event, regardless of whether consent has been provided, shall Avidity Partners assume any responsibility to any third party to which any advice or report is disclosed or otherwise made available.

2. Information and Assistance

2.1 Provision of information and assistance -Avidity Partners performance of the Services is dependent upon timely and complete access to such information and assistance as Avidity Partners may reasonably require from time to time.

2.2 No assurance on financial data -While Avidity Partners work may include an analysis of financial and accounting data, the Services will not include an audit, compilation or review of any kind of any financial statements or components thereof. AbitibiBowater will

1 Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Debtors’ Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated August 2, 2010 (as it may be further amended or supplemented, the “Plan”).

be responsible for any and all financial information provided to Avidity Partners during the course of this Engagement, and Avidity Partners will not examine or compile or verify any such financial information. Moreover, the circumstances of the Engagement may cause Avidity Partners advice to be limited in certain respects based upon, among other matters, the extent of sufficient and available data and the opportunity for supporting investigations in the time period. Accordingly, as part of this Engagement, Avidity Partners will not express any opinion or other form of assurance on financial information provided by AbitibiBowater.

2.3 Prospective financial information -In the event the Services involve prospective financial information, Avidity Partners work will not constitute an examination or compilation, or apply agreed-upon procedures, in accordance with standards established by the American Institute of Certified Public Accountants or otherwise, and Avidity Partners will express no assurance of any kind on such information. There will usually be differences between estimated and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. Avidity Partners will take no responsibility for the achievability of results or events projected or anticipated by AbitibiBowater’s management.

3. Additional Services

3.1 Responsibility for other parties -Avidity Partners is not responsible for the work and fees of any other party engaged by, or affiliated with, AbitibiBowater to provide services in connection with the Engagement, provided that Avidity Partners shall be responsible for any of its officers, employees and independent contractors employed by it. Except as provided in this Engagement Contract, Avidity Partners shall not be responsible for providing or reviewing the advice or services of any such third party, including advice as to legal, regulatory, accounting or taxation matters.

4. Confidentiality

For purposes of this Section 4, “Information” means all non-public, confidential or proprietary materials and information relating to the respective businesses and operations of AbitibiBowater, whether owned by it or third parties, that is disclosed by AbitibiBowater or its representatives or is acquired in the course of discussions or investigations, in whatever form provided, and includes, without limitation: (a) financial information; (b) business plans, products and services, marketing and sales information, customer lists, volumes and pricing information; (c) purchasing information; (d) employee lists, policies and files; (d) trade secrets, operating and training procedures, production processes, research and development data, samples, test results, formulas, designs, specifications, know-how, inventions and ideas, improvements, discoveries, software (including passwords and source and object code), database technologies, and any other intellectual property and other technical information; (e) all agreements and transaction information; (f) all notes, summaries, studies, analyses and other material that are prepared by Avidity Partners or its representatives and contain or are generated from Information.

“Information” does not include information that: (i) is or becomes generally known by or available to the public other than as a result of a disclosure by Avidity Partners or its representatives in breach of this Engagement Contract; (ii) Avidity Partners can show, by competent evidence, was known to it or any of its representatives on a non-confidential basis prior to disclosure thereof to Avidity Partners or its representatives; (iii) becomes available to Avidity Partners or any of its representatives on a non-confidential basis from a source other than AbitibiBowater or its representatives, provided that such source is not known to Avidity Partners or such representative to be subject to any prohibition against transmitting such information to it; or (iv) is independently developed by Avidity Partners or any of its representatives without reliance on the Information.

4.1 Use and Disclosure Restrictions: Avidity Partners acknowledges that all Information is valuable and confidential to AbitibiBowater, remains its respective property and will be kept by Avidity Partners and its representatives and agents in strict confidence. Avidity Partners will only use or copy the Information for the purpose of performing the Services under this Engagement Contract. Avidity Partners will not, directly or indirectly, disclose Information to any person, except (a) on a confidential basis to its agents and representatives who need to know such Information for performing the Services under this Engagement Contract, (b) as specifically consented to in writing by the AbitibiBowater or (c) as required by the Bankruptcy Court. Avidity Partners will exercise reasonable care to preserve the confidentiality of the Information and will employ at least the same safeguards as it uses to protect its own confidential information of a similar nature. Avidity Partners will not modify, disassemble, decompile or otherwise reverse engineer the Information. Avidity Partners will be responsible for all uses, copying and disclosures of Information by its representatives and agents.

4.2 Legally Required Disclosure: If Avidity Partners or any of its representatives or agents becomes legally compelled (whether by law, rule, regulation, subpoena or similar court or other lawful process) to disclose Information, Avidity Partners will promptly notify AbitibiBowater so that AbitibiBowater may (but it need not) seek a protective order or other appropriate remedy, with Avidity Partners’ cooperation, or waive compliance with the provisions of this Engagement Contract. In any event, Avidity Partners and its representatives will furnish only that portion of the Information which, based on advice of legal counsel, it believes is legally required and will exercise reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to such Information.

4.3 Return and Destruction of Materials: Promptly after AbitibiBowater’s request at any time and upon termination or expiration of this Engagement Contract, Avidity Partners will return all Information consisting of original documents received from AbitibiBowater or its representatives and it will destroy all other Information that is in tangible form and is in its or its representatives’ and agents’ possession, without retaining copies. Promptly after AbitibiBowater’ request, Avidity Partners will certify such return or destruction in writing.

4.4 No Right Granted: Nothing in this Agreement is intended to grant to Avidity Partners or any of its representatives any intellectual property right or license or any other rights or interest for, in or to the Information.

4.5 Disclosing Confidential Information: Notwithstanding the above, either party will be entitled to disclose confidential information of the other to a third party to the extent that such third party is subject to a confidentiality agreement (or such other arrangement acceptable to AbitibiBowater) with AbitibiBowater to protect confidential information, or such disclosure is required by valid legal process or by order of the Bankruptcy Court, provided that (and without breaching any legal or regulatory requirement) where reasonably practicable not less than 2 business days’ notice in writing is first given to the other party.

5. Termination

5.1 Termination of Engagement -In the event that Avidity Partners resigns or otherwise terminates its service in such capacity prior to the resolution or adjudication of all Disputed Claims in the Disputed Claims Pool, the Reorganized Debtors shall designate a successor Post-Effective Date Claims Agent (which shall be vested with all of the rights and powers set forth in Section 4.3 of the Plan).

In the event of any dispute regarding the conduct of, or exercise of the duties of, Avidity Partners or the Claims Agent Professionals, the Reorganized Debtors may submit such dispute to the Bankruptcy Court, provided, however, that the Post-Effective Date Claims Agent may only be removed for gross negligence, willful misconduct or fraud.

5.2 Continuation of terms -The terms of the Engagement that by their context are intended to be performed after termination or expiration of this Engagement Contract and are intended to survive such termination or expiration and shall continue to bind all parties, provided, however, that Avidity Partners shall be entitled to compensation, as set forth in the Engagement Contract, only up to and through the earlier to occur of (x) the date on which all Disputed Claims in the Disputed Claims Pool and all Post-Effective Date Claims Agent Avoidance Actions have been resolved or adjudicated pursuant to a Final Order and (y) the date on which Avidity Partners resigns, terminates its engagement as Post-Effective Date Claims Agent or is removed pursuant to Section 4.3(e) of the Plan.

6. Limitation of Liability -You agree that neither Avidity Partners or its officers , Directors, employees or independent contractors shall have any liability as a result of Avidity Partners’ retention, the execution and delivery of this Engagement Contract, the provision of Services or other matters relating to or arising from this Engagement Contract, provided this limitation of liability will not apply to liabilities that shall have been determined by final nonappealable order of a court of competent jurisdiction to have resulted from gross negligence, fraud or reckless, intentional or willful misconduct of Avidity Partners or its officers, Directors, employees or independent contractors. In no event shall Avidity Partners be liable for consequential, indirect or punitive damages, damages for lost profits or opportunities or other like damages or claims of any kind and further, the maximum liability that Avidity Partners shall have, other than circumstances determined by final non-appealable order of a court of competent jurisdiction to be fraud, reckless or willful misconduct, shall be the amount of fees paid to Avidity Partners.

7. Assignment -Avidity Partners may assign this Engagement Contract to any entity of which Mr. Ray is a principal. Avidity Partners agrees to provide reasonable notice of such proposed assignment to the Reorganized Debtors. The assignee of such assignment shall be bound by the terms and conditions of the Engagement Contract and the Plan in their entirety.

8. Governing Law and Jurisdiction -The Engagement Contract shall be governed by and interpreted in accordance with the laws of the State of Delaware, without giving effect to the choice of law provisions thereof. The parties agree to the jurisdiction of the Bankruptcy Court to hear and resolve any dispute under this Engagement Contract. If the Bankruptcy Court declines or otherwise does not exercise jurisdiction over any such dispute, then the parties agree that any such dispute shall be heard and resolved in a state or federal court or competent jurisdiction located in Delaware.

Confirmation of Standard Terms and Conditions

We agree to engage Avidity Partners, LLC upon the terms and conditions set forth herein.

Committee of Unsecured Creditors

By:

Date:

AbitibiBowater Inc.

By:	/s/ Jacques P. Vachon
Jacques P. Vachon, Senior Vice President Corporate Affairs and CLO

Date: November 9, 2010